UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

PIEDMONT NATURAL GAS COMPANY, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:
	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing party:
	4.	Date Filed:

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, NC 28210

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

December 14, 2015

Dear Shareholder:

Piedmont Natural Gas Company, Inc. has entered into an Agreement and Plan of Merger whereby it has agreed to be acquired by Duke Energy Corporation for $60.00 per share in cash.

A special meeting of shareholders of Piedmont Natural Gas Company, Inc., a North Carolina corporation (“Piedmont” or the “Company”), will be held on January 22, 2016, at 8:30 a.m. local time, at the Company’s corporate headquarters, 4720 Piedmont Row Drive, Charlotte, North Carolina 28210 for the purpose of approving the merger agreement and related actions as described in this proxy statement. You are cordially invited to attend.

On October 24, 2015, Piedmont entered into an Agreement and Plan of Merger (the “merger agreement”) with Duke Energy Corporation (“Duke Energy”) and Forest Subsidiary, Inc., a wholly-owned direct subsidiary of Duke Energy (“Merger Sub”), providing for the acquisition of Piedmont by Duke Energy at a price of $60.00 per share in cash, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Piedmont (the “merger”), with Piedmont surviving the merger as a wholly-owned direct subsidiary of Duke Energy. At the special meeting, Piedmont will ask you to approve the merger agreement.

At the effective time of the merger, each share of Piedmont’s common stock, no par value per share (“Company common stock”), issued and outstanding immediately prior to the effective time, other than shares owned by Duke Energy, Merger Sub or any other direct or indirect wholly-owned subsidiary of Duke Energy, will be converted into the right to receive $60.00 in cash, without interest and less any applicable withholding taxes. This represents a 42.1% premium over the closing price of Company common stock on October 23, 2015, the last trading day prior to the announcement of the merger.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of Piedmont (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted resolutions (i) determining that it is in the best interests of Piedmont and its shareholders for Piedmont to enter into the merger agreement, (ii) adopting the merger agreement and approving Piedmont’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of Piedmont approve the merger agreement and directing that the merger agreement be submitted to Piedmont’s shareholders for approval at a duly held meeting of Piedmont’s shareholders for such purpose. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal described in the accompanying proxy statement and “FOR” the adjournment of the special meeting proposal, if necessary or appropriate, as described in the accompanying proxy statement.

Whether or not you plan to attend the special meeting and regardless of the number of shares of Company common stock you own, your careful consideration of, and vote on, the proposal to approve the merger agreement is important and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is approved by shareholders holding a majority of the outstanding shares of Company common stock as of the close of business on December 2, 2015. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

After reading the accompanying proxy statement, please promptly vote by submitting your proxy by telephone, by internet or by mail. The “Questions and Answers About the Special Meeting and the Merger” section of the proxy statement contains instructions for submitting your proxy.

If you have any questions or need assistance voting your shares, please contact D.F. King & Co., Inc., Piedmont’s proxy solicitor for the special meeting, toll free at (866) 828-0221 or via email at pny@dfking.com.

We encourage you to join us in voting to approve the merger agreement that our management team and the Board view as highly beneficial to our shareholders.

Very truly yours,

Thomas E. Skains

Chairman of the Board of Directors, President and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy, accuracy or completeness of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated December 14, 2015 and is first being mailed to our shareholders on or about December 16, 2015.

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, NC 28210

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date:	8:30 a.m. local time, on January 22, 2016

Place:	Piedmont Natural Gas Company, Inc., 4720 Piedmont Row Drive, Charlotte, North Carolina 28210

Purpose:

1.      To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated October 24, 2015 (the “merger agreement”), by and among Duke Energy Corporation, a Delaware corporation (“Duke Energy”), Forest Subsidiary, Inc., a newly formed North Carolina corporation that is a direct, wholly-owned subsidiary of Duke Energy (“Merger Sub”), and Piedmont Natural Gas Company, Inc., a North Carolina corporation (“Piedmont” or the “Company”).

2.      To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal.”

3.      To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Your vote is very important. The merger cannot be completed unless the proposal to approve the merger agreement receives the affirmative vote of holders of a majority of all outstanding shares of Company common stock.

Record Date:	Only shareholders of record as of the close of business on December 2, 2015 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

General:

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of Piedmont approve the merger agreement and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose.

The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Please vote telephonically or electronically for the matters before our shareholders as described in the accompanying proxy statement, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying prepaid envelope to ensure that your shares are represented at the special meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

By Order of the Board of Directors,

Judy Z. Mayo

Vice President, Corporate Secretary and

Deputy General Counsel

Annexes
Annex A	Agreement and Plan of Merger, by and among Piedmont Natural Gas Company, Inc., Forest Subsidiary, Inc. and Duke Energy Corporation, dated October 24, 2015
Annex B	Opinion Letter of Goldman, Sachs & Co., dated October 24, 2015
Annex C	North Carolina Business Corporation Act, Section 55-13-02

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, NC 28210

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 22, 2016

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of shareholders of Piedmont Natural Gas Company, Inc., which we refer to as “Piedmont,” the “Company,” “we,” “us” or “our.” The special meeting will be held on January 22, 2016, at 8:30 a.m. local time, at the Company’s corporate headquarters, 4720 Piedmont Row Drive, Charlotte, North Carolina 28210. We are furnishing this proxy statement to shareholders of the Company as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the “Board,” for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated December 14, 2015 and is first being mailed to our shareholders on or about December 16, 2015.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 82.

The Parties (page 16)

Piedmont Natural Gas Company, Inc.

Piedmont is an energy services company whose principal business is the distribution of natural gas to over one million residential, commercial, industrial and power generation customers in portions of North Carolina, South Carolina and Tennessee, including customers served by municipalities. We are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, regulated interstate natural gas transportation and storage and regulated intrastate natural gas transportation.

In the Carolinas, our service area is comprised of numerous cities, towns and communities. We provide service from resource centers in Anderson, Greenville and Spartanburg in South Carolina and Charlotte, Salisbury, Greensboro, Winston-Salem, High Point, Burlington, Hickory, Indian Trail, Spruce Pine, Reidsville, Fayetteville, New Bern, Wilmington, Tarboro, Elizabeth City, Rockingham and Goldsboro in North Carolina. In North Carolina, we also provide natural gas service to Greenville, Rocky Mount and Wilson. In Tennessee, our service area is the metropolitan area of Nashville, including wholesale natural gas service to Gallatin and Smyrna.

We have three reportable business segments, consisting of regulated utility, regulated non-utility activities and unregulated non-utility activities, with the regulated utility segment being the largest. Factors critical to the success of the regulated utility include operating a safe and reliable natural gas distribution system and the ability to recover the costs and expenses of the business in the rates charged to customers. The regulated non-utility activities segment consists of our equity method investments in joint venture regulated energy-related businesses that are held by our wholly-owned subsidiaries. The unregulated non-utility activities segment consists primarily of our equity method investment in an unregulated energy-related joint venture that is held by a wholly-owned subsidiary.

Duke Energy Corporation

Duke Energy Corporation, which we refer to as “Duke Energy,” is an energy company headquartered in Charlotte, North Carolina, subject to regulation by the Federal Energy Regulatory Commission (FERC). Duke Energy is the largest electric power holding company in the United States. Its regulated utility operations serve approximately 7.3 million electric customers located in six states in the Southeast and Midwest. Its commercial power and international energy business segments own and operate diverse power generation assets in North America and Latin America, including a growing portfolio of renewable energy assets in the United States.

Duke Energy operates in the United States and Latin America primarily through its direct and indirect subsidiaries. Duke Energy’s subsidiaries include its subsidiary registrants (collectively referred to as the Subsidiary Registrants): Duke Energy Carolinas, LLC (“Duke Energy Carolinas”); Progress Energy, Inc. (“Progress Energy”); Duke Energy Progress, LLC (“Duke Energy Progress”); Duke Energy Florida, LLC (“Duke Energy Florida”); Duke Energy Ohio, Inc. (“Duke Energy Ohio”); and Duke Energy Indiana, Inc. (“Duke Energy Indiana”).

Merger Sub

Merger Sub was formed by Duke Energy solely for the purpose of completing the merger. Merger Sub is a wholly-owned subsidiary of Duke Energy and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Merger (page 22)

The Company, Duke Energy and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” on October 24, 2015. A copy of the merger agreement is attached as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into the Company, which we refer to as the “merger.” The Company will survive the merger as a wholly-owned direct subsidiary of Duke Energy.

Upon the consummation of the merger, each share of the Company’s common stock, no par value per share, which we refer to as “Company common stock,” that is issued and outstanding immediately prior to the effective time of the merger, which we refer to as the “effective time,” other than shares owned by Duke Energy, Merger Sub or any other direct or indirect wholly-owned subsidiaries of Duke Energy, will be converted into the right to receive $60.00 in cash, which we refer to as the “merger consideration,” without interest and less any applicable withholding taxes.

Because the merger consideration will be paid in cash, you will receive no equity interest in Duke Energy, and after the effective time, you will have no equity interest in the Company and you will no longer have any interest in the Company’s future earnings or growth.

The Special Meeting (page 17)

The special meeting will be held on January 22, 2016, at 8:30 a.m. local time, at the Company’s corporate headquarters, 4720 Piedmont Row Drive, Charlotte, North Carolina 28210. At the special meeting, you will be asked to, among other things, vote for the approval of the merger agreement, the nonbinding compensation proposal (as described below under “Questions and Answers About the Special Meeting and the Merger—What proposals will be considered at the special meeting?”) and, if necessary or appropriate, the adjournment of the special meeting proposal. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.

Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement (page 18)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on December 2, 2015, the record date for the special meeting. As of the close of business on the record date, there were 80,890,885 shares of Company common stock outstanding and entitled to vote, held by 13,824 shareholders of record. You may cast one vote for each share of Company common stock that you held on the record date on each of the proposals presented in this proxy statement. The approval of the merger agreement by the Company’s shareholders requires the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting.

Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement (page 32)

After careful consideration, the Board unanimously adopted the merger agreement and resolved to recommend that the Company’s shareholders vote to approve the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The Board has determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the Company’s shareholders. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 32.

Opinion of Financial Advisor (page 36 and Annex B)

Goldman, Sachs & Co., which we refer to as “Goldman,” delivered its opinion to the Board that, as of October 24, 2015 and based upon and subject to the factors and assumptions set forth therein, the $60.00 in cash per share of Company common stock to be paid to the holders (other than Duke Energy and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman, dated October 24, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter. Pursuant to the terms of an engagement letter between the Company and Goldman, the Company has agreed to pay Goldman a transaction fee of approximately $24 million, $7.2 million of which became payable upon announcement of the merger and the remainder of which is contingent upon consummation of the merger.

For a more complete description, please see the section of this proxy statement entitled “The Merger—Opinion of Goldman, Sachs & Co.” beginning on page 36.

Certain Effects of the Merger (page 42)

Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly-owned direct subsidiary of Duke Energy.

Following the consummation of the merger, shares of Company common stock will no longer be traded on the New York Stock Exchange, which we refer to as the “NYSE,” or any other public market, and the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” will be terminated. Accordingly, once the Company has completed the deregistration of Company common stock following the consummation of the merger, the Company will no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the “SEC,” with respect to the Company common stock.

Effects on the Company if Merger is Not Completed (page 43)

In the event that the proposal to approve the merger agreement does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Duke Energy a termination fee. If the merger agreement is terminated under certain other circumstances, however, Duke Energy may be obligated to pay the Company a termination fee. Please see the sections of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 76.

Treatment of Equity Awards (page 61)

Retention Stock Unit Awards

Each retention stock unit award of the Company granted under the Company’s equity incentive plans (and each retention stock unit of the Company that would result, pursuant to the terms of the applicable award agreement, from crediting the amount of cash dividends accrued but not yet credited to the shares of Company common stock subject to such retention stock units) will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration.

Performance Share Awards

Each performance share award of the Company granted under the Company’s equity incentive plans prior to the execution of the merger agreement will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award (based on target performance or, if the effective time occurs within 2  1⁄2 months after the end of the applicable performance period but prior to settlement of the performance share awards, the greater of target or the actual number of shares of Company common stock issuable with respect to such performance share award based on actual performance) multiplied by the merger consideration (subject to proration consistent with past practice for certain retired Company employees). Each performance share award of the Company granted under the Company’s equity incentive plans after the execution of the merger agreement but prior to the effective time will be converted at the effective time into a Duke Energy retention stock unit award (“Duke Energy RSU Award”), with the number of shares of Duke Energy common stock subject to such Duke Energy RSU Award equal to 125% of the target number of shares of Company common stock subject to such performance share award immediately prior to the effective time multiplied by a fraction, the numerator of which is the merger consideration and the denominator of which is the average of the volume weighted averages of the trading prices of Duke Energy common stock on the NYSE on each of the five consecutive trading days ending on (and inclusive of) the trading day that is two trading days prior to the closing date (rounded down to the nearest whole share). The Duke Energy RSU Awards will be subject to the same vesting schedule and payment terms and similar terms and conditions as apply to the performance share awards immediately prior to the effective time, except that the performance-based vesting conditions will cease to apply to the Duke Energy RSU Awards and vesting will be subject to the holder of the Duke Energy RSU Award remaining continuously employed by Duke Energy or its affiliates through the date on which the performance period applicable to the performance share awards immediately prior to the effective time would have ended. Duke Energy RSU Awards will be subject to 100% accelerated vesting upon certain types of terminations of employment and prorated accelerated vesting upon retirement.

See “The Merger Agreement—Treatment of Equity Awards; Employee Stock Purchase Plan” beginning on page 61 for additional information.

Interests of Directors and Executive Officers in the Merger (page 44)

As of December 2, 2015, our directors and executive officers held and are entitled to vote, in the aggregate, 927,636 shares of Company common stock, representing approximately 1.15% of the voting power of the outstanding shares entitled to vote on the approval of the merger agreement. The merger agreement provides that each holder of shares of Company common stock, including the Company’s directors and executive officers, will be entitled to receive the merger consideration for each share of Company common stock held immediately prior to the effective time.

Additional details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 78. In addition to their interests in the merger as shareholders, certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching their decision to adopt the merger agreement and determining that the merger and the other transactions contemplated by the merger agreement are in the best interests of the Company’s shareholders, and in resolving to recommend that the Company’s shareholders vote to approve the merger agreement.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44.

Financing of the Merger (page 44)

There is no financing condition to the merger. Duke Energy intends to finance the payment of the aggregate cash purchase price of the merger and related expenses at the closing of the merger with a combination of some or all of the following:

•	amounts drawn under the bridge facility (as defined below) and Duke Energy’s existing credit facility;

•	net proceeds of any future equity or debt offerings by Duke Energy; and

•	existing cash on hand and other sources available to Duke Energy.

For more information, please see the section of this proxy entitled “The Merger—Financing of the Merger” beginning on page 44.

Conditions to the Merger (page 73)

Each party’s obligation to effect the merger is subject to the satisfaction or written waiver at or prior to the effective time of the merger of the following conditions:

•	the approval of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting;

•	(i) all waiting periods (and any extensions thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act,” will have expired or been terminated and (ii) the approval of the North Carolina Utilities Commission, which we refer to as the “NCUC,” will have been obtained (we collectively refer to the approvals in (i) and (ii), as the “regulatory approvals”); and

•	the absence of a law, statute, ordinance, code, ruling, regulation, decree, judgment, injunction or order of a governmental authority prohibiting the consummation of the merger.

Each party’s obligation to consummate the merger is also subject to certain additional conditions, including:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties made by the other party in the merger agreement; and

•	performance in all material respects by the other party of its covenants and agreements under the merger agreement.

In addition, Duke Energy’s obligation to consummate the merger is also subject to the following conditions:

•	since the date of the merger agreement, the absence of any circumstance, change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company; and

•	the absence of any undertakings, terms, condition, liabilities, obligations, commitments or sanctions, or any structural or remedial actions, imposed in connection with the required regulatory approvals that constitute a “burdensome condition” as defined in the merger agreement.

Before the closing, each of Duke Energy and the Company may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Dividends (page 56)

The Company has historically paid quarterly cash dividends on Company common stock and the last dividend was paid on October 15, 2015. Under the terms of the merger agreement, the Company may, without the prior consent of Duke Energy, continue paying its regular quarterly cash dividends (when and if declared by the Board, and as may be increased by no more than $0.04 per fiscal year), including a “stub” dividend in respect of the quarter in which the merger is consummated.

Regulatory Approvals (page 57)

To complete the merger, the Company and Duke Energy must obtain certain regulatory approvals, consisting of (i) expiration or termination of the waiting period under the HSR Act, and (ii) approvals of the NCUC. In addition, although not a condition to the consummation of the merger, Duke Energy and the Company may mutually determine that filings with or approvals of certain other state public utility commissions are necessary.

The merger agreement generally requires each party to use its reasonable best efforts to (i) avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any antitrust laws or other applicable laws that may be required by any governmental authority, so as to enable the parties to consummate the transactions contemplated by the merger agreement as soon as practicable, and (ii) avoid or resolve any litigation or other administrative action or judicial action or proceeding challenging the transactions contemplated by the merger agreement that seeks or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, subject to certain limitations (as described under “The Merger Agreement—Efforts to Obtain Regulatory Approvals”). Notwithstanding the general obligations described in this section, the Company has agreed that Duke Energy and its affiliates will not be required to, and, without the prior written consent of Duke Energy (which consent may be withheld at Duke Energy’s sole discretion), the Company will not, and will cause its subsidiaries not to, in connection with obtaining any consent or approval of any governmental authority in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any remedial action), that constitutes a “burdensome condition” (as defined in the merger agreement).

Subject to certain limitations, either party may terminate the merger agreement if the merger is not consummated by October 31, 2016, which we refer to as the “outside date,” which date is subject to an extension of up to six months if, on October 31, 2016, all conditions to closing have been satisfied other than those relating to (i) the receipt of the regulatory approvals, (ii) the absence of a “burdensome condition” as defined in the merger agreement, and (iii) the absence of legal restraints preventing consummation of the merger.

No Solicitation by the Company (page 67)

The merger agreement generally restricts the Company’s ability to solicit takeover proposals (as defined below under “The Merger Agreement—No Solicitation by the Company”) from (including by furnishing information to) third parties, or participate in discussions or negotiations with third parties regarding a takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties making an unsolicited takeover proposal that the Board determines in good faith, after consultation with its outside financial and legal advisors, is or could be reasonably expected to lead to a “superior proposal” (as defined below under “The Merger Agreement—No Solicitation by the Company”). Under certain circumstances prior to the approval of the merger agreement by the Company’s shareholders, the Board may effect a change of recommendation (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”) and the Company may terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, upon payment by the Company of a $125,000,000 termination fee to Duke Energy.

Termination of the Merger Agreement (page 75)

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written consent of the Company and Duke Energy;

•	by either the Company or Duke Energy, if:

•	the merger is not consummated by the outside date (as such date may be extended as described above under “The Merger Agreement—Termination of the Merger Agreement”), provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to a party if it is in breach of any of its covenants or agreements and such breach has primarily caused or resulted in either (1) the failure to satisfy the conditions to such party’s obligations to consummate the merger, or (2) the failure of the consummation of the merger to have occurred prior to the outside date;

•	any law, statute, ordinance, code, rule or regulation enjoining, restraining, preventing or prohibiting the consummation of the merger has been enacted, promulgated, issued, entered, amended, or enforced by any governmental authority and such law, statute, ordinance, code, rule or regulation is not reversed, stayed, enjoined, set aside, annulled or suspended, or any ruling, decree, judgment, injunction or order of a governmental authority preventing the consummation of the merger is in full force and effect and has become final and non-appealable; or

•	shareholder approval of the merger agreement is not obtained at the special meeting;

•	by Duke Energy:

•	if the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure to perform (a) would give rise to the failure of the applicable condition to Duke Energy’s and Merger Sub’s respective obligations to consummate the merger and (b) is incapable of being cured by the Company by the outside date or is not cured within 30 days after receiving written notice of such breach or failure; or

•	prior to shareholder approval of the merger agreement, if the Board has made a change of recommendation (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”);

•	by the Company:

•	if either Duke Energy or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure to perform (a) would give rise to the failure of the applicable condition to the Company’s obligation to consummate the merger and (b) is incapable of being cured by Duke Energy or Merger Sub by the outside date or is not cured within 30 days after receiving written notice of such breach or failure; or

•	prior to shareholder approval of the merger agreement, if the Board makes a change of recommendation with respect to a superior proposal, in accordance with the terms of the merger agreement, and concurrently with such termination the Company enters into an alternative agreement providing for the implementation of such superior proposal (subject to the payment of a termination fee to Duke Energy as described below under “The Merger Agreement—Termination Fees”).

Termination Fees (page 76)

If the merger agreement is terminated under certain specified circumstances, the Company will be required to pay Duke Energy a termination fee of $125,000,000. If the merger agreement is terminated under certain other specified circumstances, Duke Energy will be required to pay the Company a termination fee of $250,000,000.

Appraisal Rights (page 80)

Shares of Company common stock are classified as “covered securities” under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.” Under Section 55-13-02 of the North Carolina Business Corporation Act, which we refer to as the “NCBCA,” holders of “covered securities” are not afforded appraisal rights with respect to such “covered securities.” Accordingly holders of Company common stock are not entitled to assert appraisal rights in connection with the merger.

Market Price of Our Common Stock (page 80)

Shares of Company common stock are quoted on the NYSE under the trading symbol “PNY.” The closing sale price of our common stock on October 23, 2015, which was the last trading day before the announcement of the merger agreement, was $42.22 per share.

Material U.S. Federal Income Tax Consequences (page 54)

The receipt of cash pursuant to the merger will generally be a taxable transaction to U.S. holders of Company common stock (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, if you are a U.S. holder, you will recognize a taxable gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless certain exceptions apply. A non-U.S. holder may be subject to backup withholding with respect to cash payments made pursuant to the merger unless such holder certifies that it is not a U.S. person or otherwise establishes an exemption.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 for a more complete discussion of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the U.S. federal tax consequences of the merger to you, as well as the tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Information (page 82)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find Additional Information” beginning on page 82.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all the questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. You may obtain information incorporated by reference in this proxy without charge by following the instructions under “Where You Can Find Additional Information” beginning on page 82.

Q:	Why am I receiving this proxy statement?

A:	On October 24, 2015, the Company entered into the merger agreement with Duke Energy and Merger Sub. You are receiving this proxy statement as a shareholder of the Company in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger agreement and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?” The merger cannot be completed unless the merger agreement is approved by shareholders holding at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting.

Q:	As a shareholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $60.00 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own immediately prior to the effective time of the merger.

The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders of Company common stock (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, if you are a

U.S. holder, you will recognize a taxable gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless certain exceptions apply. A non-U.S. holder may be subject to backup withholding with respect to cash payments made pursuant to the merger unless such holder certifies that it is not a U.S. person or otherwise establishes an exemption. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of the federal, state, local and non-U.S. tax consequences of the merger to you.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

A:	For information regarding the treatment of the Company’s equity awards, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards; Employee Stock Purchase Plan” beginning on page 61.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting will be held on January 22, 2016, at 8:30 a.m. local time, at the Company’s corporate headquarters, 4720 Piedmont Row Drive, Charlotte, North Carolina 28210.

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of shares of the Company common stock as of the close of business on December 2, 2015 (each a “shareholder of record” and collectively, “shareholders of record”), the record date established by the Board, are entitled to notice of and to vote at the special meeting, either in person or by proxy. Each shareholder of record will have one vote for every share of Company common stock owned by such shareholder on the record date.

If your shares are registered directly in your name with the Company’s stock transfer agent, Wells Fargo Bank Shareowner Services, you are considered, with respect to those shares, the shareholder of record. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, which are held in “street name” (“beneficial owners”). You may also own shares through the Company’s 401(k) Plan Piedmont Stock Fund (the “Company’s 401(k) Plan”).

By voting online, by telephone or by completing the proxy card or the voting instruction form provided to you by your broker, bank or other nominee, you can direct how to vote your shares.

For purposes of this proxy statement, we refer to the broker, bank, trust, custodian or other nominee of a shareholder as a “broker.”

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to approve the merger agreement;

•	a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal”; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	Why am I being asked to consider and vote on the nonbinding compensation proposal?

A:	Under Section 14A of the Exchange Act, the SEC requires the Company to conduct a nonbinding, advisory vote of shareholders regarding the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.

Q:	What constitutes a quorum for purposes of the special meeting?

A:	The Company’s Bylaws provide that the presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business. Abstentions and “broker non-votes” (as described under “The Special Meeting—Quorum”) will be counted for purposes of determining the presence of a quorum.

Q:	What vote of our shareholders is required to approve each of the proposals?

A:	The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the number of votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal.

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires that the number of votes cast in favor of the proposal exceed the number of votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

For a discussion of the factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 32. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s shareholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44.

Q:	How do the Company’s directors and executive officers intend to vote?

A:	The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. As of December 2, 2015, our directors and executive officers held and are entitled to vote, in the aggregate, 927,636 shares of Company common stock, representing approximately 1.15% of the voting power of the outstanding shares entitled to vote on the approval of the merger agreement. Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 78.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a shareholder?

A:	In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching its unanimous decision to adopt the merger agreement and in determining that the merger and the other transactions contemplated by the merger agreement are in the best interests of the Company’s shareholders, and in resolving to recommend the Company’s shareholders vote to approve the merger agreement.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. If you own shares of Company common stock on the record date, but transfer your shares after the record date but before the effective time of the merger, you will retain your right to vote such shares at the special meeting, but you will no longer have the right to receive the merger consideration with respect to such shares.

Q:	How do I cast my vote if I am a shareholder of record?

A:	If you are a shareholder with shares of Company common stock registered in your name, you may vote in person at the special meeting or by submitting a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 19.

If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker?

A:	If you are a shareholder with shares held in “street name,” which means your shares are held in an account at a broker, you must provide voting instructions online, by telephone or by completing the voting instruction form provided to you by your broker in order to vote. Unless you submit voting instructions by one of these means, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	How do I vote if my shares are held in the Company’s 401(k) Plan?

A:	If your shares are held in the Company’s 401(k) Plan, the plan trustee can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your plan shares in accordance with your telephone, internet or written proxy vote. Please follow the instructions on your proxy card.

Q:	What will happen if I abstain from voting or fail to vote on the merger proposal?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What will happen if I abstain from voting or fail to vote on the nonbinding compensation proposal or the proposal to approve the adjournment of the special meeting?

A:	Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by delivering a written revocation to the Company’s Corporate Secretary at 4720 Piedmont Row Drive, Charlotte, North Carolina 28210 so that it is received prior to 5:00 p.m. Eastern Standard Time on January 21, 2016 (January 19, 2016 for 401(k) Plan participants);

•	by marking, signing, dating and returning a new proxy card with a later date to the Company’s Corporate Secretary at 4720 Piedmont Row Drive, Charlotte North Carolina 28210, or a new voting instruction form with a later date to the address noted on that form, so that it is received prior to 5:00 p.m. Eastern Standard Time on January 21, 2016 (January 19, 2016 for 401(k) Plan participants);

•	by submitting a later dated vote by using the online or telephone voting procedure described under “The Special Meeting — Voting Procedures” prior to 11:59 p.m. Eastern Standard Time, January 21, 2016 (January 19, 2016 for 401(k) Plan participants); or

•	by attending the special meeting and voting in person.

However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must contact your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a shareholder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that your shares are voted.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Promptly after the effective time of the merger, each holder of record (other than the Depository Trust Company) of (1) a certificate representing any Company common stock or (2) shares of Company common stock in non-certificated book-entry form, in each case that is entitled to receive the merger consideration, will be sent a letter of transmittal and instructions for use in effecting the surrender of such holder’s shares in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment upon surrender of your certificates, together with your duly executed letter of transmittal and any other documents requested in the instructions. You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal. If you hold shares of Company common stock in non-certificated book-entry form, you will not be required to deliver a certificate, and you will receive your cash payment after the paying agent has received your duly executed letter of transmittal and any other documents requested in the instructions.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:	No. Shares of Company common stock are classified as “covered securities” under Section 18(b)(1)(A) or (B) of the Securities Act. Under Section 55-13-02 of the NCBCA, holders of “covered securities” are not afforded appraisal rights with respect to such “covered securities.” Accordingly holders of Company common stock are not entitled to appraisal rights in connection with the merger. For more information regarding appraisal rights, see the section entitled “Appraisal Rights of Shareholders” on page 80. A copy of Section 55-13-02 (“Right to Appraisal”) of the NCBCA is attached as Annex C to this proxy statement.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as promptly as practicable. If the merger agreement is approved at the special meeting, we anticipate that the merger will be completed by the end of 2016. However, because the merger cannot be completed until the conditions to closing (some of which, as described under “The Merger Agreement—Conditions to the Merger,” will not be determined until the closing date) are satisfied, we cannot assure completion by any particular date, if at all.

Q:	What effect will the merger have on the Company?

A:	If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly-owned direct subsidiary of Duke Energy. Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market, and the registration of shares of Company common stock under the Exchange Act will be terminated. As such, once the Company has completed the deregistration of the Company common stock following the consummation of the merger, the Company will no longer file periodic reports with the SEC with respect to the Company common stock.

Q:	What happens if the merger is not completed?

A:	In the event that the proposal to approve the merger agreement does not receive the required approval from our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company and shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company will be obligated to pay to Duke Energy a termination fee. If the merger is terminated in certain other circumstances, Duke Energy will be obligated to pay the Company a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 76.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of certain disclosure documents to shareholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to receive a separate copy of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please notify us by writing to or calling our transfer agent, Wells Fargo Shareowner Services, 110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100 or 1-877-724-6451 and we will promptly comply with your request.

Q:	Who can help answer my questions?

A:	We have hired D.F. King & Co., Inc. to assist us with the distribution of our proxy materials and to solicit proxies. If you have any questions or need assistance voting your shares, please contact D.F. King & Co., Inc., the Company’s proxy solicitor for the special meeting, which we refer to as “D.F. King,” toll-free at (866) 828-0221 (banks and brokers may call (212) 269-5550).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

To the extent any statements made in this proxy statement contain information that is not historical, these statements are forward-looking statements and are subject to uncertainties and risks. These forward-looking statements relate to, among other things, the potential financing of the transaction and the expected timing of the completion of the transaction. Forward-looking statements often include words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “indicate,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “proposed,” “seek,” “should,” “target,” “would” or similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although certain of these statements set out herein are indicated above, all of the statements in this document that contain forward-looking statements are qualified by these cautionary statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward looking statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: the ability to obtain the requisite approval of the Company’s shareholders; the risk that Duke Energy or the Company may be unable to obtain governmental and regulatory approvals required for the merger, or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; and the effect of changes in governmental regulations; and other risk factors relating to the energy industry, as detailed from time to time in the Company’s reports filed with the SEC. There can be no assurance that the transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this proxy statement, as well as under Item 1.A in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014. The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the Company, investors and shareholders should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the transaction or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

There also may be other factors that we do not anticipate or that we do not recognize are material that could cause results to differ materially from expectations. Forward-looking statements speak only as of the date they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.

THE PARTIES

Piedmont Natural Gas Company, Inc.

Piedmont is an energy services company whose principal business is the distribution of natural gas to over one million residential, commercial, industrial and power generation customers in portions of North Carolina, South Carolina and Tennessee, including customers served by municipalities. We are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, regulated interstate natural gas transportation and storage and regulated intrastate natural gas transportation.

In the Carolinas, our service area is comprised of numerous cities, towns and communities. We provide service from resource centers in Anderson, Greenville and Spartanburg in South Carolina and Charlotte, Salisbury, Greensboro, Winston-Salem, High Point, Burlington, Hickory, Indian Trail, Spruce Pine, Reidsville, Fayetteville, New Bern, Wilmington, Tarboro, Elizabeth City, Rockingham and Goldsboro in North Carolina. In North Carolina, we also provide natural gas service to Greenville, Rocky Mount and Wilson. In Tennessee, our service area is the metropolitan area of Nashville, including wholesale natural gas service to Gallatin and Smyrna. Piedmont’s corporate headquarters is located at 4720 Piedmont Row Drive, Charlotte, North Carolina 28210, its telephone number is (704) 364-3120 and its internet address is www.piedmontng.com.

The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Certain documents that have been or will be filed by the Company with the SEC are incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 82.

Duke Energy Corporation

Duke Energy is an energy company headquartered in Charlotte, North Carolina, subject to regulation by the FERC. Duke Energy is the largest electric power holding company in the United States. Its regulated utility operations serve approximately 7.3 million electric customers located in six states in the Southeast and Midwest. Its commercial power and international energy business segments own and operate diverse power generation assets in North America and Latin America, including a growing portfolio of renewable energy assets in the United States.

Duke Energy operates in the United States (U.S.) and Latin America primarily through its direct and indirect subsidiaries. Duke Energy’s subsidiaries include its Subsidiary Registrants: Duke Energy Carolinas, Progress Energy, Duke Energy Progress, Duke Energy Florida, Duke Energy Ohio and Duke Energy Indiana. The address of Duke’s headquarters is 550 South Tryon Street, Charlotte, North Carolina, 28202, its telephone number is (704) 382-3853, and its internet address is www.duke-energy.com.

The information provided on Duke Energy’s website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Merger Sub

Merger Sub was formed by Duke Energy solely for the purpose of completing the merger. Merger Sub is a wholly-owned subsidiary of Duke Energy and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting will be held on January 22, 2016, at 8:30 a.m. local time, at the Company’s corporate headquarters, 4720 Piedmont Row Drive, Charlotte, North Carolina 28210.

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to approve the merger agreement (see the section of this proxy statement entitled “The Merger Agreement” beginning on page 58);

•	to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal” (see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44); and

•	to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement.”

The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Shareholders Entitled to Vote

Only holders of record of shares of Company common stock as of the close of business on December 2, 2015, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were 80,890,885 shares of Company common stock outstanding and entitled to vote, held by 13,824 shareholders of record. Each shareholder is entitled to one vote for each share of Company common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Quorum

The Company’s Bylaws provide that the presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business. Abstentions and “broker non-votes” will be counted for purposes of determining the presence of a quorum. If you vote online or by telephone or submit a properly executed proxy card or voting instruction form as described in the section entitled “—Voting Procedures” below, then your shares will be considered part of the quorum.

A “broker non-vote” occurs on a matter when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. You must follow instructions from your broker to authorize it to vote with respect to the proposal to approve the merger agreement, the nonbinding compensation proposal or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Approval of the Merger Agreement

The approval of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger.

The failure to vote your shares of Company common stock, abstentions and “broker non-votes” will have the same effect as a vote cast “AGAINST” the proposal to approve the merger agreement.

Approval of the Nonbinding Compensation Proposal

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the number of votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires that the number of votes cast in favor of the proposal exceed the number of votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to approve the merger agreement is important and we encourage you to vote promptly.

If you are a shareholder of record or own your shares through the Company’s 401(k) Plan, you can vote using any one of the following methods:

•	Online: Log on to www.proxyvote.com and follow the instructions, using the Control Number shown on the paper proxy card you received, or in the email notification for those opting to receive proxy materials electronically. The deadline for voting online is 11:59 p.m. Eastern Standard Time, January 21, 2016 (11:59 p.m. Eastern Standard Time, January 19, 2016, for 401(k) Plan participants).

•	By mail: If you received or request a proxy card, mark, sign and date the proxy card and promptly return it in the prepaid envelope so that it is received by January 21, 2016 (January 19, 2016 for 401(k) Plan participants).

•	By telephone: If you received or request a proxy card, call the telephone number and follow the instructions shown on the proxy card, using the Control Number shown on the proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Standard Time, January 21, 2016 (11:59 p.m. Eastern Standard Time, January 19, 2016, for 401(k) Plan participants).

•	In person at the special meeting: Submit a ballot at the special meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person.

If you own your shares through a bank, broker or other nominee, you may vote in accordance with the instructions provided by your bank, broker or nominee, which may include the following:

•	Online: Log on to www.proxyvote.com and follow the instructions, using the Control Number shown on the voting instruction form if you received or request one, or in the email notification for those opting to receive proxy materials electronically. The deadline for voting online is 11:59 p.m. Eastern Standard Time, January 21, 2016.

•	By mail: If you received or request a voting instruction form, mark, sign and date the voting instruction form and promptly return it in the prepaid envelope so that it is received by January 21, 2016.

•	By telephone: If you received or request a voting instruction form, call the telephone number and follow the instructions shown on the voting instruction form, using the Control Number shown on the voting instruction form. The deadline for voting by telephone is 11:59 p.m. Eastern Standard Time, January 21, 2016.

•	In person at the special meeting: Obtain a legal proxy from your broker, bank or other nominee indicating that you were the owner of the shares on the record date and present it to the inspectors of election with your ballot.

Telephone and online voting are available 24 hours a day. If you are the record holder of your shares or your shares are held in street name, then telephone and online voting will be accessible until 11:59 p.m. Eastern Standard Time on January 21, 2016.

Shareholders of the Company who hold their shares in “street name” by a broker, nominee, fiduciary or other custodian should refer to the proxy card or other information forwarded by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares. Under the Company’s 401(k) Plan, the plan trustee will vote your plan shares in accordance with the directions you indicate by voting online or by telephone or on the proxy card. Please see “—Voting Procedures” above for further information on these voting methods.

If you have any questions or need assistance voting your shares, please contact D.F. King, the Company’s proxy solicitor for the special meeting, toll-free at (866) 828-0221 (banks and brokers may call (212) 269-5550).

How Proxies Are Voted; Proxies Without Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions.

Shareholders of Record – If you are a shareholder of record and your proxy is properly submitted (whether online, by telephone or by mail) and not properly revoked, but you do not give voting instructions for a proposal, the persons named as proxies will vote in favor of the proposal to approve the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

401(k) Plan Shares – If you hold your shares through the Company’s 401(k) Plan and your proxy is properly submitted (whether online, by telephone or by mail) and not properly revoked, but you do not provide voting instructions to the plan trustee, then your shares will be voted in accordance with directions given to the plan trustee by the Company’s Benefit Plan Committee, or if no such directions are given, your shares will be voted by the plan trustee in the same proportion as the 401(k) Plan shares that were properly voted.

Beneficial Owners – If you hold your shares in street name and properly submit a proxy (whether online, by telephone or by mail) with no voting instructions, your broker, bank or other nominee may not vote your shares on the proposals to approve the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, because under NYSE rules, such persons who hold shares for customers in “street name” have the authority to vote in their discretion only on “routine” matters. On non-routine matters, your broker, bank or other nominee holding your shares in “street name” may only vote in accordance with your instructions. The approval of the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting if necessary or appropriate, are considered non-routine matters. As a result, if you are a beneficial owner and you do not provide your broker, bank or other nominee with voting instructions, your shares of common stock will not be voted, which is referred to as a “broker non-vote.”

Revocation of Proxies

You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by delivering a written revocation to the Company’s Corporate Secretary at 4720 Piedmont Row Drive, Charlotte, North Carolina 28210 so that it is received prior to 5:00 p.m. Eastern Standard Time on January 21, 2016 (January 19, 2016 for 401(k) Plan participants);

•	by marking, signing, dating and returning a new proxy card with a later date to the Corporate Secretary at 4720 Piedmont Row Drive, Charlotte North Carolina 28210, or a new voting instruction form with a later date to the address noted on that form, so that it is received prior to 5:00 p.m. Eastern Standard Time on January 21, 2016 (January 19, 2016 for 401(k) Plan participants);

•	by submitting a later dated vote by using the online or telephone voting procedure described under “—Voting Procedures” prior to 11:59 p.m. Eastern Standard Time, January 21, 2016 (January 19, 2016 for 401(k) Plan participants); or

•	by attending the special meeting and voting in person.

However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must contact your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.

Voting in Person

If you plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to the Company’s shareholders or their representatives.

For holders of record of Company common stock, upon your arrival at the meeting location, you will need to present identification to be admitted to the meeting. If you are a shareholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date shareholder list. We reserve the right to limit the number of representatives who may attend the special meeting. Cameras and electronic recording devices are not permitted at the special meeting.

For shareholders holding shares in “street name,” in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Otherwise, you will not be permitted to attend the special meeting. If your shares are held in the name of a broker, you must obtain and bring to the special meeting a proxy card issued in your name from the broker to be able to vote at the special meeting.

Appraisal Rights

Shares of Company common stock are classified as “covered securities” under Section 18(b)(1)(A) or (B) of the Securities Act. Under Section 55-13-02 of the NCBCA, holders of “covered securities” are not afforded appraisal rights with respect to such “covered securities.” Accordingly holders of Company common stock are not entitled to appraisal rights in connection with the merger.

Solicitation of Proxies

The Company will pay the costs of soliciting proxies from its shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of the Company in person, by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. The

Company has retained D.F. King to assist in the distribution and solicitation of proxies. The Company will pay D.F. King a fee of approximately $15,000, plus reasonable out-of-pocket expenses, for these services.

The extent to which these proxy soliciting efforts will be undertaken depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail, by telephone or online. The Company also reimburses brokers, nominees, fiduciaries or other custodians for their expenses in sending these materials to you and getting your voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. If a quorum is present in person or represented by proxy, an adjournment of the special meeting may be made from time to time by the affirmative vote of the holders of a majority of the voting shares represented at the special meeting, or the Chairman of the Board or the President and Chief Executive Officer of the Company whether or not a quorum is present, without further notice other than by announcement at the meeting.

If the special meeting is adjourned to a different place, date or time, and such adjournment is less than 120 days, the Company need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is set for the adjournment meeting.

Voting by Company Directors and Executive Officers

The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 78. Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44.

Assistance

If you have any questions or need assistance voting your shares, please contact D.F. King, the Company’s proxy solicitor for the special meeting, toll-free at (866) 828-0221 (banks and brokers may call (212) 269-5550).

THE MERGER

Overview

The Company is seeking the approval by its shareholders of the merger agreement the Company entered into on October 24, 2015 with Duke Energy and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned direct subsidiary of Duke Energy. The Board has unanimously adopted the merger agreement, determined that the merger and the transactions contemplated by the merger agreement are in the best interests of the Company’s shareholders, directed that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting and resolved to recommend that the Company’s shareholders vote to approve the merger agreement.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, other than shares owned by Duke Energy, Merger Sub or any direct or indirect wholly owned subsidiaries of Duke Energy, will be converted into the right to receive $60.00 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

The Board and senior management of the Company regularly review and evaluate the Company’s strategic plan as part of their ongoing efforts to provide long-term value to the Company’s shareholders, taking into account economic, competitive, regulatory and other conditions, as well as historical and projected industry trends and developments. As part of this review, the Board and senior management of the Company also consider and evaluate options and alternatives designed to enhance shareholder value, including, from time to time, potential strategic transactions.

The Company and Duke Energy have had a long-standing business relationship and have engaged in several strategic projects over the years, including, most recently, the Atlantic Coast Pipeline joint venture, an interstate natural gas pipeline project as described below under “Certain Relationships Between the Company and Duke Energy.”

During the summer of 2015, Lynn Good, Vice Chairman, President and Chief Executive Officer (“Ms. Good”) of Duke Energy contacted Thomas Skains, Chairman, President and Chief Executive Officer (“Mr. Skains”) of the Company to arrange for a meeting to discuss various ongoing business issues. The meeting was scheduled for September 3, 2015.

On August 24, 2015, Southern Company (“Southern”) announced an agreement to acquire AGL Resources, a natural gas energy services company whose operations include natural gas distribution, for approximately $8 billion in equity value (the “AGL Resources Acquisition”).

The Company received a summary of the AGL Resources Acquisition from Goldman, Sachs & Co. (“Goldman”), with whom Mr. Skains and Karl Newlin, Chief Financial Officer (“Mr. Newlin”) of the Company had long-standing relationships on strategic industry matters. The Company’s senior management interpreted the AGL Resources Acquisition as a potential catalyst for other electric utilities which might seek to engage in strategic transactions with natural gas-focused companies in order to address the growing conversion of coal-based power generation to natural gas power generation for economic and environmental reasons, the need for new natural gas infrastructure to serve that growth, lower retail electricity demand and higher relative retail natural gas demand, all in a low interest rate environment.

On August 24, 2015, Ms. Good left Mr. Skains a voicemail expressing interest in expanding the discussion topics for the meeting previously scheduled for September 3, 2015 to include industry developments and strategic matters.

On August 27, 2015, Mr. Skains and Mr. Newlin discussed the strategic implications for the natural gas industry of the AGL Resources Acquisition with Goldman.

On August 28, 2015, Mr. Skains received a phone message from the Chief Executive Officer of a company, which we refer to as “Party A” (“Party A CEO”), expressing interest in meeting with Mr. Skains when Party A CEO was scheduled to visit Charlotte, North Carolina at some point over the next two weeks.

On August 31, 2015, Mr. Skains had a phone conversation with Party A CEO. Party A CEO expressed interest in having a strategic discussion with Mr. Skains to provide Party A’s views on a possible transaction with the Company. Mr. Skains explained that the Company was committed to its stand-alone board-approved strategic plan to create long-term shareholder value and was not soliciting offers for the Company, but would present any serious offer to the Board for its review and consideration. Mr. Skains further advised Party A CEO that Party A was not the only company to contact the Company. A meeting between Mr. Skains and Party A CEO was subsequently scheduled for September 10, 2015.

On September 2, 2015, Mr. Skains advised the Board at a regularly scheduled meeting of Party A CEO’s expression of interest in engaging in discussions with the Company about a possible transaction with the Company, and Ms. Good’s proposed expansion of the discussion topics for the September 3, 2015 meeting to include industry developments and strategic matters, which Mr. Skains interpreted, in light of recent utility sector M&A activity, as potentially signaling Duke Energy’s interest in engaging in discussions about a possible transaction with the Company. The Board authorized Mr. Skains, Mr. Newlin and Ms. Jane Lewis-Raymond (“Ms. Lewis-Raymond”), the Company’s General Counsel, to engage financial and legal advisors in anticipation of those discussions and to assist the Company in evaluating and responding to any offers the Company might receive as a result of those discussions, and, if so determined by the Board, to represent and advise the Company in the negotiation of a potential strategic transaction involving the Company. Mr. Skains, Mr. Newlin and Ms. Lewis-Raymond discussed with the Board the names of possible financial and legal advisors well-known and experienced in utility merger and acquisition transactions, including Goldman and Kirkland & Ellis LLP (“K&E”). The Board agreed to add a strategic review agenda item to its next regularly scheduled meeting on October 15, 2015, or schedule a special meeting sooner, if necessary. Mr. Skains and Mr. Newlin later that day requested Goldman to confirm that, in Goldman’s opinion, nothing would limit its ability to fulfill its responsibilities as a possible financial advisor to the Company in connection with the contemplated engagement.

On September 3, 2015, Mr. Skains met Ms. Good for their previously scheduled meeting. After discussion regarding each company’s strategic plan, Ms. Good expressed Duke Energy’s interest in pursuing a strategic transaction with the Company and indicated that, subject to due diligence and board approval, Duke Energy was prepared to acquire the Company in an all-cash transaction that would provide a platform for growth of the Company as a subsidiary of Duke Energy. Ms. Good indicated that the Company’s assets were strategic to Duke Energy, and that, consistent with Duke Energy’s view of the integral role natural gas would play in the future of the energy industry and Duke Energy’s investments in the Atlantic Coast Pipeline and Sabal Trail Pipeline, Duke Energy was interested in expanding its gas platform. Ms. Good also expressed Duke Energy’s respect for the Company’s management team. Mr. Skains communicated to Ms. Good that the Company was committed to its stand-alone board-approved strategic plan and was not soliciting offers for the Company, but that he would present any serious offers to the Board for its review and consideration. He also stated that Duke Energy was not the only company that had recently contacted him with interest in the Company. In light of that, Ms. Good indicated she would submit a term sheet for the Company’s consideration the following week. Mr. Skains made clear that any term sheet should not address any continuing role for Mr. Skains in order to avoid creating a conflict of interest as the Board considered what would be in the best interest of the shareholders of the Company. Mr. Skains informed Ms. Good that the Board was aware of their meeting and would be holding a regularly scheduled meeting on October 15, 2015 at which time there would be an opportunity to discuss Duke Energy’s indication of interest. Ms. Good confirmed that Duke Energy’s board was aware of their meeting.

Later on September 3, 2015, Mr. Skains and Mr. Newlin met with another potential financial advisor, with whom they had long standing relationships on strategic industry matters, to discuss the implications of the AGL Resources Acquisition. Mr. Newlin requested the potential financial advisor to provide an engagement proposal and to confirm that, in the potential financial advisor’s opinion, nothing would limit its ability to fulfill its responsibilities as a possible financial advisor to the Company in connection with the contemplated engagement.

On September 9, 2015, Mr. Skains again met with Ms. Good at her request and as a follow-up to their September 3 meeting. Ms. Good presented Mr. Skains a non-binding term sheet and explanatory letter, dated September 9, 2015, which indicated that Duke Energy was prepared to offer $53-$56 per share in cash for each outstanding share of Company common stock in a transaction that would result in the Company becoming a wholly-owned subsidiary of Duke Energy, and outlined Duke Energy’s proposal regarding social issues and the future operations of the proposed combined company. The letter noted that the offer represented a mid-point premium range of approximately 50% based on the September 4, 2015 $36.35 closing price of the Company’s common stock. Ms. Good explained to Mr. Skains that Duke Energy’s board was aware of and approved the non-binding term sheet. Ms. Good requested exclusivity in Duke Energy’s strategic discussions with the Company. Mr. Skains reminded Ms. Good that he was not soliciting offers for the Company and the Company was committed to its long-term strategic plan to create shareholder value. Mr. Skains nonetheless agreed to present the Duke Energy term sheet to the Board for its review and consideration at the Board’s next meeting, to be held no later than October 15, 2015.

On September 10, 2015, Mr. Skains met with Party A CEO, who provided Mr. Skains with non-binding strategic discussion materials reflecting Party A’s interest in making an all-cash offer for the Company in which the Company’s shareholders would receive a premium of approximately 30-35% for each outstanding share of Company common stock. The discussion materials noted that the offer represented an offer price range of $47.25-$49.00 per share based on the Company’s closing share price of $36.35 on September 4, 2015. Party A CEO remarked that Party A preferred an all-cash transaction but would consider a transaction with some combination of Party A stock and cash. Party A CEO further indicated that Party A might be able to pay, after confirmatory due diligence, a higher price of $50 per share, in the range of the percentage premium paid in the AGL Resources Acquisition. Party A CEO stated that Party A’s board of directors (other than Party A’s Independent Lead Director) was not aware of Party A’s proposal but would be informed within the following weeks. Party A CEO requested exclusivity in Party A’s continuing strategic discussion with the Company. Mr. Skains indicated that any further details regarding Party A’s proposal should not address any continuing role for Mr. Skains in order to avoid creating a conflict of interest in connection with the Board’s consideration of what would be in the best interest of the Company’s shareholders. Mr. Skains reminded Party A CEO that he was not soliciting offers for the Company and the Company was committed to its long-term strategic plan to create shareholder value, but he nonetheless agreed to present Party A’s proposal to the Board for its review and consideration at the Board’s next meeting, no later than October 15, 2015.

On September 11, 2015, Mr. Newlin requested that Goldman provide the terms of its engagement after confirming that, in Goldman’s opinion, nothing would limit its ability to fulfill its responsibilities as financial advisor to the Company in connection with the contemplated engagement. Goldman executed a confidentiality agreement that day.

On September 12, 2015, Mr. Skains called Mr. Malcolm Everett, the Company’s Independent Lead Director (“Mr. Everett”) to share the details of his meetings with Ms. Good and Party A CEO and their respective proposals.

On September 15, 2015, Mr. Skains and Mr. Newlin consulted with Goldman on the proposals received from Duke Energy and Party A and a potential transaction timeline should the Board determine to pursue a transaction. On September 15, 2015, Mr. Skains called Mr. Everett to discuss next steps for the Board. Also on September 15, 2015, Mr. Skains sent a letter to the Board informing the directors that he had received strategic proposals from Duke Energy and Party A and Mr. Skains scheduled a special board meeting for September 29, 2015 to review, discuss and consider such proposals and to discuss next steps for the Company.

On September 16, 2015, Ms. Good called Mr. Skains to inquire about the status of the Company’s process. Mr. Skains advised Ms. Good that the Company was in the process of engaging financial and legal advisors and had called a special board meeting for September 29, 2015. Mr. Skains informed Ms. Good that the Company had received more than one proposal and the Board would determine next steps. Mr. Skains advised Ms. Good that if the Board decided to pursue a sale process, he would recommend that the Board move with all deliberate speed in order to avoid market leaks. Ms. Good inquired whether the Board would consider an exclusive process with Duke Energy. Mr. Skains responded by saying that the Board would be presented all reasonable options by the Company’s financial and legal advisors and would make a decision on how to proceed, if at all, in the best interest of the Company’s shareholders.

On September 16, 2015, Mr. Skains called Party A CEO to inform Party A CEO that the Company was in the process of engaging financial and legal advisors and had called a special board meeting for September 29, 2015. Mr. Skains informed Party A CEO that the Company had received more than one proposal and the Board would determine next steps, if any, for the Company. Mr. Skains advised Party A CEO that if the Board decided to pursue a sale process, he would recommend that the Board move with all deliberate speed in order to avoid market leaks. Party A CEO indicated that the Party A board would be updated on the status of these discussions at Party A’s board meeting the following week.

On September 17, 2015, following several discussions with K&E in previous days regarding their mergers and acquisitions experience and practice, Ms. Lewis-Raymond engaged K&E as counsel to advise the Company on evaluating and responding to the strategic proposals and any transaction related thereto. Also on September 17, 2015, Mr. Newlin informed Goldman that he and Mr. Skains would like to proceed with retaining Goldman as financial advisor to the Company in connection with the Company’s analysis and consideration of various strategic alternatives available to it including the possible sale of all or a portion the Company, and requested that Goldman prepare an engagement letter. On September 20, 2015 the Company and Goldman executed an engagement letter.

On September 21, 2015, Mr. Skains called Mr. Everett to provide an update on Mr. Skains’ conversations with Ms. Good and Party A CEO and the preparations by senior management and the Company’s financial and legal advisors for the Company’s special Board meeting to be held on September 29, 2015.

On September 23, 2015, Mr. Skains contacted Ms. Good to confirm that the Duke Energy proposal would be discussed at the Company’s special Board meeting that was to be held on September 29, 2015, and to confirm that Duke Energy would be prepared to proceed with accelerated confirmatory diligence if selected by the Board to have continuing discussions. Ms. Good confirmed that would be the case. Mr. Skains also asked for Duke Energy’s views regarding any obstacles to obtaining required federal approvals of any potential transaction by the Federal Trade Commission, Department of Justice or other regulatory authorities, as the Board would consider price and certainty in this process. Ms. Good agreed to have Duke Energy’s legal advisors engage with the Company’s legal advisors.

Also on September 23, 2015, Mr. Skains contacted Party A CEO to confirm that Party A’s proposal would be discussed at the Company’s special Board meeting that was to be held on September 29, 2015, that Party A would be prepared to proceed with accelerated confirmatory due diligence if selected by the Board to have continuing discussions. Party A CEO confirmed that would be the case. Mr. Skains also asked Party A CEO to clarify whether Party A’s proposal was intended to reflect a percentage premium range or a dollar premium range and how it would apply to the Company’s current share price, given that the Company’s stock price had moved up since their last conversation. Party A CEO agreed to discuss the matter internally at Party A and follow-up with a clarification for Mr. Skains.

On September 24, 2015, Ms. Good contacted Mr. Skains to confirm that the companies’ respective legal advisors had discussed regulatory approvals, per Mr. Skains’ and Ms. Good’s agreement the day prior, and to express her understanding that the legal advisors believed there were no material issues posed by the regulatory approval process related to any potential transaction. Mr. Skains advised Ms. Good that the Company would want to be comfortable with this deal point, given the importance of deal certainty to the Company and the Board, and noted that the matter could also be addressed in the merger agreement.

On September 24, 2015, Party A CEO contacted Mr. Skains and clarified that Party A’s all-cash transaction proposal was a 38-40% premium range and at the Company’s September 24, 2015 closing price of $38.82, the offer price range would be approximately $53-54 per share in cash for each outstanding share of Company common stock, subject to confirmatory due diligence. Mr. Skains asked whether the offer price range would continue to float with the Company’s stock price based on the stated percentage premium range and Party A CEO declined any further clarification.

On September 24, 2015, Goldman received a call from Barclays Capital Inc. (“Barclays”), financial advisor to Duke Energy, reiterating Duke Energy’s strong interest in a potential transaction and the strategic nature of the Company’s assets to Duke Energy, and indicating that Duke Energy was prepared to move forward quickly towards a transaction. Goldman informed Barclays that the Board would be meeting on September 29, 2015 to determine if the Company was prepared to move forward with any discussions regarding a transaction and, if so, the manner in which it would be prepared to do so.

On September 29, 2015, the Board convened a special meeting for the purpose of evaluating the Duke Energy and Party A proposals. Representatives of Goldman and the Company’s transaction counsel, K&E, and the Company’s state regulatory counsel, Moore & Van Allen (“MVA”), also participated in the meeting. Representatives of Goldman gave a presentation to the Board which detailed historical pricing of utility companies and summarized both Goldman’s preliminary financial analyses of the Company based on financial projections for the Company which had been prepared and provided to Goldman by senior management of the Company and a summary of the Duke Energy and Party A proposals. Goldman also proposed a potential transaction timeline, should the Board determine to pursue a transaction, which targeted a November 2, 2015 announcement of a transaction. K&E advised the Board of its fiduciary duties, including the legal ramifications and requirements involved in considering whether to pursue a transaction. MVA addressed the NCUC and other state regulatory considerations and process that would apply to either of the proposed transactions. After discussion of these issues, the Board discussed with senior management and the Company’s advisors potential next steps available to the Company, including not pursuing any strategic transaction and declining to engage in further discussions with Party A or Duke Energy, soliciting potential interest in a strategic transaction from other third parties and engaging in a broader sale process, and negotiating with both Duke Energy and Party A or exclusively with a single party. In evaluating these options, the Board and senior management discussed with the Company’s advisors and considered a variety of factors, including particularly (i) the significant premiums that the pricing indications received from Duke Energy and Party A represented over the Company’s current and historical share prices, (ii) the fact that the value that would be received by the Company’s shareholders in a transaction based on the pricing indications received from Duke Energy and Party A were significantly higher than the implied equity value of the Company based on management’s long-term financial forecast for the Company operating on a standalone basis, (iii) the expectation that the Company was not likely to receive timely offers from other strategic or financial bidders at prices above those being proposed by Duke Energy and Party A, (iv) the expectation that any other potential bidders would not be able to move as expeditiously toward a transaction as Duke Energy and Party A given both companies familiarity with the Company, (v) the heightened risk of market leaks, and the undesirability of sharing certain competitively sensitive information with additional parties, if an exploratory dialogue or broader auction process with multiple other strategic or financial bidders were to be pursued, (vi) the possibility that, because Duke Energy and Party A were both seeking exclusivity with the Company, they might retract or adversely modify their proposals if the Company were to engage in a broader auction process with other potential bidders, and (vii) the concern that Duke Energy and Party A emphasized that their indicative offers were premised on the ability to execute a transaction quickly.

After discussion, the Board decided to proceed by focusing solely on the proposals submitted by Duke Energy and Party A. In addition, the Board, in consultation with its advisors, discussed that any merger agreement to be entered into with a party would be required to include fiduciary out provisions to permit the Board to consider unsolicited proposals from other parties received following the execution of a definitive merger agreement. The Board instructed the Company’s senior management and advisors to pursue the proposals from both Party A and Duke Energy simultaneously and engage in further discussions with both parties in order to seek the best possible offers from both parties. The Board also instructed Mr. Skains and Goldman to communicate to each of Party A and Duke Energy that the Board reserved its right to bring in additional bidders if the circumstances warranted.

On September 29, 2015, following the Board’s meeting, Goldman separately contacted Barclays and the Chief Financial Officer of Party A (“Party A CFO”) and explained the bid process and timeline to each of them, targeting a November 2, 2015 announcement date if any transaction was approved by the Board. Specifically, Goldman communicated that each party would be required to execute a customary confidentiality agreement with the Company, following which each party would be provided with the opportunity to engage in limited due diligence and to attend a management presentation by the Company’s senior management. Goldman also indicated that the Company intended to provide a draft of a merger agreement and disclosure schedules to both bidders at a later date, along with a bid process letter outlining the matters to be addressed in a final bid and the deadlines for the return of the markup of the merger agreement and the final bid materials.

In addition, on September 29, 2015, Mr. Skains separately contacted Ms. Good and Party A CEO to communicate the Board’s determination to move forward with a two party bid process targeting a November 2, 2015 announcement date if any transaction was approved by the Board. Mr. Skains also reserved the right to bring in additional bidders if the circumstances warranted. Mr. Skains also advised Ms. Good and Party A CEO that the Board and Mr. Skains had decided that any specific continuing role for Mr. Skains, or any individual senior management member or any individual Board member of the Company, in the strategic combination should not be addressed in this process so as to avoid any conflicts of interest or personal distractions.

Pursuant to the decision of the Board at its September 29, 2015 meeting, the Board directed K&E to prepare confidentiality agreements, which Goldman distributed to both Party A and Duke Energy on September 30, 2015. After negotiation, each of Duke Energy and Party A executed a confidentiality agreement with the Company on October 2, 2015. On October 4, 2015, the Company provided both Duke Energy and Party A with the prospective financial information described below under “—Prospective Financial Information.”

On October 6 and 8, 2015, the Company’s senior management gave separate presentations regarding the Company’s business to Duke Energy and Party A, respectively (the “Management Presentations”). During the Management Presentations, the Company’s senior management discussed utility and non-utility operations, financial structure and projections, and the Company’s workforce and benefit programs, among other topics. Mr. Skains gave updates to Mr. Everett following the Management Presentations.

Beginning on October 9, 2015 and continuing until October 24, the Company made available to Duke Energy and Party A certain non-public information about the Company via an electronic data site as well as several in-person and telephonic due diligence meetings with members of Company management.

On October 13, 2015, at the request of Duke Energy, Duke Energy’s antitrust legal counsel met with K&E antitrust counsel in K&E’s Washington, D.C. offices to discuss Duke Energy’s assessment of antitrust considerations with respect to a possible business combination with the Company.

On October 14, 2015, Party A CEO called Mr. Skains to discuss the bid process and timeline. Party A advised Mr. Skains that Party A had scheduled a board meeting for October 22, 2015 to review and approve Party A’s bid prior to its submission to the Company.

On October 14, 2015, Ms. Good called Mr. Skains to discuss the bid process and timeline. Ms. Good advised Mr. Skains that Duke Energy had a special board meeting scheduled for October 22, 2015 to review and approve Duke Energy’s bid prior to its submission to the Company. Ms. Good also advised Mr. Skains that Duke Energy also had a regularly scheduled board meeting on October 28-29, 2015.

On October 14, 2015, the Board convened a special meeting to receive updates from senior management and the Company’s advisors on the status of discussions with each of Duke Energy and Party A. At the meeting, Goldman delivered to the Board an updated preliminary valuation analysis of the Company and an updated preliminary financial analysis of the two proposals. K&E again advised the Board of its fiduciary duties and engaged in a discussion with the Board regarding the key terms to be included in the draft merger agreement. K&E further discussed with the Board the federal antitrust approval process, and MVA again summarized its analysis of the NCUC approval process and other regulatory considerations. In executive session, at which Mr. Skains was not present, the advisors, Mr. Everett and the Company’s Compensation Committee Chairman reviewed with the Board certain employee and compensation matters to be included in the draft merger agreement being prepared by K&E. This discussion included the potential treatment of executives with respect to severance, incentive plans and other general compensation matters in connection with a possible transaction with Duke Energy or Party A.

On October 15, 2015, at the direction of the Company, Goldman delivered a bid process letter to each of Duke Energy and Party A which included a draft merger agreement prepared by K&E. The bid process letter instructed the bidders to deliver a markup of the merger agreement by 12:00 noon EST on October 23, 2015 and a bid proposal by 12:00 noon EST on October 27, 2015. Goldman also reconfirmed to each of Duke Energy and Party A a target announcement date of November 2, 2015, if any transaction was approved by the Board.

On the morning of October 17, 2015, Goldman apprised the Company’s senior management that there was increasing market speculation regarding the possibility of a strategic transaction involving the Company, and that the risk of a broader market leak was significantly heightened. The Company’s senior management then discussed with Goldman and K&E the potential adverse impact such market speculation and any broader market leak could have on a potential sale transaction and determined that it was prudent to accelerate the bid process to require the submission of a markup of the merger agreement and best and final bid proposals by October 22, 2015, with a new target announcement date of October 26, 2015 (rather than November 2, 2015), assuming the Company and either Duke Energy or Party A could agree on all terms by such date. Mr. Skains then discussed such matters with Mr. Everett, who concurred with the recommended acceleration of the transaction timeline. Later that day, at the direction of Mr. Skains and Mr. Everett, Goldman contacted each of Duke Energy and Party A to notify them of the revised transaction timeline, and each of Duke Energy and Party A informed Goldman that it agreed to comply with the revised timeline. Also that day, Mr. Skains updated the Board as to the revised transaction timeline, and alerted the Board to the probability of special board meetings over the dates of October 23-25, 2015.

On October 18, 2015, at the direction of the Company, Goldman delivered to each of Duke Energy and Party A (i) a revised bid process letter that instructed the bidders to deliver a markup of the merger agreement and a bid proposal by 6:00 pm EST on October 22, 2015, with a target announcement date of October 26, 2015, and (ii) draft disclosure schedules to the merger agreement.

Outside legal counsel for each of Duke Energy and Party A contacted K&E by telephone on October 19, 2015 to discuss some clarifying questions regarding the draft merger agreement and to communicate initial feedback on certain significant issues with respect to the draft merger agreement. The discussions focused primarily on issues relating to certainty of closing and obtaining needed regulatory approvals.

On October 21, 2015, Party A delivered a revised draft of the merger agreement to the Company. K&E reviewed the agreement and summarized Party A’s key changes on a call with Goldman and the Company’s senior management held later that day. On this call, senior management of the Company, in consultation with K&E and Goldman, instructed K&E to contact Party A’s outside legal counsel and express concern over certain key issues raised by Party A’s draft of the merger agreement, including provisions that affected deal certainty, regulatory approval and the Board’s ability to exercise its fiduciary obligations under various circumstances. K&E communicated the key points of concern in a call with Party A’s outside counsel later that day and encouraged Party’s A’s outside counsel to consider addressing these points when Party A submitted its final bid.

On October 21, 2015, Mr. Skains provided a status update on the process to Mr. Everett.

On October 22, 2015, Duke Energy and Party A each delivered bid proposals to the Company, containing markups of the merger agreement, markups of the disclosure schedules and debt commitment papers. Duke Energy’s offer proposed a $60.00 per share all-cash acquisition price, while Party A’s offer proposed a $57.00 per share all-cash acquisition price. (The Company’s stock closed at $42.39 on October 21, 2015.) After reviewing the submissions, the Company’s senior management, K&E and Goldman convened a telephone conference to evaluate each proposal in detail. Goldman reviewed, from a financial point of view, each proposal. K&E then presented the significant legal issues raised by each of the draft merger agreements delivered by Duke Energy and Party A.

On October 22, 2015, Ms. Good called Mr. Skains to confirm that Duke Energy’s bid was submitted with support from Duke Energy’s board of directors. Ms. Good asked Mr. Skains to call her before the Company’s October 23, 2015 Board meeting if the Company had any questions or needed clarifications on Duke Energy’s bid or contract terms. Mr. Skains advised Ms. Good that he would do that if it was found to be necessary.

On October 23, 2015, after meeting with the Company’s advisors, Mr. Skains called Ms. Good to discuss questions on the regulatory approval condition and financing provisions set forth in Duke Energy’s markup of the merger agreement contained in their bid proposal. K&E and Sidley Austin LLP (“Sidley”), counsel to Duke Energy, subsequently discussed and agreed to certain language changes related to such provisions.

On October 23, 2015, the Board held a special meeting. Members of senior management of the Company, along with representatives of K&E, MVA and Goldman attended the meeting. Goldman summarized both offers from a financial point of view, and K&E summarized the key issues raised by the merger agreement markups submitted by each party, focusing particularly on provisions that affected deal certainty, the Board’s ability to accept an unsolicited, superior offer and change its recommendation in certain circumstances and the relative sizes of the termination fees payable by the Company and the acquiror in certain circumstances. In light of the higher price being proposed by Duke Energy and the limited number of material issues of concern in the merger agreement markup submitted by Duke Energy (and the view of senior management and its advisors that the contract terms were more favorable overall to the Company), the Board determined Duke Energy’s offer was superior and directed senior management and its advisors to negotiate with Duke Energy in an effort to finalize all substantive deal terms in a manner satisfactory to the Company by midday on October 24, 2015, failing which the Company should continue negotiations with Duke Energy, but also resume negotiations with Party A.

On October 23, 2015, following the Board’s special meeting, Goldman contacted both Party A and Duke Energy and Barclays, and Mr. Skains contacted Ms. Good. Goldman and Mr. Skains communicated to Duke Energy and Barclays, and Ms. Good, respectively, that the Board was considering both offers, but senior management and the Company’s advisors were authorized to pursue expedited negotiations with Duke Energy to reach agreement on all substantive deal terms by midday on October 24, 2015. Absent such agreement by midday, Duke Energy and Barclays were advised that the Board authorized the Company to reengage the other bidder in negotiations. In addition, on that same day, at the direction of Mr. Skains, Goldman contacted Party A CFO and communicated that the Board had decided to move forward with the other bidder, but Goldman noted that the Company might reinitiate discussions with Party A should the Company be unsuccessful in resolving all substantive issues with the other party in the expedited time frame. Party A CFO inquired as to whether Party A’s bid was behind on price or if Party A’s merger agreement draft terms were not as attractive as the other bidder’s, and Goldman indicated that Party A’s bid was less attractive in both respects.

On October 23, 2015, following the Board’s special meeting, K&E prepared a revised draft of the merger agreement, which it sent to Sidley on the evening of October 23, 2015.

Beginning early in the morning on October 24, 2015, K&E and Sidley engaged in further negotiations regarding the merger agreement. Based on K&E’s revised draft of the merger agreement and discussions with Sidley on the morning of October 24, 2015, the parties reached agreement on all substantive deal terms to the satisfaction of senior management of the Company, including, in particular, agreeing on the obligations Duke Energy would accept in seeking to obtain regulatory approvals and the circumstances under which the Company would receive a termination fee from Duke Energy. During the balance of the day, the parties finalized all of the documents and resolved the treatment of certain employee and executive compensation matters.

On the morning of October 24, 2015, Goldman received an email from Party A CFO inquiring whether the Company would be open to receiving a revised and enhanced offer from Party A. The Company’s senior management, in consultation with Goldman and K&E, determined that Goldman should call Party A CFO to discuss any revised offer Party A would be prepared to submit. On the call with Party A CFO, Goldman emphasized that the Company had requested best and final offers on October 22, 2015 and was not soliciting another bid, but would receive and consider any revised offer that Party A was interested in making. Party A then inquired whether the difference in price between its offer and the other bidder’s offer was within $1 per share. Goldman noted that the difference was “more than $1 per share,” but did not indicate the price per share of the Duke Energy offer. Goldman further stated that Party A’s merger agreement draft terms were not as attractive as the other bidder’s draft terms and that Party A should deliver any revised offer as soon as possible, as negotiations with the other bidder were fast-moving towards conclusion. Subsequent to this conversation, Party A did not again contact Goldman or the Company or submit a revised offer.

On October 24, 2015, Ms. Good called Mr. Skains to discuss certain provisions in the merger agreement being negotiated by the parties. During that discussion, Mr. Skains focused the conversation on the regulatory approvals necessary to consummate a transaction with Duke Energy including its willingness to accept remedial actions that might be required by regulators. Ms. Good said that Duke Energy was committed to obtaining the regulatory approvals required to consummate the merger.

On the evening of October 24, 2015, the Board held a special, telephonic meeting. Members of the Company’s senior management, as well as representatives of Goldman and K&E, attended the meeting. All directors were present at the meeting and waived all prior notice requirements. Goldman then provided a financial analysis of Duke Energy’s offer summarized below under “—Opinion of Goldman, Sachs & Co.” Goldman rendered its oral fairness opinion to the Board, which opinion was subsequently confirmed in writing, that, as of October 24, 2015, and based upon and subject to the factors and assumptions set forth therein, the $60.00 in cash per share of Company common stock to be paid to the holders (other than Duke Energy and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman, dated October 24, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. K&E then advised the Board on the material terms of the merger agreement, including the fact that the merger agreement contained fiduciary out provisions to permit the Board to consider unsolicited proposals received following the execution of a definitive merger agreement, and then reviewed with the Board the changes made to the merger agreement as a result of the negotiations between the parties’ respective counsel and senior management since the Board meeting held on October 23, 2015. Mr. Skains also advised the Board of his conversation with Ms. Good regarding regulatory approvals. K&E also discussed the restrictions that the merger agreement would impose on the Company’s operations and activities between signing and consummation of the merger. Mr. Newlin indicated that the Company’s senior management was comfortable with the restrictions on the Company’s operations during such interim period.

K&E also noted that Party A had contacted Goldman on the morning of October 24, 2015. Goldman summarized the exchange with Party A to the Board and noted that no revised offer had been provided as of the time of the meeting and that, given the lapse in time since the discussion with Party A, no revised offer was expected. Mr. Skains then discussed the vote that would be required from the Board to approve the merger agreement.

The Board then went into executive session, which was led by Mr. Everett. At the request of Mr. Everett, Mr. Skains remained present during the executive session. K&E delivered a detailed summary of executive compensation and employee matters addressed in the merger agreement and summarized the negotiations with Duke Energy on these matters, including with respect to severance, retention, retiree health, employment terms, benefits and medical coverage.

Following this discussion, the Board then unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of Piedmont approve the merger agreement and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose.

After the Board meeting, the Company, Duke Energy and their advisors finalized the merger agreement and later on the night of October 24, 2015, the Company and Duke Energy executed the merger agreement. On the morning of October 26, 2015 (prior to the opening of trading on the NYSE), each of the Company and Duke Energy issued a joint press release announcing the parties’ entry into the merger agreement.

Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement

On October 24, 2015, the Board convened a meeting at which it unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose. In evaluating the merger agreement and the merger, the Board consulted with its legal and financial advisors, discussed certain matters relating to the Company with the Company’s senior management team, and considered a number of factors that it believed supported its decision to enter into the merger agreement, including, but not limited to, the following factors:

•	the Board’s understanding of the business, operations, management, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•	the $60.00 per share price, which represented a 42.1% premium over the closing price of the Company’s common stock of $42.22 on October 23, 2015, the last trading day prior to the Company’s public announcement that it had entered into the merger agreement and a 50.6% premium over the 30 day volume weighted average price of the Company common stock;

•	the fact that the per share merger consideration is to be paid in cash, which provides certainty of value and liquidity to the Company’s unaffiliated shareholders, including because such shareholders will not be exposed to any risks and uncertainties relating to the Company’s and Duke Energy’s future value if the merger is consummated;

•	the possible alternatives to the merger, including a strategic transaction with another party or continuing as a standalone company, which alternatives the Board evaluated and determined were less favorable to the Company’s shareholders than the merger at a price of $60.00 per share, given the potential risks, rewards and uncertainties associated with those alternatives;

•	the low interest-rate environment that correlates with higher utility valuations, and the risk that rising interest rates would put downward pressure on the value of the Company’s stock price and reduce the consideration offered by strategic bidders;

•	Goldman’s opinion, dated October 24, 2015, to the Board that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the $60.00 in cash per share of Company common stock to be paid to the holders (other than Duke Energy and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion;

•	that under the merger agreement, the Company is permitted, without the prior consent of Duke Energy, to declare and pay its regular quarterly cash dividends, increase its dividends by $0.04 per year and pay a “stub” dividend in respect of the quarter in which the merger is consummated;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Duke Energy will pay the Company a termination fee of $250 million, without the Company having to establish any damages;

•	the Company’s ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•	Duke Energy’s strong financial position and committed financing for the merger, and its demonstrated ability to complete large transactions;

•	the fact that the Company will still be able to consider and respond to unsolicited acquisition proposals or engage in discussions or negotiations regarding such proposals under certain circumstances;

•	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that the Company’s shareholders vote to approve the merger agreement; and

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a “superior proposal” (as defined in the merger agreement), and the fact that the termination fee payable to Duke Energy in such case was determined by the Board to be reasonable in the context of similar fees payable in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement and the proposed merger, including:

•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if any of the regulatory approvals are not obtained;

•	that the shareholders of the Company will have no ongoing equity in the surviving corporation following the proposed merger, meaning that the shareholders will cease to participate in the Company’s future earnings or growth, or to benefit from any future increases in the value of the Company’s common stock;

•	that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of shareholders. For more information on the interests of the Company’s directors and executive officers in the merger, see the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44;

•	the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or certain other actions it might otherwise take or forego from taking with respect to the operations of the Company pending completion of the proposed merger;

•	the risks and costs to the Company if the proposed merger is not consummated, including the diversion of management and employee attention, potential impact on the Company’s relationship with its regulators, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the possibility that the $125 million termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other third parties from making an unsolicited competing bid to acquire the Company;

•	that there can be no assurance that all conditions to the parties’ obligations to effect the merger will be satisfied prior to the outside date set forth in the merger agreement;

•	that the receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many Company shareholders; and

•	that if the proposed merger is not completed, the Company will be required to pay its own expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement as well as, under certain circumstances, pay Duke Energy a termination fee of $125 million.

The foregoing discussion of certain factors considered by the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Board. The Board collectively reached the conclusion to unanimously approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the proposed merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.

It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15 of this proxy statement.

The Board recommends that the shareholders of the Company vote “FOR” approval of the merger agreement.

Prospective Financial Information

The Company does not as a matter of course make public projections as to future performance due to the inherent unpredictability of the assumptions and estimates underlying such projections. However, in connection with the Board’s evaluation of the merger and other strategic alternatives available to the Company, the Company’s management provided to the Board, Goldman and, in connection with its due diligence investigation, Duke Energy, certain non-public, unaudited prospective financial information, which we refer to as “prospective financial information.”

Summaries of the prospective financial information are provided below. The prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, weather, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The prospective financial information is subjective in many respects and is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including the various risks set forth in the Company’s periodic reports. For additional information regarding these risks, see the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” and other risk factors described in the Company’s filings with the SEC that could cause actual results to differ materially from those shown below. The Company’s shareholders are urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations and financial condition. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The prospective financial information should not be considered a reliable predictor of future results and should not be relied upon as such. The prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year.

The prospective financial information was based upon various assumptions which relate only to the periods presented and should not be relied upon for any other purpose. The principal assumptions include:

•	Net average customer growth rate of 1.6 – 1.7%;

•	Bi-annual integrity management rider (IMR) reset in North Carolina;

•	Utility capital expenditures driven by:

•	Customer growth

•	System integrity

•	Other additional services;

•	Midstream joint ventures

•	Constitution Pipeline joint venture is in service in fiscal year 2017

•	Atlantic Coast Pipeline targeted timeline, including FERC Approval in 2016, construction beginning in fiscal year 2016 or 2017 and pipeline in-service in fiscal year 2019;

•	No new bonus depreciation; and

•	New equity of approximately $475 million from 2016 to 2020.

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the merger. The prospective financial information does not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context.

The prospective financial information was not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the prospective financial information is unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Readers of this document are urged not to place undue reliance on the unaudited prospective financial information set forth below.

The inclusion of the prospective financial information herein is not deemed an admission or representation by the Company that either the projected financial performance or the projected cash flow and balance sheet are viewed by the Company as material information of the Company or the surviving corporation. Neither the projected financial performance nor the projected cash flow and balance sheets are included in this proxy statement in order to induce any holder of the Company common shares to approve the merger proposal. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Subject to the foregoing qualifications, the following is a summary of the prospective financial information:

Prospective Financial Information

($ in thousands, except earnings per share data)

	2015E	2016E	2017E	2018E	2019E	2020E
TOTAL MARGIN	$726,089	$759,578	$792,047	$830,082	$918,262	$975,781
TOTAL OTHER INCOME	$27,982	$32,854	$37,789	$52,194	$52,588	$45,265
NET INCOME	$147,338	$160,292	$169,313	$184,920	$214,363	$223,855
UTILITY CONSTRUCTION EXPENDITURES	$(477,212)	$(545,898)	$(554,692)	$(771,660)	$(541,245)	$(436,700)
BASIC EARNINGS PER SHARE	$1.87	$1.97	$2.01	$2.16	$2.32	$2.40

Opinion of Goldman, Sachs & Co.

Goldman rendered its opinion to the Board that, as of October 24, 2015 and based upon and subject to the factors and assumptions set forth therein, the $60.00 in cash per outstanding share of Company common stock to be paid to the holders (other than Duke Energy and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman, dated October 24, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman provided its advisory services and opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended October 31, 2014;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company, including the prospective financial information discussed under “Prospective Financial Information,” prepared by its management, as approved for Goldman’s use by the Company, which are referred to as the “Forecasts.”

Goldman also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, reviewed the reported price and trading activity for the shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utility and power industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman deemed appropriate.

For purposes of rendering its opinion, Goldman, with the consent of the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman assumed with the consent of the Board that the Forecasts had been reasonably prepared on a basis reflecting the best available estimates and judgments of the management of the Company. Goldman did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman was not furnished with any such evaluation or appraisal. Goldman assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman’s opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman’s opinion addresses only the fairness from a financial point of view to the holders (other than Duke Energy and its affiliates) of shares of Company common stock, as of the date of its opinion, of the $60.00 in cash per share of Company common stock to be paid to such holders pursuant to the merger agreement. Goldman does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $60.00 in cash per share of Company common stock to be paid to such holders (other than Duke Energy and its affiliates) pursuant to the merger agreement or otherwise. Goldman did not express any opinion as to the impact of the merger on the solvency or viability of the Company or Duke Energy or the ability of the Company or Duke Energy to pay their respective obligations when they come due. Goldman’s opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to Goldman as of the date of its opinion and Goldman assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman’s opinion was approved by a fairness committee of Goldman.

The following is a summary of the material financial analyses delivered by Goldman to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 23, 2015, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman reviewed the historical trading prices and volumes for the Company common stock.

This analysis indicated that the price per share to be paid to holders of Company common stock pursuant to the merger agreement represented:

•	a premium of 42.1% based on the market closing price of $42.22 on October 23, 2015;

•	a premium of 50.6% based on the volume-weighted average price of $39.83 for the 30 days ended October 23, 2015;

•	a premium of 40.1% based on the 52-week high market closing price of $42.83 per share; and

•	a premium of 70.5% based on the 52-week low market closing price of $35.19 per share.

Selected Companies Analysis. Goldman reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the gas utility industry (collectively referred to as the selected companies):

•	Atmos Energy Corporation;

•	The Laclede Group, Inc.;

•	New Jersey Resources Corporation;

•	Northwest Natural Gas Company;

•	ONE Gas, Inc.;

•	AGL Resources Inc.[1];

•	South Jersey Industries, Inc.;

•	Southwest Gas Corporation; and

•	WGL Holdings, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, estimates from the Institutional Brokers’ Estimate System, which we refer to in this section as “IBES,” estimates from Capital IQ, and Bloomberg market data as of October 23, 2015. With respect to each of the selected companies and the Company, Goldman calculated the applicable company’s implied price to estimated earnings ratios, which we refer to as the “P/E Ratio,” of the selected companies by dividing the price per share of the relevant company (based on the closing price of shares of the applicable company’s common stock as of October 23, 2015) by the estimated earnings per share of the relevant company for each of fiscal years 2015, 2016 and 2017 per IBES estimates. The results were compared to the P/E Ratio of the Company based on IBES estimates. The following table presents the results of this analysis:

P/E Ratio:	Selected Companies	Company per IBES estimates
Range
2015	16.0x – 22.3x	22.6x
2016	15.7x – 20.9x	21.3x
2017	14.9x – 19.3x	20.1x

Goldman also calculated the implied dividend yield of the selected companies by annualizing the dividends paid by each of the selected companies in the previous quarter. The following table presents the results of this analysis:

	Selected Companies	Company
	Range
Annualized Dividend Yield	2.5% – 4.3%	3.1%

[1]	Data for AGL Resources Inc. is as of August 21, 2015, the last trading day before the announcement on August 24, 2015 of its acquisition by The Southern Company.

Selected Transactions Analysis. Goldman analyzed certain information relating to the following selected transactions in the utility and power industry since May 2005.

Date Announced	Selected Transactions
	Acquiror	Target
May 8, 2005	Duke Energy Corporation	Cinergy Corp.

February 27, 2006	National Grid plc	KeySpan Corporation

July 5, 2006	Castor Holdings LLC, a subsidiary of a consortium led by Macquarie Infrastructure Partners	Duquesne Light Holdings, Inc.

July 10, 2006	WPS Resources Corporation	Peoples Energy Corporation

June 25, 2007	Iberdrola, S.A.	Energy East Corporation

October 25, 2007	Padua Intermediate Holdings, Inc., a subsidiary of a consortium led by Macquarie Infrastructure Partners	Puget Energy, Inc.

February 10, 2010	FirstEnergy Corp.	Allegheny Energy, Inc.

December 7, 2010	AGL Resources Inc.	Nicor Inc.

January 10, 2011	Duke Energy Corporation	Progress Energy, Inc.

April 20, 2011	The AES Corporation	DPL, Inc.

April 28, 2011	Exelon Corporation	Constellation Energy Group, Inc.

February 20, 2012	FortisUS, Inc.	CH Energy Group, Inc.

May 29, 2013	MidAmerican Energy Holdings Company	NV Energy, Inc.

December 11, 2013	FortisUS Inc.	UNS Energy Corporation

April 30, 2014	Exelon Corporation	Pepco Holdings Inc.

June 23, 2014	Wisconsin Energy Corporation	Integrys Energy Group, Inc.

October 20, 2014	Como 1 L.P., a subsidiary of Macquarie Group Ltd.	Cleco Corporation

December 3, 2014	NextEra Energy, Inc.	Hawaiian Electric Industries, Inc.

February 25, 2015	Iberdrola USA, Inc.	UIL Holdings Corporation

August 24, 2015	The Southern Company	AGL Resources Inc.

September 4, 2015	Emera Inc.	Teco Energy Inc.

While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

For each of the selected transactions, Goldman calculated and reviewed the announced purchase price per share of the target company as a multiple of estimated earnings per share for the first full fiscal year period beginning in the year of the applicable transaction announcement date (or in certain instances, for the fiscal year period following the announcement date as described in the footnote to the table below), which we refer to as “FY1 EPS” or “FY2 EPS” as the case may be, based on IBES estimates most recently published prior to the date of the announcement of the applicable transaction. For the proposed merger, Goldman calculated the $60.00 per share purchase price as multiple of estimated earnings per share for FY1 EPS, based on the Forecasts.

In addition, for each of the selected transactions and the proposed merger, Goldman calculated and reviewed the premiums paid as a comparison of the announced per share price compared to the last undisturbed closing price of the relevant target company prior to announcement of the relevant transaction.

The following table presents the results of this analysis:

Metric	Selected Transactions		Proposed Transaction
	Range	Median
Purchase Price/ FY1 EPS[2]	12.5x – 25.0x	19.0x	32.2x

Premiums Paid: 1-Day Prior to Announcement[3]	7.1% – 37.9%	21.8%	42.1%

Goldman calculated an illustrative range of implied values per share of Company common stock by applying the range of Purchase Price/ FY1 EPS multiples for the Selected Transactions to the estimated 2015 EPS of the Company as reflected in the Forecasts. This analysis resulted in an illustrative range of implied values of $23.33 to $46.65 per share of Company common stock. Goldman also calculated an illustrative range of implied values per share of the Company common stock by applying the range of premiums paid (1-day prior to announcement) for the Selected Transactions to the closing price of the Company’s common stock on October 23, 2015. This analysis resulted in an illustrative range of implied values of $45.22 to $58.22 per share of Company common stock.

Illustrative Present Value of Future Share Price Analysis. Goldman performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For purposes of this analysis, Goldman calculated the illustrative future value per share of Company common stock at fiscal year-end 2017 and 2018 by applying illustrative next twelve month price to earnings, or “Forward P/E,” multiples ranging from 17.5x to 21.5x to estimated earnings per share of Company common stock for 2018 and 2019 of $2.16 and $2.32, respectively, discounting back to October 23, 2015, using a discount rate of 6.09%, reflecting an estimate of the Company’s cost of equity. The calculations were adjusted for the present value of estimated dividends per share of Company common stock during the fourth quarter of 2015 through the end of 2017 and for the fourth quarter of 2015 through the end of 2018, as applicable, per the Forecasts. This analysis resulted in an illustrative range of implied present values of $36.48 to $44.16 per share of Company common stock discounted from fiscal year-end 2017, and an illustrative range of implied present values of $38.11 to $45.87 per share of Company common stock discounted from fiscal year-end 2018.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman performed an illustrative discounted cash flow analysis on the Company to determine a range of present values per share of Company common stock. Goldman conducted its illustrative discounted cash flow analysis by applying discount rates ranging from 4.50% to 5.50%, reflecting estimates of the Company’s weighted average cost of capital, to estimated unlevered free

[2]	FortisUS Inc./ UNS Energy Corporation transaction and NextEra Energy, Inc./ Hawaiian Electric Industries, Inc. transaction are based on FY2 EPS because the transactions were announced in December. WPS Resources Corporation/Peoples Energy Corporation transaction and Castor Holdings LLC/Duquesne Light Holdings, Inc. transaction are based on FY2 EPS due to significant rate case activity at time of announcement. Exelon Corporation/ Constellation Energy Group, Inc. transaction is based on FY2 EPS due to non-recurring unregulated earnings in the FY1 period. FY1 EPS in the transaction between AGL Resources Inc. and Nicor Inc. was adjusted to exclude one-time recovery of bad debt expense via bad debt expense tracker, approved by the Illinois Commerce Commission on February 2, 2010, which provided for retroactive 2008/2009 after-tax recovery of $19.3 million.
[3]	Emera Inc./Teco Energy Inc. transaction premium represents a “disturbed” premium as of September 3, 2015.

cash flows of the Company for the fourth quarter of 2015 through 2020, assuming mid-year convention. Goldman then derived a range of illustrative terminal values by applying an illustrative range of LTM (Last Twelve Months) earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA” exit multiples of 10.50x to 11.75x to the Company’s estimated terminal year EBITDA, and discounted such implied terminal values to October 23, 2015, using the same range of discount rates as described above. In addition, using a discount rate of 6.09%, reflecting an estimate of the Company’s cost of equity, Goldman discounted to present value as of October 23, 2015 the estimated benefits of the Company’s net operating losses, or (“NOLs”) for the fourth quarter of 2015 through 2020, as reflected in the Forecasts. Goldman derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above and the present value is derived for the estimated benefits of the Company’s NOLs for the fourth quarter of 2015 through 2020. Goldman then subtracted from the range of illustrative enterprise values it derived for the Company the amount of net debt of the Company as specified by management of the Company, to calculate the present values of illustrative equity values of the Company as of October 23, 2015. Goldman then divided such present values of illustrative equity values by the estimated number of the shares of Company common stock outstanding on a fully diluted basis as of October 23, 2015, based on information provided by management of the Company, to calculate an illustrative range of per-share equity values. This analysis resulted in an illustrative range of value indications of $38.50 to $50.09 per share of Company common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman’s opinion. In arriving at its fairness determination, Goldman considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Goldman prepared these analyses for purposes of Goldman’s providing its opinion to the Company’s board of directors as to the fairness from a financial point of view of the $60.00 in cash per share of Company common stock to be paid to the holders (other than Duke Energy and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration to be paid pursuant to the merger agreement was determined through arm’s-length negotiations between the Company and Duke Energy and was unanimously approved by the Board. Goldman provided advice to the Company during these negotiations. Goldman did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman’s opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman attached as Annex B to this proxy statement.

Goldman and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Duke Energy, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman has provided certain financial advisory and/or underwriting services to Duke Energy and/or its affiliates from time to time for which the Investment Banking Division of Goldman has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering by Duke Energy Progress LLC, an affiliate of Duke Energy, of Floating Rate First Mortgage Bonds due 2017 (aggregate principal amount $200 million) and 4.150% First Mortgage Bonds due 2044 (aggregate principal amount $500 million) in November 2014. Goldman may also in the future provide financial advisory and/or underwriting services to the Company, Duke Energy, and their respective affiliates for which the Investment Banking Division of Goldman may receive compensation. During the two year period ended October 24, 2015, the Investment Banking Division of Goldman has received compensation for financial advisory and/or underwriting services provided to Duke Energy and its affiliates of approximately $650,000. During the two year period ended October 24, 2015, Goldman has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which the Investment Banking Division of Goldman has received compensation.

The Board selected Goldman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated September 20, 2015, the Company engaged Goldman to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman a transaction fee of approximately $24 million, $7.2 million of which became payable upon announcement of the merger and the remainder of which is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Effects of the Merger

If the proposal to approve the merger agreement receives the affirmative vote of the holders of a majority of outstanding shares of Company common stock entitled to vote at the special meeting, and the other conditions to the closing of the merger are either satisfied or (if permissible under applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly-owned direct subsidiary of Duke Energy. Duke Energy agreed to add a Piedmont board member to its board in connection with the merger. The Duke Energy board has named Mr. Skains as the designee to join the board of directors of Duke Energy upon the consummation of the merger.

Following the merger, all of the surviving corporation’s equity interests will be beneficially owned by Duke Energy and none of the Company’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, the Company, the surviving corporation or Duke Energy after the consummation of the merger (except that holders of performance share awards of the Company granted after the execution of the merger agreement will become holders of assumed Duke Energy RSU Awards at the effective time of the merger and therefore may receive shares of Duke Energy common stock in the future, as described below under “The Merger Agreement—Treatment of Equity Awards; Employee Stock Purchase Plan”). As a result, following the merger, the Company’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Duke Energy will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the surviving corporation’s value.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by Duke Energy, Merger Sub or any direct or indirect wholly owned subsidiaries of Duke Energy, will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes, and all shares of Company common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration and Conversion of Company Common Stock” beginning on page 60.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44 and the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards; Employee Stock Purchase Plan” beginning on page 61.

The Company common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “PNY.” Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated once such deregistration is complete, and the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock. Termination of registration of the Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s shareholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if Merger is Not Completed

In the event that the proposal to approve the merger agreement does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE, the Company common stock will continue to be registered under the Exchange Act and the Company’s shareholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common stock.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of Company common stock may decline if the current market price of the Company common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 75.

Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Duke Energy a termination fee. Under certain other circumstances, if the merger agreement is terminated, Duke Energy may be obligated to pay the Company a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 76.

Financing of the Merger

There is no financing condition to the merger. Duke Energy intends to finance the payment of the aggregate cash purchase price of the merger and related expenses at the closing of the merger with a combination of some or all of the following:

•	amounts drawn under the bridge facility (as defined below) and Duke Energy’s existing credit facility;

•	net proceeds of any future equity or debt offerings by Duke Energy; and

•	existing cash on hand and other sources available to Duke Energy.

For purposes of financing the cash purchase price of the merger, on October 24, 2015, Duke Energy obtained a commitment letter from Barclays Bank PLC, providing a commitment for a 364-day senior unsecured bridge credit facility in favor of Duke Energy in an aggregate amount of $4.9 billion (which is referred to as the “bridge facility”).

The commitment letter provides that, subject to certain exceptions, the loan under the bridge facility (and the commitments in respect of such loan) will be automatically reduced on a dollar-for-dollar basis by, among other things, the net cash proceeds of (i) certain debt incurrences, (ii) certain equity issuances and (iii) certain sales, transfers or other dispositions of assets of Duke Energy or its subsidiaries not made in the ordinary course of business, subject to certain re-investment rights and provided that such net cash proceeds are in excess of $100 million.

Interests of the Company’s Directors and Executive Officers in the Merger

Overview

In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching the Board’s decision to adopt the merger agreement and in resolving to recommend the Company’s shareholders vote to approve the merger agreement. As described in more detail below, these interests include:

•	each retention stock unit award of the Company granted under the Company’s equity incentive plans (and each retention stock unit of the Company that would result, pursuant to the terms of the applicable award agreement, from crediting the amount of cash dividends accrued but not yet credited to the shares of Company common stock subject to such retention stock unit awards) will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration;

•	each performance share award of the Company granted under the Company’s equity incentive plans prior to the execution of the merger agreement will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award (based on target performance or, if the effective time occurs within 2 1⁄2 months after the end of the applicable performance period but prior to settlement of the performance share awards, the greater of target or the actual number of shares of Company common stock issuable with respect to such performance share awards based on actual performance) multiplied by the merger consideration (subject to proration consistent with past practice for certain retired Company employees);

•

each performance share award of the Company granted under the Company’s equity incentive plans after the execution of the merger agreement but prior to the effective time will be converted at the effective time into a Duke Energy RSU Award, with the number of shares of Duke Energy common stock subject to such Duke Energy RSU Award equal to 125% of the target number of shares of Company common stock subject to such performance share award immediately prior to the effective time multiplied by a fraction, the numerator of which is the merger consideration and the denominator of which is the average of the volume weighted averages of the trading prices of Duke Energy common stock on the NYSE on each of the five consecutive trading days ending on (and inclusive of) the trading day that is two trading days prior to the closing date (rounded down to the nearest whole share); the Duke Energy RSU Awards will be subject to the same vesting schedule and payment terms and similar terms and conditions as apply to the performance share awards immediately prior to the effective time, except that the performance-based vesting conditions will cease to apply to the Duke Energy RSU Awards and vesting will be subject to the holder of the Duke Energy RSU Award remaining continuously employed by Duke Energy or its affiliates through the date on which the performance period applicable to the performance share awards immediately prior to the effective time would have ended;

•	Duke Energy RSU Awards will be subject to 100% accelerated vesting upon certain types of terminations of employment after the closing and prorated accelerated vesting upon retirement;

•	executive officers will receive prorated cash bonuses under the Company’s Short-Term Incentive Plan (“STIP”) and the Company’s Mission, Values and Performance Plan (“MVP Plan”) at the effective time (based on target performance or, if the effective time occurs within 2 1⁄2 months after the end of the applicable performance period but prior to payment of the cash bonuses for the completed period, the greater of target level or actual performance);

•	executive officers will be eligible to receive certain severance payments and benefits upon certain types of terminations of employment that occur: (i) in the case of executive officers who have entered into existing change in control severance agreements (the “Severance Agreements”) with the Company, at any time prior to the third anniversary of the effective time; and (ii) in the case of all other executive officers, during the two-year period immediately following the effective time;

•	the Company’s Lead Independent Director, Malcom E. Everett III, will be eligible to receive a lump sum cash payment at the effective time, equal to 150% of the net present value of the retirement benefits Mr. Everett would have received pursuant to his Director Retirement Benefits Agreement, entered into on February 22, 2002, as amended by Amendment No. 1 entered into on December 31, 2008 (the “Director Agreement”), had Mr. Everett retired on the date immediately preceding the effective time; and

•	account balances under the Company’s Voluntary Deferral Plan will be subject to accelerated distribution at the effective time and account balances under the Company’s Defined Contribution Restoration Plan will be subject to accelerated vesting at the effective time, as well as distribution upon a subsequent separation from service (as defined in the Company’s Defined Contribution Restoration Plan) within 24 months after the effective time.

The directors and executive officers of the Company also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section below entitled “—Director and Officer Indemnification and Insurance” beginning on page 50 and the section of this proxy statement entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 71.

Payments to Executive Officers in Respect of Equity Awards

Upon completion of the merger, each Company retention stock unit award and each Company performance share award that was granted prior to the execution of the merger agreement will be cancelled in exchange for a cash payment equal to the target number of shares of Company common stock subject to such award multiplied by the merger consideration. Each Company performance share award that was granted after the execution of the merger agreement will be converted into a Duke Energy RSU Award with respect to shares of Duke Energy common stock, in each case as described in the section entitled “The Merger Agreement—Treatment of Equity Awards; Employee Stock Purchase Plan” beginning on page 61 of this proxy statement. All such Duke Energy RSU Awards will fully vest in the event of a qualifying termination (as described below) that occurs prior to the date on which the Duke Energy RSU Award is scheduled to vest and will vest on a prorated basis in the event of a retirement that occurs prior to the date on which the Duke Energy RSU Award is scheduled to vest.

For purposes of the Duke Energy RSU Awards, a qualifying termination means a termination without “cause” or a resignation for “good reason,” each as defined in the Company’s Incentive Compensation Plan, as amended and restated effective December 15, 2010 (the “ICP”). The ICP defines “cause” as: (i) intentional gross misconduct by the participant damaging in a material way to the Company; or (ii) a material breach of the participant’s employment agreement, after the Company has given the participant notice thereof and a reasonable opportunity to cure. The ICP defines “good reason” as: (i) a change in the participant’s status, position, or responsibilities which, in his or her reasonable judgment, represents a demotion from his or her status, position or responsibilities as in effect immediately prior to a change in control; (ii) the assignment to the participant of any duties or responsibilities which, in his or her reasonable judgment, are inconsistent with such status, position, or responsibilities immediately prior to the change in control; or any removal of the participant from or failure to reappoint or reelect him or her to any of such positions that the participant had immediately prior to the change in control; (iii) a reduction by the Company in the participant’s base salary or the Company’s failure to increase (within 12 months of the participant’s last increase in base salary) the participant’s base salary after a change in control in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executive and senior executives of the Company effected in the preceding 12 months; (iv) the relocation of the principal executive offices of the Company or subsidiary, whichever entity on behalf of which the participant performs a principal function of that entity as part of his or her employment services, to a location more than 50 miles outside the Charlotte, North Carolina metropolitan area or, if his or her services are not performed in Charlotte, North Carolina, the Company’s requiring him or her to be based at any place other than the location at which he or she performed his or her duties immediately prior to the change in control, except for required travel on the Company’s business to an extent substantially consistent with his or her business travel obligations at the time of a change in control; (v) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which the participant participates immediately prior to the change in control, including but not limited to the ICP, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), with which he or she has consented, has been made with respect to such plan in connection with the change in control, or the failure by the Company to continue his or her participation therein, or any action by the Company which would directly or indirectly materially reduce his or her participation therein; (vi) the failure by the Company to continue to provide the participant with benefits substantially similar to those enjoyed by him or her or to which he or she was entitled under any of the Company’s pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans in which he or she was participating at the time of a change in control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive him or her of any material fringe benefit enjoyed by him or her or to which he or she was entitled at the time of the change in control, or the failure by the Company to provide him or her with the number of paid vacation and sick leave days to which he or she is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect as of December 15, 2010; (vii) the failure of the Company to obtain a satisfactory agreement with any successor or assign of the Company to assume and agree to perform under any change in control agreement between the Company and the participant; or (viii) any request by the Company that the participant participate in an unlawful act or take any action constituting a breach of the participant’s professional standard of conduct.

The Company’s non-employee directors do not hold any retention stock unit awards or performance share awards.

Severance Agreements

Each of the following six executive officers of the Company has entered into a Severance Agreement with the Company: Thomas E. Skains; Victor M. Gaglio; Jane R. Lewis-Raymond; Karl W. Newlin; Kevin M. O’Hara; and Franklin H. Yoho. In the event an executive officer who is party to a Severance Agreement experiences a qualifying termination (as described below) at any time prior to the third anniversary of the effective time, the executive will be entitled to the following payments and benefits under his or her Severance Agreement:

•

a lump-sum payment equal to three times the sum of (i) the executive officer’s annual base salary as in effect immediately prior to the qualifying termination or, if higher, the executive officer’s annual base salary as in effect immediately prior to the first occurrence of an event or circumstance constituting “good reason” (as described below) plus (ii) the executive officer’s target annual bonus under the STIP and MVP Plan immediately prior to the date of termination or, if higher, the executive officer’s target annual bonus under such cash bonus plans immediately prior to the first occurrence of an event or circumstance constituting “good reason” (as described below); and

•	thirty-six (36) months’ continued life, disability, accident and health insurance benefits for the executive officer and his or her dependents substantially similar to those provided to the executive officer and his or her dependents immediately prior to the qualifying termination or, if more favorable to the executive officer, those provided to the executive officer and his or her dependents immediately prior to the first occurrence of an event or circumstance constituting “good reason” (as described below), at no greater cost to the executive officer than the cost to the executive officer immediately prior to such date or occurrence, subject to reduction to the extent insurance benefits of the same type are received or made available to the executive officer during the thirty-six (36) month continuation period, provided that the Company will reimburse the executive officer for the excess, if any, of the cost of such benefits to the executive officer over such cost as of immediately prior to the qualifying termination or, if more favorable to the executive officer, the first occurrence of an event or circumstance constituting “good reason” (as described below).

In the event that it is determined that any payment would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code and that reducing the payments below the level at which they become “excess parachute payments” would result in a greater after-tax benefit to the executive officer, these payments will be reduced to the extent necessary to exclude such payments from any excise tax under Section 4999 of the Code. In addition, the Company has reserved the right to accelerate the payment of some or all of the outstanding Company retention stock unit awards and Company performance share awards to mitigate the effects of Section 280G of the Code prior to the effective time. Following authorization from the Compensation Committee of the Board in December 2015, the Company determined to allow executive officers to elect to accelerate the taxation of their outstanding Company performance share awards at target levels, and additionally for Mr. Skains, his outstanding Company retention stock unit awards, that would otherwise be eligible to vest during fiscal years 2016 and 2017 (the “Future Awards”) to mitigate the effects of Section 280G of the Code, including increasing the deductibility of such payments by the Company. To the extent an executive officer elects to accelerate taxation of his or her Future Awards, such accelerated Future Awards will be payable, after withholding of applicable taxes, on December 15, 2015 as restricted shares of Company common stock that are subject to a clawback feature requiring forfeiture of the restricted shares (net of any shares used to pay the applicable taxes) to the extent these shares would not otherwise have been earned or payable absent the acceleration. The forfeiture would include any shares resulting from reinvestment of dividends on the restricted shares.

For purposes of the Severance Agreements, a “qualifying termination” means a termination by the Company without “cause” or by the executive officer with “good reason.” “Cause” is generally defined to mean any of the following: (i) the willful and continued failure by the executive officer to substantially perform the executive’s duties with the Company (other than any such failure resulting from the executive officer’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination for “good reason” by the executive officer) which failure shall continue unabated for 30 days after a written demand for substantial performance is delivered to the executive officer by the Board, which demand specifically identifies the manner in which the Board believes that the executive officer has not substantially performed the executive officer’s duties; or (ii) the willful engaging by the executive officer in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of the foregoing “cause” definition, (x) no act, or failure to act, on the executive officer’s part shall be deemed “willful” unless done, or omitted to be done, by the executive officer not in good faith and without reasonable belief that the executive officer’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of the “cause” definition, no claim by the Company that cause exists shall be given effect unless the Company establishes by clear and convincing evidence that cause exists.

“Good reason” is generally defined to mean the occurrence (without the executive officer’s express written consent) after any change in control (or, in certain circumstances, prior to a change in control as described below) of any of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in clauses (i), (v), (vi), or (vii) below, such act or failure to act is corrected prior to the date of termination specified in the notice of termination given in respect thereof: (i) the assignment to the executive officer of any duties inconsistent with the executive officer’s status as a senior executive officer of the Company, a change in the executive officer’s reporting responsibilities, titles or offices, or a substantial adverse alteration in the nature or status of the executive officer’s responsibilities from those in effect immediately prior to the change in control other than any such alteration primarily attributable to the fact that the company may no longer be a public company; (ii) a reduction by the Company in the executive officer’s annual base salary as in effect on the effective date of the Severance Agreement or as the same may be increased from time to time except for across-the-board salary reductions (not to exceed 10%) similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company including the Chief Executive Officer; (iii) the relocation of the principal executive offices to a location more than 35 miles from the Company’s principal executive offices immediately prior to the change in control or the Company’s requiring the executive officer to be based anywhere other than the location of the Company’s executive offices except for required travel on the Company’s business to an extent substantially consistent with the executive officer’s present business travel obligations; (iv) the failure by the Company to pay to the executive officer any portion of the executive officer’s current compensation or benefits except pursuant to an across-the-board compensation or benefit deferral (not to exceed 10%) similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company including the Chief Executive Officer, or to pay to the executive officer any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due; (v) the failure by the Company to continue in effect any compensation plan in which the executive officer participates immediately prior to the change in control which is material to the executive’s total compensation, including but not limited to the Company’s long-term incentive plans or any substitute plans adopted prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the executive officer’s participation therein (or in such substitute or alternative plan) on a basis not less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the executive officer’s participation relative to other participants, as existed immediately prior to the change in control; (vi) the failure by the Company to continue to provide the executive officer with benefits substantially similar to those enjoyed by the executive officer under any of the Company’s pension, supplemental retirement, savings, life insurance, supplemental life insurance, medical, health and accident, or disability plans in which the executive officer was participating immediately prior to the change in control (except for across-the-board changes similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company, including the Chief Executive Officer, not to exceed 10%), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the executive officer of any material fringe benefit enjoyed by the executive officer at the time of the change in control, or the failure by the Company to provide the executive officer with the number of paid vacation days to which the executive officer is entitled either by prior written agreements or on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the change in control; or (vii) any purported termination of the executive officer’s employment which is not effected pursuant to a notice of termination satisfying the requirements set forth in the Severance Agreement.

Pursuant to the Severance Agreements, an executive officer’s termination of employment is deemed to have been a termination by the Company without cause or by the executive officer with good reason if (i) the executive officer’s employment is terminated by the Company without cause prior to a change in control (whether or not a change in control ever occurs) and such termination was the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a change in control (such as the merger agreement), (ii) the executive officer terminates his or her employment for good reason prior to a change in control (whether or not a change in control ever occurs) and the circumstance or event which constitutes good reason occurs at the request or direction of such person, or (iii) the executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason and such termination or the circumstances or event which constitutes good reason is otherwise in connection with or in anticipation of a change in control (whether or not a change in control ever occurs).

Pursuant to a letter to the Board and Duke Energy, dated November 6, 2015, Mr. Skains and Duke Energy have mutually acknowledged and agreed that Mr. Skains intends to terminate his employment for good reason under the terms of his Severance Agreement and retire from the Company, effective as of, and contingent upon, the closing of the merger. Upon his resignation for good reason, Mr. Skains will be entitled to receive the severance benefits described above. Duke Energy agreed to add a Piedmont board member to its board in connection with the merger. The Duke Energy board has named Mr. Skains as the designee to join the board of directors of Duke Energy upon the consummation of the merger. For additional information regarding the payments and benefits Mr. Skains will receive in connection with his resignation for good reason, see the table below entitled “Potential Change of Control Payments to Executive Officers,” along with its footnotes, beginning on page 51 of this proxy statement.

Mr. Everett’s Director Retirement Benefits Agreement

The Director Agreement entitles Mr. Everett to an annual retirement benefit upon his retirement from service as a Company director if, at the time of his retirement, he has attained at least age 72 or has served on the Board for at least 10 continuous years. The annual retirement benefit is equal to the annual cash retainer in effect at the time of Mr. Everett’s retirement and is paid for the life of the director in monthly installments. In the event of Mr. Everett’s death prior to receiving the annual retirement benefit for a period of 10 years, the retirement benefit is payable to Mr. Everett’s beneficiary for the remainder of such 10 year period. Pursuant to the terms of the Director Agreement, in the event of a change in control (as defined in the Director Agreement and which includes the merger) during Mr. Everett’s tenure, Mr. Everett is entitled to receive a lump sum cash payment equal to 150% of the net present value of the retirement benefit Mr. Everett would have received under the Director Agreement if he had retired on the date immediately preceding the change in control, regardless of the number of years of continuous Board service. Mr. Everett will be entitled to receive this lump sum cash payment at the effective time.

Severance Plan for Executive Officers Not Party to Severance Agreements

In the event an executive officer who is not party to a Severance Agreement experiences a qualifying termination (as described below) at any time during the two-year period immediately following the effective time, the executive officer will be entitled to the following payments and benefits under the terms of the merger agreement: (i) a lump-sum payment equal to two times the sum of (A) the executive officer’s annual base salary, plus (B) the executive officer’s target bonus under any bonus plans in which the executive officer participates immediately prior to the date of termination, plus (C) the surviving corporation’s annual contribution toward the cost of the executive officer’s health insurance under the surviving corporation’s group health insurance plan; and (ii) a lump-sum payment equal to the executive officer’s target annual bonus under any cash bonus plan in which the executive officer is eligible to participate, prorated for the portion of the applicable performance period during which the executive officer is employed by the surviving corporation.

For purposes of this severance plan for executive officers who are not party to a Severance Agreement, a “qualifying termination” means a termination by the surviving corporation without “cause” or by the executive officer with “good reason.” “Cause” has the same definition as applies under the Severance Agreements (see the section entitled “—Severance Agreements” beginning on page 46 of this proxy statement for a description of this definition). “Good Reason” means the occurrence of any of the following, without the executive officer’s consent (provided that the surviving corporation does not fully cure the effect of such event within thirty (30) days following its receipt of written notice of such event from the executive officer): (i) (A) diminution in the executive officer’s base salary in excess of five percent (5%) or (B) material diminution in the executive officer’s total compensation; (ii) a change of more than fifty (50) miles in the geographic location in which the executive officer must perform services; or (iii) any other action or inaction that constitutes a material breach by the surviving corporation of the terms under which the executive officer provides services. Notwithstanding the foregoing, “good reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the executive officer’s knowledge thereof, unless the executive officer has given the surviving corporation written notice of such event prior to such date.

Voluntary Deferral Plan and Defined Contribution Restoration Plan

Pursuant to the terms of the Company’s Voluntary Deferral Plan, account balances under the Voluntary Deferral Plan will be subject to accelerated distribution within 90 days following the effective time. Pursuant to the terms of the Company’s Defined Contribution Restoration Plan, account balances under the Defined Contribution Restoration Plan will be subject to accelerated vesting at the effective time, as well as distribution upon a subsequent separation from service (as defined in the Defined Contribution Restoration Plan) within 24 months after the effective time.

Director and Officer Indemnification and Insurance

Pursuant to the terms of the merger agreement, the directors and officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the effective time of the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 71.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. This merger-related compensation is subject to a nonbinding advisory vote of the Company’s shareholders.

The table below entitled “Potential Change of Control Payments to Executive Officers,” along with its footnotes, shows the compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to the Company’s executive officers identified in the most recent proxy statement with respect to the 2015 annual meeting of Company shareholders.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

The amounts indicated below do not attempt to quantify any reduction that may be required as a result of the contingent Section 280G cut back provisions included in the applicable arrangements; therefore, actual payments to the executive officers may be less than the amounts indicated below.

For purposes of calculating the amounts indicated below, we have assumed:

•	the effective time is October 31, 2016, which is the assumed date of the closing of the merger solely for purposes of this transaction-related compensation disclosure;

•	the relevant price per share of Company common stock is equal to the $60.00 merger consideration;

•	each executive officer is terminated by Duke Energy without “cause” or resigns for “good reason” (as such terms are defined in the relevant plans and agreements), in each case, immediately following the effective time (each, referred to as a “qualifying termination”);

•	each executive officer will receive an equity award in December 2015 that is equal to 130% of base salary in the case of Mr. Skains, 75% of base salary in the cases of Messrs. Newlin and Yoho, and 65% of base salary for all other executive officers;

•	in addition to the awards described in the preceding bullet, quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each executive officer as of December 2, 2015, the latest practicable date before the filing of this proxy statement;

•	all unvested equity awards held by each executive officer as of December 2, 2015 remain unvested immediately before the effective time;

•	no executive officer elects to accelerate taxation of his or her outstanding equity awards (as described in greater detail in “—Severance Agreements”), which election would decrease the amounts indicated below because the value of the equity awards would be based on the current stock price (which is less than the $60.00 merger consideration used for purposes of calculating the amounts indicated below);

•	each executive officer will receive a prorated payout of outstanding cash bonuses at target levels under the Company’s STIP and MVP Plan at the effective time;

•	each executive officer’s outstanding performance awards that were granted prior to execution of the merger agreement will accelerate in full at target levels at the effective time and each executive officer’s outstanding performance awards that were granted after execution of the merger agreement will accelerate in full at 125% of target levels at the effective time; and

•	for purposes of the agreements and plans described below, the consummation of the merger as contemplated by the merger agreement constitutes a “change in control” or “change of control” at the effective time.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “—Payments to Directors and Executive Officers in Respect of Equity Awards” and “—Severance Agreements” above.

Potential Change of Control Payments to Executive Officers

The tables below show (i) the compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to each of the Company’s named executive officers identified in the most recent proxy statement with respect to the 2015 annual meeting of Company shareholders and (ii) the aggregate compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to the Company’s 11 other executive officers.

Named Executive Officer	Cash (1)	Pro Rata Bonus (2)	Equity (3)	Voluntary Deferral Plan (4)	Defined Contribution Restoration Plan (5)	Perquisites/ Benefits (6)	Total
Thomas E. Skains	$5,023,067	$749,297	$8,578,665	$0.00	$0.00	$40,275	$14,391,304
Karl W. Newlin	$2,203,383	$278,274	$1,824,780	$0.00	$0.00	$47,448	$4,353,885
Franklin H. Yoho	$2,256,475	$284,979	$1,868,670	$0.00	$0.00	$42,300	$4,452,424
Kevin M. O’Hara	$1,816,430	$204,499	$1,528,695	$0.00	$0.00	$37,425	$3,587,049
Jane Lewis-Raymond	$1,787,786	$201,274	$1,504,530	$0.00	$0.00	$8,877	$3,502,467

Other Executive Officers	Cash (1)	Pro Rata Bonus (2)	Equity (3)	Voluntary Deferral Plan (4)	Defined Contribution Restoration Plan (5)	Perquisites/ Benefits (6)	Total
Aggregate for 11 other Executive Officers	$8,626,992	$1,082,920	$6,561,570	$0.00	$157,492	$37,302	$16,466,276

(1)	Cash. The estimated amounts listed in this column represent (x) the aggregate value of cash severance each executive officer would be entitled to receive under his or her Severance Agreement or, in the case of executive officers not party to a Severance Agreement, under the terms of the merger agreement, in connection with a qualifying termination at any time prior to the third anniversary of the effective time, in the case of executive officers who are party to a Severance Agreement, or at any time prior to the second anniversary of the effective time, in the case of executive officers who are not party to a Severance Agreement. Severance payments are “double-trigger” in that they would be paid to the executive officer only if such executive officer experiences a qualifying termination at any time prior to the third anniversary of the effective time, in the case of executive officers who are party to a Severance Agreement, or at any time prior to the second anniversary of the effective time, in the case of executive officers who are not party to a Severance Agreement; and (y) a retention incentive arrangement that the Company has entered into with one of its executive officers, pursuant to which the executive officer will receive 75% of the retention incentive amount if he remains employed by the Company through the effective time and the remaining 25% of the incentive payment if he remains employed by the Company through the three month period following the effective time. As noted above in “—Severance Agreements,” Mr. Skains and Duke Energy have mutually acknowledged and agreed that Mr. Skains intends to resign for good reason under the terms of his Severance Agreement and retire from the Company, effective as of, and contingent upon, the closing of the merger. Duke Energy agreed to add a Piedmont board member to its board in connection with the merger. The Duke Energy board has named Mr. Skains as the designee to join the board of directors of Duke Energy upon the consummation of the merger. The estimated amounts shown in this column are based on the compensation levels in effect on December 2, 2015, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date, actual payments to an executive officer may be different than those listed in this column. For additional information see “—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Agreements” and “—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Plan for Executive Officers Not Party to Severance Agreements” above.

(2)	Pro Rata Bonus. The estimated amounts listed in this column represent the prorated payout of outstanding cash bonuses at target levels that each executive officer would be entitled to receive under the Company’s STIP and MVP Plan at the effective time. The estimated amounts shown in this column are based on the compensation levels in effect on December 2, 2015, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date, actual payments to an executive officer may be different than those listed in this column.

(3)

Equity. The estimated amounts listed in this column represent the aggregate value in respect of each executive officer’s unvested Company retention stock unit awards and performance share awards as of December 2, 2015, the latest practicable date before the filing of this proxy statement, as set forth in more detail in the table below. Payments in respect of Company retention stock unit awards and performance share awards that were granted prior to the execution of the merger agreement are payable immediately upon the closing date, whether or not employment is terminated. Payments in respect of Company performance share awards that are granted after the execution of the merger agreement and are converted into Duke Energy RSU Awards (based on 125% of the target number of Company shares subject to the award immediately prior to the effective time) as of the effective time vest in the ordinary course of business, subject to fully accelerated vesting upon certain qualifying terminations and prorated accelerated vesting upon retirement. As noted above, the estimated amounts listed in this column assume that no executive officer elects to accelerate the taxation of his or her outstanding Company performance share awards at target levels, and additionally for Mr. Skains, his outstanding Company retention stock unit awards, to mitigate the effects of Section 280G of the Code, which election would decrease the amounts listed in this column because the value of the awards with respect to an individual who makes such an election would be based on the current stock price (which is less than the $60.00 merger consideration used for purposes of calculating the estimated amounts listed in this column). For additional information, please see the sections entitled “The Merger Agreement—Treatment of Equity Awards; Employee Stock Purchase Plan” and “—Severance Agreements.”

Named Executive Officer	Aggregate Value of Retention Stock Unit Awards	Aggregate Value of Performance Share Awards (a)	Total
Thomas E. Skains	$2,324,820	$6,253,845	$8,578,665
Karl W. Newlin	N/A	$1,824,780	$1,824,780
Franklin H. Yoho	N/A	$1,868,670	$1,868,670
Kevin M. O’Hara	N/A	$1,528,695	$1,528,695
Jane Lewis-Raymond	N/A	$1,504,530	$1,504,530

Other Executive Officers	Aggregate Value of Retention Stock Unit Awards ($)	Aggregate Value of Performance Share Awards ($) (a)	Total ($)
Aggregate for 11 other Executive Officers	N/A	$6,561,570	$6,561,570

(a)	Assumes all applicable performance criteria are satisfied at target level with respect to performance share awards granted prior to execution of the merger agreement and assumes all applicable performance criteria are satisfied at 125% of target level with respect to performance share awards granted after execution of the merger agreement.

(4)	Voluntary Deferral Plan. The estimated amounts listed in this column represent the account balances under the Company’s Voluntary Deferral Plan, which will be distributed within 90 days following the effective time. The Company does not make contributions to the Voluntary Deferral Plan and account balances are comprised solely of employee contributions and the earnings thereon. For additional information see “—Interests of the Company’s Directors and Executive Officers in the Merger—Voluntary Deferral Plan and Defined Contribution Restoration Plan.”

(5)	Defined Contribution Restoration Plan. The estimated amounts listed in this column represent the account balances under the Company’s Defined Contribution Restoration Plan, which will be subject to accelerated vesting at the effective time. Payment of benefits under the Defined Contribution Restoration Plan would be accelerated only if such executive officer has a separation from service within 24 months after the effective time.

(6)	Perquisites/Benefits. The estimated amounts listed in this column represent, for executive officers who are party to Severance Agreements, the continued life, disability, accident and health insurance benefits each named executive officer would be entitled to receive under his or her Severance Agreement in connection with a qualifying termination at any time prior to the third anniversary of the effective time. Continued life, disability, accident and health insurance benefits are “double-trigger” in that they would be paid to an executive officer only if such executive officer experiences a qualifying termination at any time prior to the third anniversary of the effective time. The estimated amounts shown in this column are based on the benefit and perquisite levels in effect on December 2, 2015, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if benefit and perquisite levels are changed after such date, actual payments to an executive officer may be different than those listed in this column. For additional information see “—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Agreements” above.

The Board unanimously recommends a vote “FOR” the approval of the nonbinding compensation proposal.

The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote to approve the merger and vote not to approve the compensation and vice versa. This nonbinding compensation proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Duke Energy or, following the merger, the surviving corporation and its subsidiaries. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Company common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion applies only to a holder of Company common stock that holds its shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, banks or other financial institutions, broker-dealers, mutual funds, real estate investment trusts, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Company common stock through the exercise of options, through a tax qualified retirement plan or otherwise as compensation, holders who hold their Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the U.S. alternative minimum tax, holders who exercise appraisal rights, and, except as noted below, holders who own or have owned (directly, indirectly or constructively) five percent or more of the Company’s stock (by vote or value). This discussion does not address any tax consequences arising under any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partner and the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor regarding the tax consequences of the merger.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws and the application and effect of any U.S. federal tax rules not addressed in this discussion) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of Company common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in the shares exchanged therefor pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. The amount, character, and timing of such gain or loss will generally be determined separately with respect to each block of Company common stock owned by a U.S. holder. For purposes of the foregoing, a block of Company common stock generally consists of those shares of Company common stock that were acquired at the same time and at the same price.

A surtax of up to 3.8% applies to so-called “net investment income” of certain U.S. citizens and residents, and to undistributed “net investment income” of certain estates and trusts. Net investment income includes any gain recognized on the receipt of cash in exchange for shares of Company common stock pursuant to the merger. Holders should consult their own tax advisors regarding the applicability of the tax on gain recognized pursuant to the merger.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) if such holder (a) fails to furnish such holder’s correct U.S. taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax (generally by completing IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such holder has previously failed to properly report interest or dividends, or (d) otherwise fails to comply with, or establish an exemption from, applicable backup withholding tax requirements. Any amounts withheld under the backup withholding tax rules is not an additional tax and will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, or will be refunded, if such holder timely furnishes the required information to the IRS and other applicable requirements are satisfied. Each holder should consult such holder’s own tax advisor regarding the information reporting and backup withholding tax rules.

Non-U.S. Holders

A non-U.S. holder whose shares of Company common stock are exchanged for cash pursuant to the merger general will not be subject to U.S. federal income taxation unless:

•	gain resulting from the merger is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the lesser of (i) five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period in the Company common stock, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding common stock at any time during the applicable period. Although we have not undertaken a complete analysis, we believe that we currently are a U.S. real property holding corporation. Thus, a non-U.S. holder owning (directly, indirectly, or constructively) more than 5% of the outstanding Company common stock at any time during the applicable period will generally be subject to U.S. federal income taxation on the gain resulting from the merger in the same manner as gain that is effectively connected with a U.S. trade or business, except that the branch profits tax generally will not apply.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 28%) will apply, unless such non-U.S. holder certifies, generally by providing the payor or applicable withholding agent with an applicable IRS Form W-8BEN, W-8BEN-E, or W-8ECI, as appropriate, under penalties of perjury that it is a non-U.S. holder (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Company common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the application of U.S. federal income tax laws to their particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.

Dividends

The Company has historically paid quarterly cash dividends on Company common stock and the last dividend was paid on October 15, 2015. Under the terms of the merger agreement, the Company may, without the prior consent of Duke Energy, continue paying its regular quarterly cash dividends (when and if declared by the Board, and as may be increased by no more than $0.04 per fiscal year), including a “stub” dividend in respect of the quarter in which the merger is consummated.

Regulatory Approvals Required for the Merger

General

To complete the merger, the Company and Duke Energy must obtain certain regulatory approvals, consisting of (i) expiration or termination of the waiting period under the HSR Act, and (ii) approval of the NCUC. In addition, although not a condition to the consummation of the merger, Duke Energy and the Company may mutually determine that filings with or approvals of certain other state public utility commissions are necessary.

The Company currently anticipates completing the merger by the end of 2016. Although the Company believes that the required authorizations, approvals and consents described in further detail below to complete the merger will be received within that time frame, there can be no assurance as to the precise timing of or the ultimate ability of the Company and Duke Energy to obtain such authorizations, approvals or consents (or any additional authorizations, approvals or consents which may otherwise become necessary).

The following is a brief summary of required federal and state regulatory filings and approvals related to the merger.

Hart-Scott-Rodino Act

Completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the Hart-Scott-Rodino Act, which we refer to as the “HSR Act,” and the rules and regulations promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the U.S. Department of Justice, which we refer to as the “DOJ,” and the Federal Trade Commission, which we refer to as the “FTC,” and the applicable waiting period has expired or been terminated. Duke Energy and the Company each filed the required HSR notification and report forms with the DOJ and FTC on December 2, 2015.

The waiting period with respect to the notification and report forms filed under the HSR Act will expire at 11:59 p.m. on January 4, 2016, unless otherwise extended or terminated. The waiting period can be extended if the DOJ or the FTC issues a Request for Additional Information and Documentary Material, which we refer to as a Second Request, to the Company and Duke Energy. A Second Request is a request that the parties to a merger or acquisition provide the DOJ or FTC with information, documents and data that allows the agency to further consider whether the proposed transaction violates the federal antitrust laws. The issuance of a Second Request extends the required waiting period to consummate the transaction for an additional 30 days, measured from the time both the Company and Duke Energy certify that they have substantially complied with the Second Request, unless that waiting period is earlier terminated by the DOJ and FTC, or unless the parties extend that 30 day period by agreement with the DOJ or FTC as applicable.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ, FTC, or any U.S. state, could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company and Duke Energy. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition grounds, and, if such a challenge is made, there can be no assurance as to its result. Under the merger agreement, the Company and Duke Energy generally must use reasonable best efforts to take all necessary actions to obtain all regulatory approvals required to complete the merger, subject to certain exceptions. If the merger is not completed within 12 months after the expiration or early termination of the applicable HSR Act waiting period, the Company and Duke Energy will be required to submit new notification and report forms to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be terminated before the merger can be completed.

State Regulatory Approvals

The merger is subject to the approval of the NCUC. The Company and Duke Energy expect to file in or around January 2016 a joint application for approval by the NCUC of the merger. Section 62-111(a) of the North Carolina General Statutes provides that no merger or combination affecting a public utility may be made through acquisition or control by stock purchase or otherwise without written approval from the NCUC. Under this statute, such approval shall be given if justified by the public convenience and necessity. The Company is a public utility under North Carolina law and two of Duke Energy’s subsidiaries are also public utilities under North Carolina law.

In addition, although not a condition to the consummation of the merger, Duke Energy and the Company may mutually determine that filings with or approvals of certain other state public utility commissions are necessary Although the Company believes the parties will be able to obtain the required approvals, there is no assurance that the relevant jurisdictions will approve the merger or that such approvals will not include terms, conditions or restrictions that are unacceptable to the parties in light of the requirements imposed under the merger agreement.

For a description of Duke Energy’s and the Company’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this proxy statement entitled “The Merger Agreement—Efforts to Obtain Regulatory Approvals” beginning on page 70.

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

After the completion of the merger, once deregistration of Company common stock is completed, the Company will no longer be required to file periodic reports with the SEC on account of the common stock.

Certain Relationships Between the Company and Duke Energy

From time to time in the ordinary course of their respective businesses, the Company, Duke Energy and their respective subsidiaries have entered into various ongoing commercial relationships with each other.

In addition, in September 2014, the Company, Duke Energy, Dominion Resources, Inc., and AGL Resources, Inc. announced the formation of Atlantic Coast Pipeline, LLC (“ACP”), a Delaware limited liability company. ACP intends to construct, operate and maintain an approximately 550 mile natural gas pipeline, with associated compression, from West Virginia through Virginia into eastern North Carolina. The pipeline will provide wholesale natural gas transportation services for Marcellus and Utica gas supplies into southeastern markets. Through an indirect, wholly-owned subsidiary, the Company is a 10% equity member of ACP. Through an indirect, wholly-owned subsidiary, Duke Energy is a 40% equity member of ACP. The Company has committed to fund an amount in proportion to its ownership interest of 10% for the development and construction of the new pipeline, which is expected to cost between $4.5 billion to $5 billion.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the primary contractual document that governs the merger.

Additional information about the Company and Duke Energy may be found elsewhere in this proxy statement and in other public reports and documents filed with the SEC. Please see the section of this proxy statement entitled “Where You Can Find Additional Information,” beginning on page 82.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. The merger agreement is not intended to be a source of factual, business or operational information about the Company, Duke Energy or Merger Sub, and the following summary of the merger agreement and the copy thereof attached hereto as Annex A are not intended to modify or supplement any factual disclosure about the Company in any documents it publicly files with the SEC. The representations, warranties and covenants made in the merger agreement by the Company, Duke Energy and Merger Sub were qualified and subject to important limitations agreed to by the Company, Duke Energy and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may or may not be fully reflected in this proxy statement or the Company’s public disclosures. Accordingly, you should not rely on the representations and warranties as being accurate or complete or characterizations of the actual state of facts as of any specified date.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as a wholly-owned direct subsidiary of Duke Energy. Duke Energy agreed to add a Piedmont board member to its board in connection with the merger. The Duke Energy board has named Mr. Skains as the designee to join the board of directors of Duke Energy upon the consummation of the merger.

The merger agreement provided that, immediately following the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation. Immediately following the effective time of the merger, the officers of the Company immediately prior to the effective time of the merger will become the officers of the surviving corporation, to serve until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

At the effective time of the merger, the articles of incorporation of the Company will, by virtue of the merger, be amended in their entirety to read as the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger and, as so amended and restated, will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with their terms or applicable law. At the effective time of the merger, the bylaws of the Company will, by virtue of the merger, be amended and restated in their entirety to read as the bylaws of the Merger Sub as in effect immediately prior to the effective time of the merger and, as so amended and restated, will be the bylaws of the surviving corporation, until thereafter amended in accordance with their terms, the articles of incorporation of the surviving corporation or applicable law.

Closing and Effective Time of the Merger

The closing of the merger, which we refer to as the “closing,” will take place on the second business day following the date on which the conditions to closing (described in the section below entitled “—Conditions to the Merger”), other than those conditions that by their nature are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions at closing), have been satisfied or (to the extent permitted by applicable law) waived, or on such other date as is agreed to in writing by the Company, Duke Energy and Merger Sub.

The merger will become effective at such time as the articles of merger are duly filed with the Secretary of State of the State of North Carolina, or at such later time (to the extent permitted under the NCBCA) as Duke Energy and the Company agree and specify in the articles of merger.

Merger Consideration and Conversion of Company Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by Duke Energy or Merger Sub or any of their respective wholly-owned subsidiaries, will be converted automatically into the right to receive the merger consideration, without interest, subject to adjustment as described in the following sentence. If at any time during the period between the date of the merger agreement and the effective time of the merger, any change in the number of outstanding shares of Company common stock occurs as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the merger consideration will be equitably adjusted to reflect such change.

At the effective time of the merger, each share of Company common stock owned by Duke Energy or Merger Sub or any of their respective wholly-owned subsidiaries will be automatically canceled without payment of consideration.

Exchange and Payment Procedures

At or prior to the effective time, Duke Energy will deposit, or cause to be deposited, with a designated bank or trust company reasonably acceptable to the Company (the “paying agent”) cash in an amount sufficient to pay the aggregate merger consideration payable to holders of Company common stock in accordance with the merger agreement. As promptly as practicable after the effective time of the merger (but in no event more than three business days following the effective time of the merger), the surviving corporation will cause the paying agent to mail to each holder of record of Company common stock (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of such holder’s certificates or book-entry shares in exchange for payment of merger consideration. You will not be entitled to receive the merger consideration until you surrender your certificates or book-entry shares along with a duly executed letter of transmittal to the paying agent.

You should not return your certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Duke Energy, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable required taxes from the merger consideration. In the event any amount is withheld from the merger consideration otherwise payable to any person (and is timely paid over to the applicable taxing authorities), that amount will be treated as having been paid to that person.

At the effective time of the merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers thereafter on the records of the Company. On or after the effective time, any certificates or book-entry shares presented to the surviving corporation for any reason will be cancelled and exchanged for the merger consideration as described above.

The paying agent will invest the aggregate merger consideration deposited with it in accordance with the merger agreement. Any interest and other income resulting from any such investments will be paid to and become income of Duke Energy. To the extent that there are losses with respect to such investments, Duke Energy will promptly replace any funds deposited with the paying agent and lost through such investments. Following the effective time of the merger, Duke Energy will make available to the paying agent, from time to time as needed, additional cash to pay the merger consideration as described above, without interest.

Any portion of the aggregate merger consideration deposited with the paying agent (including any interest received with respect thereto) that remains undistributed to holders of shares of Company common stock following the date that is one year after the effective time of the merger will be delivered to the surviving corporation, upon demand. Holders of shares of Company common stock who have not complied with the exchange and payment procedures described above may thereafter look only to the surviving corporation for payment of the merger consideration, without interest. None of Duke Energy, Merger Sub, the surviving corporation, the Company or the paying agent will be liable to any person for any merger consideration delivered to a public official pursuant to any abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of shares of Company common stock at such time at which any merger consideration would otherwise escheat to or become property of a governmental entity will, to the extent permitted by law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Lost Certificates

If any certificate has been lost, stolen or destroyed, then the person claiming the certificate to be lost, stolen or destroyed must make an affidavit of that fact in order to be entitled to receive the merger consideration in respect of such certificate and, if required by the surviving corporation or the paying agent, such person must post a bond in a reasonable amount directed by Duke Energy as indemnity against any claim with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Equity Awards; Employee Stock Purchase Plan

At the effective time of the merger:

•	each retention stock unit that was granted prior to the date of the merger agreement and is outstanding immediately prior to the effective time of the merger, and each retention stock unit that would result, pursuant to the terms of the applicable award agreement, from crediting to an award recipient’s account the amount of cash dividends accrued, but not yet credited, with respect to each share of Company common stock subject to such retention stock unit, will be converted into a vested right to receive cash in an amount equal to the merger consideration;

•

each performance share award that was granted prior to the date of the merger agreement and is outstanding and subject to an incomplete performance period immediately prior to the effective time of the merger will be converted into a vested right to receive cash in an amount equal to the target number of shares of Company common stock subject to such performance share award, multiplied by the merger consideration (subject to proration consistent with past practice for certain retired Company employees). To the extent the effective time of the merger occurs within 2  1⁄2 months following the end of the applicable performance period with regard to, but prior to the settlement of, a performance share award, such award will be converted into a vested right to receive cash in an amount equal to the greater of (i) the target number of shares of Company common stock subject to such performance share award, multiplied by the merger consideration, and (ii) the number of shares of Company common stock to which the holder of such performance share award would be entitled based on actual performance during the applicable performance period, multiplied by the merger consideration (subject to proration consistent with past practice for retired Company employees); and

•	each performance share award of the Company granted under the Company’s equity incentive plans after the execution of the merger agreement but prior to the effective time will be converted at the effective time into a Duke Energy RSU Award, with the number of shares of Duke Energy common stock subject to such Duke Energy RSU Award equal to 125% of the target number of shares of Company common stock subject to such performance share award immediately prior to the effective time multiplied by a fraction, the numerator of which is the merger consideration and the denominator of which is the average of the volume weighted averages of the trading prices of Duke Energy common stock on the NYSE on each of the five consecutive trading days ending on (and inclusive of) the trading day that is two trading days prior to the closing date (rounded down to the nearest whole share). The Duke Energy RSU Awards will be subject to the same vesting schedule and payment terms and similar terms and conditions as apply to the performance share awards immediately prior to the effective time, except that the performance-based vesting conditions will cease to apply to the Duke Energy RSU Awards and vesting will be subject to the holder of the Duke Energy RSU Award remaining continuously employed by Duke Energy or its affiliates through the date on which the performance period applicable to the performance share awards would have ended. Duke Energy RSU Awards will be subject to 100% accelerated vesting upon certain types of terminations of employment and prorated accelerated vesting upon retirement.

In addition, with respect to the Company’s Employee Stock Purchase Plan (“ESPP”), any payroll deduction period in progress as of the effective time of the merger will be shortened, and the last day of such payroll deduction period will be a date specified by Duke Energy that is not more than 30 days preceding the effective time (or such other time as the parties otherwise agree), at which time each participant in the ESPP will purchase as many shares of Company common stock as his or her accumulated payroll deductions can purchase under the terms of the ESPP. The Company will terminate the ESPP as of or prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Duke Energy and Merger Sub to each other. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the disclosure schedule delivered by the Company to Duke Energy in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The Company made customary representations and warranties (including, in certain cases, with respect to its subsidiaries) to Duke Energy and Merger Sub in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection with the merger agreement. These representations and warranties relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	capitalization of the Company and the absence of preemptive rights;

•	the due organization, valid existence, good standing and corporate authority to carry on the business of each significant subsidiary of the Company;

•	ownership of the capital stock of each subsidiary;

•	the authority of the Company or its significant subsidiaries to own, operate, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted;

•	the ownership interest of joint ventures to which the Company is a party;

•	the absence of outstanding obligations to issue, deliver or sell, or repurchase, redeem or otherwise acquire any equity interests in the Company or its subsidiaries;

•	corporate authority to execute and deliver, to perform the Company’s obligations under and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the Company;

•	the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the Board, and the resolution by the Board, subject to the provisions of the merger agreement described below under “—Changes in the Board’s Recommendation,” to recommend that the Company’s shareholders approve the merger agreement;

•	the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ organizational documents, applicable law and certain contracts, as a result of the Company entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	the Company’s SEC filings since October 31, 2013 and the financial statements included therein;

•	the establishment and maintenance of disclosure controls and procedures and internal controls over financing reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company material adverse effect (as defined below) since November 1, 2014;

•	the conduct of business in the ordinary course since November 1, 2014;

•	the absence of legal proceedings and injunctions, orders, judgments, rulings or decrees imposed by a governmental authority;

•	compliance with applicable laws, governmental orders and permits;

•	the filing of tax returns, the payment of taxes and other tax matters;

•	employee benefits and labor matters;

•	environmental matters and compliance with environmental laws;

•	intellectual property matters;

•	the inapplicability of anti-takeover laws to the merger;

•	the unavailability of appraisal rights under applicable law in connection with the transactions;

•	real property owned or leased by the Company or its subsidiaries or with respect to which the Company or its subsidiaries hold easement or other rights and title to such real property;

•	material contracts and compliance with such material contracts;

•	the absence of broker’s or finder’s fees, except with respect to Goldman; and

•	the vote of the Company’s shareholders required to approve the merger agreement and the merger.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Company material adverse effect.” For purposes of the merger agreement, “Company material adverse effect” means any circumstance, change, event, development, occurrence or effect that (i) has, individually or in the aggregate, a material adverse effect on the business, properties, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole, or (ii) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the merger. Circumstances, changes, events, developments, occurrences or effects directly or indirectly arising out of, resulting from or relating to the following, individually or in the aggregate, are excluded in determining whether a Company material adverse effect of the type described in clause (i) has occurred:

•	the announcement, pendency of or performance of the merger, including by reason of the identity of Duke Energy or any communication by Duke Energy regarding its plans or intentions for the conduct of the business of the Company or its subsidiaries, or the impact of the foregoing on relationships with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators;

•	any action taken by the Company or its subsidiaries that is required or permitted by the terms of merger agreement or with the consent or at the direction of Duke Energy or Merger Sub;

•	any change in the market price or trading volume of the Company capital stock (it being understood that the facts or occurrences giving rise or contributing to such change will be taken into account in determining whether there has been a Company material adverse effect);

•	any failure by the Company or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any analysts’ recommendations or ratings regarding the Company or its subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure will be taken into account in determining whether there has been a Company material adverse effect, subject to certain exceptions);

•	any fact, circumstance, effect, change, event or development that results from any shutdown or suspension of operations at any third-party facilities from which the Company or any of its subsidiaries obtains natural gas (excluding the joint ventures to which the Company is a party); and

•	any pending, initiated or threatened transaction litigation.

The following events are also excluded in determining whether a Company material adverse effect of the type described in clause (i) has occurred, but will be taken into account to the extent such matters adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Company and its subsidiaries operate:

•	any condition, change, event, occurrence or effect in the industries or markets in which the Company or its subsidiaries operates, including natural gas distribution or transmission industries (including any changes in the operations thereof or with respect to system-wide changes or developments in natural gas transmission or distribution systems);

•	any enactment of, or change in, or change in the interpretation of any law, GAAP or any governmental policy;

•	general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its subsidiaries conducts business;

•	any change in the price of natural gas or any other raw material, mineral or commodity used or sold by the Company or any of its subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate natural gas transportation services, or any change in customer usage patterns or customer selection of third-party suppliers for natural gas; and

•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage or war, or any escalation or worsening of acts of terrorism, armed hostilities or war.

The representations and warranties made by Duke Energy and Merger Sub to the Company are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	corporate authority to execute and deliver, to perform Duke Energy’s and Merger Sub’s obligations under, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against Duke Energy and Merger Sub;

•	the absence of a requirement for a vote of Duke Energy shareholders to approve the merger agreement and the merger;

•	the absence of violations of, or conflicts with, organizational documents, applicable law and certain permits or contracts as a result of Duke Energy and Merger Sub entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	the absence of broker’s or finder’s fees;

•	the ownership and operations of Merger Sub;

•	the availability of funds at the time of the merger to pay the aggregate merger consideration and all other required amounts in connection with the merger;

•	the absence of any beneficial ownership by Duke Energy or Merger Sub of shares of Company common stock equal to or greater than five percent of the issued and outstanding shares of Company common stock; and

•	the absence of legal proceedings and injunctions, orders, judgments, rulings or decrees imposed by a governmental authority.

Certain of the representations and warranties of Duke Energy and Merger Sub are qualified as to, among other things, “materiality” or “Parent material adverse effect,” which means any change, event, occurrence or effect that individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect on the ability of Duke Energy or Merger Sub to consummate or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Duke Energy or Merger Sub of the merger.

The representations and warranties contained in the merger agreement will terminate upon the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Covenants Relating to the Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business of the Company and its subsidiaries between the date of the merger agreement and the effective time of the merger.

Prior to the earlier of effective time of the merger and the termination of the merger agreement pursuant to its terms, except as contemplated or permitted by the merger agreement, as required by applicable laws, as contemplated by the Company’s disclosure schedule delivered in connection with the merger agreement, or with prior written consent of Duke Energy (which shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course and to preserve intact its present lines of business, maintain its rights and franchises and preserve satisfactory relationships with governmental authorities, employees, customers and suppliers.

In addition, except as contemplated or permitted by the merger agreement, as required by applicable laws, as contemplated by the Company’s disclosure schedule delivered in connection with the merger agreement, or with prior written consent of Duke Energy (which shall not be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are restricted from (subject, in many cases, to ordinary course of business or other exceptions), among other things:

•	issuing, selling or granting any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock (subject to certain exceptions);

•	redeeming, purchasing or otherwise acquiring any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of capital stock (subject to certain exceptions);

•	declaring or paying any dividends other (a) than quarterly cash dividends not to exceed the current annual per share dividend rate by more than $0.04 per fiscal year, with record dates and payment dates consistent with the Company’s current dividend practice, or (b) “stub period” dividends for the last quarter prior to the effective time;

•	adjusting, splitting, combining, subdividing or reclassifying any shares of its capital stock;

•	incurring any indebtedness or amending any contract relating to indebtedness other than indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness or any indebtedness among the Company and any of its wholly-owned subsidiaries or among any of its wholly-owned subsidiaries (subject to certain exceptions);

•	selling, pledging, disposing of, transferring, leasing, licensing or encumbering any properties, assets or business, subject to certain exceptions, including with respect to (i) immaterial assets in the ordinary course of business consistent with past practice or (ii) transfers among the Company and its wholly-owned subsidiaries;

•	making capital expenditures other than those budgeted in the Company’s current long term plan, plus a 20% variance;

•	making any acquisitions of the equity interests or material assets of another person or entity, or making any loans, advances or capital contributions to, or investments in, another person or entity, subject to certain exceptions, including acquisitions not exceeding $25,000,000 individually or $50,000,000 in the aggregate;

•	increasing the compensation of any of its directors or employees (subject to certain exceptions);

•	adopting or amending any Company employee benefit plan (subject to certain exceptions);

•	making any material change to its methods of accounting (subject to certain exceptions);

•	amending the Company’s articles of incorporation or bylaws, the organizational documents of any of the Company’s subsidiaries, or exercising any approval or consent right within its discretion to amend any organizational documents of any joint venture to which the Company is a party;

•	adopting a plan or agreement of complete or partial liquidation or dissolution;

•	entering into, modifying or amending in any material respect, or terminating or waiving any material right under, any material contract (subject to certain exceptions);

•	waiving, releasing, assigning, settling or compromising any material claim against the Company or any of its subsidiaries (subject to certain exceptions);

•	making or changing any material tax election or settling certain tax claims (subject to certain exceptions);

•	effectuating a “plant closing” or “mass layoff,” as those terms are defined in the Workers Adjustment and Retraining Notification Act;

•	entering into a new line of business;

•	materially changing any of its energy price risk management and marketing of energy parameters, limits and guidelines, or entering into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar merger (subject to certain exceptions);

•	taking any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Duke Energy or any of its subsidiaries of the merger; and

•	agreeing or committing to take any of the foregoing actions.

Notwithstanding any of the restrictions described above, the Company may, and may cause any of its subsidiaries to:

•	take reasonable actions in compliance with applicable law with respect to any operational emergencies (including restoration measures in response to any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural persons;

•	continue to make regulatory filings in the ordinary course of business between the date of the merger agreement and the effective time of the merger; and

•	take any other action contemplated by or described in any such state or federal filings or other submissions filed or submitted in connection with such regulatory filings prior to the date of the merger agreement and in the ordinary course of business.

Duke Energy and Merger Sub have also agreed not to take any action, and to cause Duke Energy’s subsidiaries not to take any action, between the date of the merger agreement and the effective time of the merger that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation of the merger by Duke Energy or Merger Sub.

The merger agreement is not intended to give Duke Energy or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time of the merger. Prior to the effective time of the merger, the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its’ subsidiaries’ respective operations.

No Solicitation by the Company

The Company has agreed under the merger agreement, subject to certain exceptions described below, that the Company will, will cause its subsidiaries and its and their directors, officers and employees to, and will use reasonable best efforts to cause its other representatives to, as of the date of the merger agreement:

•	immediately cease all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any inquiry, proposal or offer (whether or not in writing) from any person (other than Duke Energy, Merger Sub and any of their affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (a) assets of the Company and its subsidiaries (including securities of subsidiaries) that account for 15% or more of the Company’s consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived or (b) 15% or more of the outstanding Company common stock pursuant to a merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case other than the merger (a “takeover proposal”);

•	immediately request the prompt return or destruction of all confidential information previously furnished to such persons; and

•	immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.

The Company has also agreed under the merger agreement, subject to certain exceptions described below, that the Company will not, will cause its subsidiaries and its and their directors, officers and employees not to, and will use reasonable best efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any takeover proposal or the making or consummation of a takeover proposal;

•	enter into or otherwise participate in any discussions or negotiations regarding or furnish any information in connection with any takeover proposal;

•	terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person (other than to the extent the Board determines in good faith, after consultation with its outside legal counsel, that failure to take any such actions would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law); or

•	cause or permit the Company or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than a confidentiality agreement described in the second bullet of the next paragraph) constituting, or that would reasonably be expected to lead to, any takeover proposal.

Notwithstanding the restrictions described above, in response to an unsolicited bona fide written takeover proposal that was made after the date of the merger agreement, the Company may (i) provide information or access to the books and records of the Company to the party that has made such bona fide takeover proposal and (ii) engage in discussions or negotiations with or furnish information and other access to such party making such bona fide takeover proposal, but in each case only if, prior to taking such action:

•	the Board has determined in good faith, after consultation with its outside financial and legal advisors, that such bona fide takeover proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to lead to a superior proposal; and

•	the person making such takeover proposal and the Company enter into a confidentiality agreement with such party on terms that are not materially less favorable in the aggregate than those contained in the confidentiality agreement between the Company and Duke Energy.

Under the merger agreement, a “superior proposal” is an unsolicited bona fide written takeover proposal (except that references to “15%” in the definition of takeover proposal shall be deemed to be references to “50%”) on terms which the Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company common stock than the merger (taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and the merger agreement that the Board considers relevant).

The Company has agreed under the merger agreement to promptly (and in any event within twenty-four hours or by 5:00 p.m. New York City time on the next business day) notify Duke Energy in writing of the receipt of any such takeover proposal, the material terms and conditions of any such takeover proposal and the identity of the person making such takeover proposal. The Company has further agreed under the merger agreement to keep Duke Energy informed in all material respects on a prompt basis (and in any event within twenty-four hours or by 5:00 p.m. New York City time on the next business day) of the material terms and status of any such takeover proposal (including any change in the price or any other material terms thereof).

Changes in the Board’s Recommendation

The Company has agreed under the merger agreement, subject to certain exceptions described below, that the Board will not (i) withdraw, change, qualify, withhold or modify the Board’s recommendation that the Company’s shareholders approve the merger agreement (such recommendation, the “Board recommendation”) in a manner adverse to Duke Energy, (ii) adopt, approve or recommend any takeover proposal, (iii) fail to include the Board recommendation in this proxy statement, (iv) fail to announce publicly its recommendation against any takeover proposal that is a tender offer or exchange offer within 10 business days after Duke Energy requests in writing that the Board make such a recommendation, or (v) resolve or publicly propose to do any of the foregoing (any such action, “a change of recommendation”).

Notwithstanding the general restrictions described above, at any time prior to the adoption of the merger agreement by the Company’s shareholders, the Board (or a duly authorized committee thereof) may make a change of recommendation under two circumstances:

•	the Board (or a duly authorized committee thereof) determines that a takeover proposal that was not received in violation of the provisions in the merger agreement described above and below under “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation” constitutes a superior proposal; and

•	in response to an “intervening event,” which is any fact, circumstance, effect, change, event, occurrence or development that (i) is unknown to or by the Board as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known by the Board as of the date of the merger agreement) and (ii) becomes known to or by the Board prior to the approval of the merger agreement by the Company’s shareholders.

To make a change of recommendation, the Board must (i) deliver to Duke Energy a written notice stating that the Board intends to effect a change of recommendation and the current draft of any acquisition agreement, if any, with respect to the superior proposal (or, if no such draft exists, a summary of the material terms and conditions of such superior proposal), (ii) during the four business day period prior to effecting a change of recommendation, the Company and its representatives must, at Duke Energy’s request, engage in good faith negotiations with Duke Energy and its representatives regarding any modification to the terms and conditions of the merger agreement, and (iii) at the end of such four business day period, and taking into account any modifications to the terms and conditions of the merger agreement proposed by Duke Energy, if any, in a written, binding and irrevocable offer, determine in good faith, after consultation with its outside legal counsel, that (a) the failure to effect a change of recommendation would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law and (b) in the case of a change of recommendation with respect to a takeover proposal, such takeover proposal still constitutes a superior proposal. In the event of any change in price or material revision or amendment to the terms of a superior proposal, the Company must deliver a written notice summarizing the revision or amendment and comply anew with the obligations described in this paragraph, except that, in the case of such a new notice, the four business day period referred to above shall instead be deemed to refer to a two business day period.

Nothing contained in the no solicitation provisions in the merger agreement prohibits the Company or the Board (or any duly authorized committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable law, (iii) informing any person of the existence of the provisions in the merger agreement described above under “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation,” or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act.

Shareholders’ Meeting

The Company has agreed under the merger agreement to call a meeting of its shareholders to be held as promptly as reasonably practicable after this proxy statement is cleared by the SEC staff and the date of the mailing of the definitive proxy statement to the Company’s shareholders, to consider and vote on approval of the merger agreement and any other matters reasonably required to be voted on by the Company’s shareholders in connection with the merger. The Company may delay or postpone convening the special meeting in certain specified situations. The Company has also agreed under the merger agreement to use its reasonable best efforts to solicit and secure the Company’s shareholders’ approval of the merger agreement as promptly as practicable, subject to the provisions of the merger agreement described above under “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation.”

Efforts to Obtain Regulatory Approvals

The merger agreement requires each of the parties to use its respective reasonable best efforts to (i) cause the merger to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable antitrust laws or to governmental authorities with respect to the merger, (iii) cooperate with the other parties and promptly furnish information required in connection with such submissions and filings to such governmental authorities or under such antitrust laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings to such governmental authorities or under antitrust laws, and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any third party and/or governmental authority necessary to consummate the merger as soon as practicable. In furtherance and not in limitation of the above, the Company and Duke Energy have agreed under the merger agreement that:

•	Duke Energy and Merger Sub will take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under antitrust laws or other applicable laws that may be required by any governmental authority, so as to enable the parties to consummate the merger as soon as practicable, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Duke Energy or the Company or any of their respective subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Duke Energy or the Company or their respective subsidiaries, and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Duke Energy or the Company or their respective subsidiaries (each, a “remedial action”), except that any remedial action may, at the discretion of the Company or Duke Energy, be conditioned upon consummation of the merger;

•	in the event that any litigation or other administrative or judicial action or proceeding challenging the merger is commenced, threatened or is reasonably foreseeable and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the merger, Duke Energy will use reasonable best efforts to take any and all action, including a remedial action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable;

•	the Company, Duke Energy and Merger Sub will cooperate with each other and use their respective reasonable best efforts to contest, defend and resist any litigation, action or proceeding and to have vacated, lifted, reversed or overturned, as promptly as practicable, any ruling, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the merger; and

•	until the earlier of the effective time of the merger and the termination of the merger agreement as described below under “—Termination of the Merger Agreement,” neither Duke Energy nor Merger Sub will, nor will they permit their respective subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under antitrust laws or other applicable laws with respect to the merger, or would reasonably be expected to materially prevent or prohibit or impede, interfere with or delay obtaining any applicable clearance, consent, approval or waiver under antitrust laws or other applicable laws with respect to the merger.

Notwithstanding the general obligations described above, the Company has agreed under the merger agreement that Duke Energy and its affiliates will not be required to, and, without the prior written consent of Duke Energy (which consent may be withheld at Duke Energy’s sole discretion) the Company will not, and will cause its subsidiaries not to, in connection with obtaining any consent or approval of any governmental authority in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any remedial action), that constitutes a burdensome condition. A “burdensome condition” would occur if any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures (including any remedial action), in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company and its subsidiaries, taken as a whole, or of Duke Energy and its subsidiaries, taken as a whole (and after giving effect to the merger such that Duke Energy and its subsidiaries for the purpose of determining whether a burdensome condition has occurred will be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of the Company and its subsidiaries, taken as a whole), except that certain voluntary undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures taken by Duke Energy and described in the merger agreement will not be taken into account for the purpose of determining whether a burdensome condition has occurred.

Access to Information

The Company has agreed that, prior to the effective time of the merger and upon reasonable advance notice, it will afford to Duke Energy and to its officers, employees, accountants, counsel, lenders, financial advisors and other representatives (its “representatives”) reasonable access during normal business hours to properties (but not for the conduct of Phase I or Phase II environmental assessments or testing), books, contracts and records and will furnish promptly to Duke Energy or its representatives such information concerning the Company’s business and properties as Duke Energy or its representatives may reasonably request (other than any publicly available document filed by the Company pursuant to the requirements of federal or state securities Laws). Duke Energy has agreed that it and its representatives will conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its subsidiaries and that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable law or a contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose the Company or its subsidiaries to risk of liability for disclosure of sensitive or personal information (provided that the Company shall use its reasonable best efforts to provide such access or information (or as much of it as possible) in a manner that does not result in the loss of protection of the attorney-client privilege or exposure to risk of liability for disclosure of sensitive or personal information). Duke Energy has further agreed that the Company may redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the merger.

Takeover Laws

The Company has agreed under the merger agreement that if any state takeover statute or similar statute or regulation is or becomes applicable to the merger, the Company and the Board will use reasonable best efforts to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger.

Director and Officer Indemnification and Insurance

Under the merger agreement, Duke Energy has agreed to, and to cause the surviving corporation to, indemnify each individual who is or was a director, officer or employee of the Company or a subsidiary of the Company at or prior to the effective time of the merger with respect to all acts or omissions by such individual in such capacity at any time prior to the effective time of the merger to the fullest extent permitted by applicable law or required by the organizational documents of the Company or its subsidiaries or the indemnification agreements in effect as of the date of the merger agreement (but only to the extent such indemnification agreements were made available to Duke Energy prior to the date of the merger agreement).

Duke Energy has agreed that, for a period of six years following the effective time of the merger, it will cause to be maintained in effect directors’ and officers’ liability insurance and fiduciary liability insurance coverage that is not materially less favorable to the insured persons than the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance that were maintained by the Company and its subsidiaries and in effect as of the date of the merger agreement with respect to matters arising on or before the effective time of the merger, either through the Company’s existing insurance provider or another provider reasonably selected by Duke Energy. The Company has agreed that Duke Energy will not be required to pay an aggregate premium for such policies in excess of 300% of the annual premium currently paid by the Company for such coverage, in which case the Company will purchase as much coverage as reasonably practicable for such amount. In lieu of maintaining the insurance coverage described above, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which Duke Energy would be required to spend during the six–year period described in the previous sentence, that provides coverage not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage that were maintained by the Company and its Subsidiaries as of the date of the merger agreement with respect to matters arising on or before the effective time of the merger.

The individuals who are or were directors, officers or employees of the Company or a subsidiary of the Company at or prior to the effective time of the merger are third-party beneficiaries of the provisions described above, and such individuals will have the right to enforce those provisions of the merger agreement.

Employee Benefit Matters

Until the later of 12 months from the closing date or December 31, 2017, Duke Energy will provide each transitioning Company employee with annual base salary and base wages, annual target bonus opportunities, the target value of the annual Company performance share award granted during the most recent Company fiscal year commencing before the effective time (which may be payable in cash rather than equity) and aggregate employee benefits, in each case, that are no less favorable than provided to such employee immediately prior to the effective time. During the two-year period following the closing date, Duke Energy will also provide severance benefits to those Company management employees at the level of “director” and above immediately prior to the closing (not including the six senior executives with individual change in control severance agreements) upon a qualifying termination of employment that are no less favorable than: (i) a lump-sum payment of two times base salary, plus two times target bonus, plus two times the annual employer contribution for health insurance costs; and (ii) a lump-sum payment equal to the target bonus under any cash bonus plan for which the employee is eligible, prorated for the portion of the applicable performance period during which the employee was employed. In addition, the merger agreement provides for severance benefits for other employees.

As of the effective time of the merger, for all purposes under Duke Energy benefit plans (including vesting, eligibility and benefit levels, but not for defined benefit pension accrual or previously-forfeited benefits under Duke Energy defined benefit plans (except as required by law)), Company employees will be credited with pre-closing years of service with the Company, its subsidiaries and their respective predecessors, to the same extent as such employees were entitled, immediately prior to the effective time, to credit for such service under the Company’s employee benefit plans as of the effective time. Such prior service will also be credited for all purposes (including vesting, eligibility and benefit levels) with respect to Company employees and retired employees who become eligible to participate in Duke Energy’s retiree medical plan.

Duke Energy will also provide retiree medical benefits to Company employees or retired employees who are eligible to participate in the Company’s retiree medical program as of January 1, 2016 that are no less favorable than those provided (i) under the Company’s retiree medical program as of January 1, 2016, or (ii) to similarly situated employees and retirees participating in Duke Energy’s post-retirement programs. With respect to Company employees participating in Duke Energy benefit plans, waiting periods shall be waived to the extent a Duke Energy plan is replacing comparable coverage under a Company plan, and pre-existing condition exclusions and actively-at-work requirements under Duke Energy plans providing medical, dental, prescription drug or vision benefits will be waived to the extent waived or inapplicable under former Company benefit plans. Eligible expenses incurred by Company employees under Company benefit plans during the portion of the plan year in which participation in Company plans ends and participation in Duke Energy plans begins will be taken into account under Duke Energy benefit plans for purposes of deductibles, coinsurance and maximum out-of-pocket requirements.

Upon closing, Duke Energy will pay each Company employee and each individual who was a Company employee during the applicable performance period but who retired prior to closing a pro-rata portion of the bonus under any applicable bonus plans for the performance period during which the effective time occurs, consistent with past practice and based on performance achieved at target levels. If the effective time occurs within 2  1⁄2 months after the end of the performance period but prior to the bonus payment, Duke Energy must pay the greater of the target bonus or the bonus based on actual performance during the performance period.

Other Covenants and Agreements

The merger agreement contains additional agreements between the Company and Duke Energy relating to, among other things, the following:

•	preparation of this proxy statement;

•	furnishing the other party with all information as may be necessary or advisable in connection with this proxy statement or any other state, filing notice or application to any third-party or any governmental authority in connection with the merger;

•	keeping the other party apprised of the status of matters relating to the completion of the merger, including promptly furnishing the other party with any information or notices or other correspondence received from any third-party or any governmental entity;

•	public announcements;

•	transaction litigation;

•	ensuring exemptions of certain transactions in connection with the merger under Section 16 of the Exchange Act; and

•	cooperation in connection with any debt financing to be obtained by Duke Energy in connection with the merger and with respect to any consents sought with respect to existing indebtedness of the Company.

Conditions to the Merger

The respective obligations of the Company, Duke Energy and Merger Sub to effect the merger are subject to the satisfaction or (if permissible under applicable law) waiver, on or prior to the closing date, of the following conditions:

•	the approval of the merger agreement by the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting;

•	the expiration or termination of all waiting periods (and any extensions thereof) under the HSR Act and approvals and filings required by, and compliance with other applicable requirements of, the NCUC; and

•	the absence of any laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions and orders of a governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal.

The obligations of Duke Energy and Merger Sub to effect the merger are further subject to the satisfaction or (if permissible under applicable law) waiver by Duke Energy or Merger Sub, on or prior to the closing date, of the following additional conditions:

•	(i) each of the representations and warranties of the Company set forth in the merger agreement (other than the representations and warranties of the Company regarding capitalization, the absence of preemptive rights, authority to execute and deliver the merger agreement and consummate the merger, the absence of a Company material adverse effect and the required approval of the Company’s shareholders) shall be true and correct (without giving effect to any limitation as to materiality or Company material adverse effect set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect; (ii) each of the representations and warranties of the Company regarding capitalization, the absence of preemptive rights, authority to execute and deliver the merger agreement and consummate the merger and the required approval of the Company’s shareholders shall be true and correct in all material respects; and (iii) the representations and warranties of the Company regarding the absence of a Company material adverse effect shall be true and correct in all respects; in the case of each of clause (i), (ii) and (iii), as of the effective time of the merger as though made at and as of the effective time of the merger (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specific date), and Duke Energy shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of this condition;

•	the Company’s performance in all material respects of the covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and Duke Energy shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of this condition;

•	since the date of the merger agreement, the absence of any circumstance, change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to result in a material adverse effect on the Company; and

•	the regulatory approvals applicable to the consummation of the merger shall not impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions (including any remedial actions described above under “—Efforts to Obtain Regulatory Approvals”), that constitute a burdensome condition (as described above under “—Efforts to Obtain Regulatory Approvals”).

The obligation of the Company to effect the merger is further subject to the satisfaction or (if permissible under applicable law) waiver by the Company, on or prior to the closing date, of the following additional conditions:

•	the representations and warranties of Duke Energy and Merger Sub set forth in the merger agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) as of the effective time of the merger with the same effect as though made on and as of the effective time of the merger (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have a material adverse effect on Duke Energy, and the Company shall have received a certificate signed on behalf of Duke Energy by an executive officer of Duke Energy certifying the satisfaction of this condition; and

•	Duke Energy’s and Merger Sub’s performance in all material respects of the covenants and agreements required to be performed by them under the merger agreement at or prior to the closing date, and the

Company shall have received a certificate signed on behalf of Duke Energy by an executive officer of Duke Energy certifying the satisfaction of this condition.

The receipt or availability of funds or financing is not a condition to the consummation of the merger.

Before the closing, the Company, Duke Energy and Merger Sub each may waive any of the conditions to their respective obligations to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

None of Duke Energy, Merger Sub or the Company may rely on the failure of any closing condition to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement or due to the failure of such party to perform any of its other obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated upon the mutual written consent of the Company and Duke Energy.

The merger agreement also may be terminated by either the Company or Duke Energy if any of the following events occurs:

•	the merger is not consummated by October 31, 2016 (the “outside date”), which is the date that is 12 months after the end of the month in which the merger agreement was signed, except that:

•	the outside date may be extended by either Duke Energy or the Company to April 30, 2017 if, on the outside date, all conditions to closing other than those relating to (i) regulatory approvals, (ii) the absence of legal restraints preventing the consummation of the merger, or (iii) the absence of a burdensome effect, have been satisfied;

•	a party does not have this right to terminate the merger agreement due to the occurrence of the outside date or to extend the outside date if such party is in breach of any of its covenants or agreements under the merger agreement and such breach has primarily caused or resulted in either (i) the failure to satisfy the conditions to its obligation to consummate the merger set forth in the merger agreement prior to the outside date or (ii) the failure of the closing to have occurred prior to the outside date;

•	if any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction or order of a governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any ruling, decree, judgment, injunction or order of any governmental authority (each, a “restraint”), shall have become final and non-appealable; provided, however, that the right to terminate the merger agreement in such situation shall not be available to a party if the issuance of such final, non-appealable restraint was primarily due to the failure of such party to perform any of its obligations under the merger agreement, including the obligations described above under “—Efforts to Obtain Regulatory Approvals”;

•	the Company shareholder approval is not obtained at a duly convened shareholders meeting (including any adjournments thereof); or

•

the other party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure (i) would give rise to the failure of the applicable condition to the non-breaching party’s obligation to consummate the merger and (ii) cannot be cured by the breaching party by the outside date or is not cured within 30 days following receipt of written notice from the non-breaching party stating the non-breaching party’s intention to terminate the merger agreement for such breach or failure and the basis for such termination. A party does not have the right to terminate the merger agreement on these circumstances if such party is then in breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Duke Energy also may terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board makes a change of recommendation.

The Company also may terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board makes a change of recommendation with respect to a superior proposal and the Company is in compliance in all material respects with the nonsolicitation and change of Board recommendation provisions of the merger agreement (described above under “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation”) and concurrently enters into a definitive agreement providing for the implementation of such superior proposal, but only if the Company pays the termination fee to Duke Energy prior to or substantially concurrently with such termination of the merger agreement.

Termination Fees

The Company will be required to pay to Duke Energy a termination fee equal to $125,000,000 if:

•	Duke Energy terminates the merger agreement in response to the Board making a change of recommendation;

•	the Company terminates the merger agreement prior to receipt of the Company shareholder approval as a result of a change of recommendation with respect to a superior proposal; or

•	both of the following circumstances occur:

•	the merger agreement is terminated:

•	by Duke Energy or the Company at the outside date if the merger agreement was terminable by Duke Energy as a result of the Company breaching any of its covenants or agreements under the merger agreement and, after the date of the merger agreement but prior to the termination of the merger agreement, a takeover proposal has been publicly disclosed or made to the Company;

•	by Duke Energy or the Company as a result of the Company shareholder approval not being obtained and, after the date of the merger agreement but prior to the date of the shareholders meeting, a takeover proposal has been publicly disclosed or made to the Company; or

•	by Duke Energy as a result of the Company breaching or failing to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of the applicable condition to Duke Energy’s and Merger Sub’s obligations to consummate the merger and, after the date of the merger agreement but prior to the termination of the merger agreement, a takeover proposal has been publicly disclosed or made to the Company;

•	and within 12 months of the date of termination of the merger agreement, the Company consummates or enters into a definitive agreement with respect to a takeover proposal, which is subsequently consummated (except that for these purposes references to “15%” in the definition of takeover proposal shall be deemed to be references to “50%”).

Duke Energy will be required to pay to the Company a termination fee equal to $250,000,000 if each of the following three conditions is satisfied:

•	the merger agreement is terminated by Duke Energy or the Company:

•	for failure to consummate the merger by the outside date if, at the time of termination of the merger agreement the conditions to consummation of the merger relating to (i) regulatory approvals or (ii) the absence of legal restraints preventing the consummation of the merger (if, and only if, the applicable legal restraint arises in connection with the regulatory approvals), shall not have been satisfied; or

•	if any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction or order of a governmental authority enjoining, restraining, preventing or prohibiting consummation the consummation of the merger or making the consummation of the merger illegal shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any restraint (as defined above under “—Termination of the Merger Agreement”), shall have become final and non-appealable (if, and only if, the applicable restraint arises in connection with the regulatory approvals); or

•	the merger agreement is terminated by the Company because of Duke Energy’s failure to comply with its obligations described above under “—Efforts to Obtain Regulatory Approvals”; and

•	at the time of termination of the merger agreement, the following conditions shall have been satisfied or waived (except for any such conditions that have not been satisfied as a result of a breach by Duke Energy or Merger Sub of its respective obligations under the merger agreement):

•	the Company shareholder approval shall have been received;

•	(i) each of the representations and warranties of the Company set forth in the merger agreement (other than the representations and warranties of the Company regarding capitalization, the absence of preemptive rights, authority to execute and deliver the merger agreement and consummate the merger, the absence of a Company material adverse effect and the required approval of the Company’s shareholders) shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect, (ii) each of the representations and warranties of the Company regarding capitalization, the absence of preemptive rights, authority to execute and deliver the merger agreement and consummate the merger and the required approval of the Company’s shareholders shall be true and correct in all material respects, and (iii) the representations and warranties of the Company regarding the absence of a Company material adverse effect shall be true and correct in all respects; in the case of each of clause (i), (ii) and (iii), as of the effective time of the merger as though made at and as of the effective time of the merger (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specific date);

•	the Company shall have performed in all material respects its covenants and agreements under the merger agreement at or prior to the closing date; and

•	since the date of the merger agreement, no circumstance, change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to result in a material adverse effect on the Company shall have occurred and be continuing.

In the event the termination fee is payable by the Company to Duke Energy or by Duke Energy to the Company under the circumstances described above, the right of payment of such termination fee will be the sole and exclusive remedy of Duke Energy and Merger Sub against the Company, or of the Company against Duke Energy and Merger Sub, as applicable, in each case, other than for a willful and material breach of the merger agreement.

Specific Enforcement

The parties to the merger agreement have agreed that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached.

Accordingly, the parties have agreed that, if for any reason Duke Energy, Merger Sub or the Company fails to perform its obligations under the merger agreement or otherwise breached the merger agreement, then the party seeking to enforce the merger agreement against such nonperforming party under the merger agreement will be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties have further agreed to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. If any party to the merger agreement brings any claim to enforce specifically the performance of the terms and provisions of the merger agreement when expressly available to such party pursuant to the terms of the merger agreement, the outside date will automatically be extended by the period of time between the commencement of such claim and ten (10) business days following the date on which such claim is fully and finally resolved.

Amendment of the Merger Agreement

At any time prior to the effective time of the merger, the merger agreement may be amended by the Company or Duke Energy (on behalf of itself and Merger Sub) by written agreement of the parties thereto. However, following receipt of the Company shareholder approval, there shall be no amendment or change to the provisions of the merger agreement which by law would require further approval by the shareholders of the Company without such approval and after the effective time of the merger, the merger agreement may not be amended or supplemented in any respect.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that matters related to the fiduciary obligations of the Board are governed by the laws of the State of North Carolina.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock as of December 2, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022(1)	6,688,681	8.3%
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355(2)	5,882,485	7.3%

(1)	Ownership as of September 30, 2015 based on the Form 13F-HR filed on November 13, 2015 by each of BlackRock Institutional Trust Company, N.A. and BlackRock Fund Advisors, which indicates sole investment discretion for all shares and sole voting authority for 6,526,721 shares.

(2)	Ownership as of September 30, 2015 based on the Form 13F-HR/A filed on November 12, 2015 by The Vanguard Group, Inc., an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act (“Investment Advisor”), which indicates beneficial ownership by it and its subsidiaries Vanguard Fiduciary Trust Company, investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., investment manager of Australian investment offerings, and which indicates sole investment discretion for 5,783,251 shares, sole voting authority for 107,934 shares and shared investment discretion for 99,234 shares.

(3)	Based on shares outstanding as of December 2, 2015.

The following table sets forth the number of shares of Common Stock that were beneficially owned as of December 2, 2015 by each director, by each named executive officer and by all directors and executive officers as a group. The Company’s named executive officers are Thomas E. Skains, Karl W. Newlin, Franklin H. Yoho, Kevin M. O’Hara, and Jane Lewis-Raymond. These amounts include amounts held under the Company’s 401(k) Plan, but do not include shares that vest (absent the exercise of the Board’s discretion) only upon death or satisfaction of performance or service conditions. These amounts also do not include any restricted shares issued in connection with an individual’s election to accelerate taxation of his or her equity awards to mitigate the effects of Section 280G of the Code, as described in greater detail in “—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Agreements.”

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
E. James Burton	36,237	(2)	(13)
Malcolm E. Everett III	64,061	(3)	(13)
Gary A. Garfield	805		(13)
Frank B. Holding, Jr.	70,573		(13)
Frankie T. Jones, Sr.	17,672		(13)
Vicki McElreath	38,733	(2)	(13)
Thomas M. Pashley	312		(13)
Jo Anne Sanford	5,729		(13)
Minor M. Shaw	54,002	(4)	(13)
David E. Shi	48,360	(5)	(13)
Thomas E. Skains	206,682	(6)	(13)
Michael C. Tarwater	13,652	(7)	(13)
Phillip D. Wright	27,617	(8)	(13)
Jane Lewis-Raymond	34,528	(9)	(13)
Karl W. Newlin	22,309	(10)	(13)
Kevin M. O’Hara	65,013	(11)	(13)
Franklin H. Yoho	85,307	(12)	(13)
Directors and Executive Officers as a Group (29)	927,636	(13)	1.15%

(1)	Unless otherwise indicated, each beneficial owner listed has sole voting and investment power.

(2)	Beneficial owner shares voting and investment power for all shares with his or her spouse.

(3)	Includes 400 shares held by Mr. Everett’s spouse for which she has sole voting and investment power.

(4)	Includes 2,000 shares held by Ms. Shaw’s spouse for which he has sole voting and investment power and of which Ms. Shaw disclaims beneficial ownership.

(5)	Includes 660 shares held in an IRA.

(6)	Includes 203,713 shares for which Mr. Skains has shared voting and investment power with his spouse and 2,969 shares held in his 401(k) Plan account.

(7)	Includes 4,000 shares for which Mr. Tarwater has shared voting and investment power with his spouse.

(8)	Includes 13,000 shares held by Mr. Wright’s spouse for which she has sole voting and investment power.

(9)	Includes 2,090 shares held in Ms. Lewis-Raymond’s 401(k) Plan account.

(10)	Includes 1,000 shares for which Mr. Newlin has shared voting and investment power with his spouse.

(11)	Includes 62,192 shares for which Mr. O’Hara has shared voting and investment power with his spouse and 2,821 shares held in his 401(k) Plan account.

(12)	Includes 77,037 shares for which Mr. Yoho has shared voting and investment power with his spouse, including 1,000 shares held in an IRA, and 2,985 shares held in his 401(k) Plan account.

(13)	Each director and executive officer individually owned less than 1% of the outstanding Common Stock as of December 2, 2015.

APPRAISAL RIGHTS OF SHAREHOLDERS

Shares of Company common stock are classified as “covered securities” under Section 18(b)(1)(A) or (B) of the Securities Act. Under Section 55-13-02 of the NCBCA, holders of “covered securities” are not afforded appraisal rights with respect to such “covered securities.” Accordingly holders of Company common stock are not entitled to assert appraisal rights in connection with the merger.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock trades on the NYSE under the symbol “PNY.” The Company’s common stock began trading on the NYSE on July 1, 1970. The table below provides the high and low prices of the Company common stock for the periods indicated, as reported by the NYSE.

	High	Low
Fiscal year ended October 31, 2015
Fourth quarter	$59.14	$36.11
Third quarter	$38.44	$35.09
Second quarter	$40.61	$34.95
First quarter	$41.09	$36.62

Fiscal year ended October 31, 2014
Fourth quarter	$38.36	$33.38
Third quarter	$37.86	$34.30
Second quarter	$36.55	$32.12
First quarter	$34.18	$31.94

The Company has historically paid quarterly cash dividends on Company common stock and the last dividend was paid on October 15, 2015. Under the terms of the merger agreement, the Company may, without the prior consent of Duke Energy, continue paying its regular quarterly cash dividends (when and if declared by the Board and as may be increased by no more than $0.04 per fiscal year), including a “stub” dividend in respect of the quarter in which the merger is consummated.

On October 23, 2015, the last trading day prior to the Board’s approval of the merger agreement, the reported closing price for the Company common stock was $42.22 per share. On December 11, 2015, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the Company common stock was $57.01 per share. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the close of business on the record date, there were 80,890,885 shares of Company common stock outstanding and entitled to vote, held by 13,824 shareholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to shareholders that reside at the same address and share the same last name, unless such shareholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you are a registered shareholder who shares the same address as another registered shareholder, you can request householding by writing to or calling our transfer agent, Wells Fargo Bank Shareowner Services, 110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100 or 1-877-724-6451.

Householding reduces the Company’s printing costs and postage fees, and we encourage you to participate. If you wish to discontinue householding or receive a separate copy of this proxy statement, you may so notify us via the transfer agent at the telephone number or address above, and we will promptly comply with your request.

If you own your shares through a broker, bank or other nominee, you may request a separate copy of this proxy statement by notifying your broker, bank or nominee.

SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer have public shareholders and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and to participate in our shareholders’ meetings. We intend to hold an annual shareholders’ meeting in 2016, and shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2016 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s bylaws, as described below.

Shareholders interested in submitting a proposal for inclusion in our proxy materials for such meeting must do so by sending such proposal to the Corporate Secretary at Piedmont Natural Gas Company, Inc., 4720 Piedmont Row Drive, Charlotte, North Carolina 28210. The deadline for submission of proposals to be included in our proxy materials for the 2016 annual meeting of shareholders was September 18, 2015. However, if the 2016 annual meeting of shareholders is held on a date more than 30 days from the date contemplated at the time of the Company’s definitive proxy statement filed with the SEC on January 16, 2015, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials, and will be disclosed in a Form 8-K or the Company’s Form 10-K filed with the SEC.

Any proposal or nomination for director that a shareholder wishes to propose for consideration at the 2016 annual meeting of shareholders, but does not seek to include in the Company’s proxy statement under applicable SEC rules, must have been submitted in writing by registered or certified mail to the Corporate Secretary at 4720 Piedmont Row Drive, Charlotte North Carolina 28210, no earlier than October 7, 2015 (which date was 150 days before the anniversary of the date of the 2015 annual meeting) and no later than November 6, 2015 (which date was 120 days before the anniversary of the date of the 2015 annual meeting), in each case assuming that the 2016 annual meeting is held on the anniversary of the 2015 annual meeting. Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise comply with the Company’s bylaws.

Pursuant to SEC Rule 14a-4(c)(1), if the Corporate Secretary receives any shareholder proposal at the address listed above after December 2, 2015 (unless the date of the 2016 annual meeting of shareholders is changed by more than 30 days from the anniversary of the 2015 annual meeting, in which case a proposal must be received a reasonable time before the Company begins to print and send its proxy materials) that is intended to be presented at the 2016 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investor Relations” section of our website at www.piedmontng.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting Piedmont Natural Gas Company, Inc., Nick Giaimo, P.O. Box 33068, Charlotte, North Carolina 28233, or by emailing nick.giaimo@piedmontng.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, filed with the SEC on December 23, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2015, April 30, 2015 and January 31, 2015, filed with the SEC on September 3, 2015, June 5, 2015, and March 6, 2015, respectively;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 16, 2015, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014; and

•	our Current Reports on Form 8-K filed on December 29, 2014, January 7, 2015, January 26, 2015, March 10, 2015, June 5, 2015, September 4, 2015, September 8, 2015, September 14, 2015, October 26, 2015 (relating to the description of the merger agreement under Item 1.01 only), and November 6, 2015.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of October 24, 2015

by and among

DUKE ENERGY CORPORATION,

FOREST SUBSIDIARY, INC.

and

PIEDMONT NATURAL GAS COMPANY, INC.

A-i

TABLE OF CONTENTS (CONT’D)

A-ii

TABLE OF CONTENTS (CONT’D)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2015 (this “Agreement”), is entered into by and among Duke Energy Corporation, a Delaware corporation (“Parent”), Forest Subsidiary, Inc., a North Carolina corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Company”). Defined terms used herein have the respective meanings set forth in Section 8.13.

W I T N E S S E T H

WHEREAS, the parties intend that, at the Effective Time, Merger Sub will, in accordance with the North Carolina Business Corporation Act (the “NCBCA”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its shareholders for the Company to enter into this Agreement, (b) adopted this Agreement and approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the NCBCA) and (c) resolved to submit this Agreement to the Company’s shareholders and recommend that the Company’s shareholders approve this Agreement;

WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders for Parent to enter into this Agreement and (b) adopted this Agreement and approved Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the NCBCA);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole shareholder for Merger Sub to enter into this Agreement, (b) adopted this Agreement and approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the NCBCA) and (c) resolved to submit this Agreement to Parent and recommend that Parent, in its capacity as Merger Sub’s sole shareholder, approve this Agreement;

WHEREAS, Parent, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement by written consent; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NCBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become, as a result of the Merger, a direct, wholly-owned subsidiary of Parent. At the Effective Time, as a result of the Merger, the name of the Surviving Corporation shall be Piedmont Natural Gas Company, Inc.

Section 1.2 Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 655 Fifteenth Street, N.W., Washington, D.C. 20005 at 10:00 a.m. (local time) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date and at such other time or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties hereto shall file with the Secretary of State of the State of North Carolina articles of merger (the “Articles of Merger”) executed in accordance with, and containing such information as is required by, Section 55-11-05 of the NCBCA and on or after the Closing Date shall make all other filings or recordings required under the NCBCA to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of North Carolina or at such later time as is permissible under the NCBCA and is specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the NCBCA.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of the Company, in each case as amended to date and as in effect immediately prior to the Effective Time (the “Company Charter Documents”), shall be amended as of the Effective Time to be in the form of (except with respect to the name of the Company (which shall be “Piedmont Natural Gas Company, Inc.”) the articles of incorporation and bylaws of Merger Sub as of the date hereof and as so amended shall be the articles of incorporation and bylaws of Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.7 Post-Merger Commitments. Parent hereby confirms that, subject to the occurrence of the Effective Time, it:

(a) intends to cause the Surviving Corporation to maintain its headquarters in 4720 Piedmont Row Drive, Charlotte, North Carolina 28210 and to maintain a significant presence in the immediate location of such headquarters;

(b) intends to cause each of its Subsidiaries that is regulated as a public utility or gas utility under applicable Law of the State of North Carolina, the State of South Carolina or the State of Tennessee or is subject to such regulation by any other state to maintain its headquarters in the location of its headquarters as of immediately prior to the Closing and to maintain a significant presence in the immediate location of such headquarters;

(c) will take all necessary action so that, as soon as practicable after the Effective Time, Parent will expand the size of its board of directors by one seat and appoint a mutually agreeable current member of the Company Board as a director to serve on Parent’s board of directors;

(d) intends to offer to retain the existing executive operating management team of the Company to manage Parent’s and the Company’s combined natural gas operations and to offer other senior Company executives the opportunity to join Parent’s executive leadership team, and expects the head of such combined operations to report directly to the Chief Executive Officer of Parent and serve on Parent’s Senior Management Committee;

(e) intends to establish a newly formed advisory board for its operations (the “Advisory Board”), which would meet several times a year to receive information and provide feedback on financial and operating results, customer service performance, community and government relations and economic development and investment opportunities that affect Parent’s and the Company’s local stakeholders;

(f) intends to nominate a minimum of six (6) current members of the Company Board for election to the Advisory Board;

(g) intends to cause the Surviving Corporation and its Subsidiaries to maintain the Company brand and continue to operate their business thereunder.

(h) intends to cause the Surviving Corporation and its Subsidiaries to maintain historic levels of community involvement, charitable contributions, low income funding, economic development and support efforts in the existing service territories of the Company and its Subsidiaries; and

(i) intends to maintain historic levels of community involvement, charitable contributions, low income funding, economic development and support efforts in the existing service territories of the Parent and its Subsidiaries.

Section 1.8 Plan of Merger. This Article I and Article II and, solely to the extent necessary under the NCBCA, the other provisions of this Agreement shall constitute a “plan of merger” for the purposes of the NCBCA, including Section 55-11-01 thereof.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder of any shares of common stock, no par value per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

(b) Cancellation of Parent-Owned Stock. Any shares of Company Common Stock that are owned by Parent or Merger Sub or any of their respective wholly-owned Subsidiaries, in each case immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent solely the right to receive an amount in cash equal to $60.00 without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2(b) without interest (subject to any applicable withholding Tax).

Section 2.2 Exchange of Certificates.

(a) Paying Agent; Investment by Paying Agent of Funds. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to the services to be performed by the Paying Agent. Parent shall deposit, or cause to be deposited, the aggregate Merger Consideration with respect to all shares of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) with the Paying Agent at or prior to the Effective Time. The aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) short-term commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets, or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or in mutual funds investing in such assets. Any interest and other income from such investments shall become part of the funds held by the Paying Agent for purposes of paying the Merger Consideration. No investment or investment losses resulting from such investment by the Paying Agent of the aggregate Merger Consideration shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II and Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.2(a). No investment by the Paying Agent of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make available to the Paying Agent, from time to time as needed, additional cash to pay the Merger Consideration as contemplated by this Article II without interest.

(b) Payment Procedures. As promptly as practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration, without interest, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation and the Paying Agent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any other provision of this Agreement, none of Parent, the Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock, Company RSUs or Company Performance Share Awards pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any applicable provision of state, local or foreign Law related to Taxes. To the extent amounts are so withheld and timely paid over to the appropriate Taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent, the Company, the Surviving Corporation, and the Paying Agent shall reasonably cooperate with such holders in all reasonable respects, and in compliance with applicable Law, at their request and expense to minimize the amount of any applicable withholding.

Section 2.3 Treatment of Equity Awards.

(a) Company RSUs. Immediately prior to the Effective Time, each (x) Company RSU that was granted prior to the date of this Agreement and is outstanding immediately prior to the Effective Time and (y) each Company RSU that would result, pursuant to the terms of the applicable Company RSU award agreement, from crediting to an award recipient’s account the amount of cash dividends accrued, but not yet credited, in respect of each share of Company Common Stock subject to such Company RSU, shall be converted into a vested right to receive cash in an amount equal to the Merger Consideration.

(b) Currently Outstanding Company Performance Share Awards. Immediately prior to the Effective Time, each Company Performance Share Award that was granted prior to the date of this Agreement and is outstanding and subject to an incomplete performance period immediately prior to the Effective Time shall be converted into a vested right to receive cash in an amount equal to the target number of shares of Company Common Stock subject to such Company Performance Share Award, multiplied by the Merger Consideration, subject to proration consistent with past practice with respect to Applicable Retired Company Employees. In addition, to the extent that the Effective Time occurs within 2 1⁄2 months following the end of the applicable performance period with respect to a Company Performance Share Award but prior to settlement of such Company Performance Share Award, such Company Performance Share Award shall be converted into a vested right to receive cash in an amount equal to the greater of (x) the target number of shares of Company Common Stock subject to such Company Performance Share Award, multiplied by the Merger Consideration and (y) the actual number of shares of Company Common Stock to which the holder of such Company Performance Share Award would be entitled based on actual performance with respect to the applicable performance period, multiplied by the Merger Consideration, subject to proration consistent with past practice with respect to Applicable Retired Company Employees.

(c) Future Company Performance Share Awards. Each Company Performance Share Award that is granted after the date of this Agreement and is outstanding immediately prior to the Effective Time shall cease to represent an award that can be settled in shares of Company Common Stock, shall be assumed by Parent and shall be converted into a Parent restricted stock unit award (a “Parent RSU Award”), with the number of Parent Shares subject to such Parent RSU Award being equal to the product (rounded down to the nearest whole number) of (x) one hundred twenty-five percent (125%) of the target number of shares of Company Common Stock subject to such Company Performance Share Award immediately prior to the Effective Time multiplied by (y) the Equity Award Conversion Ratio. Any performance-related vesting conditions applicable to each such Company Performance Share Award shall cease to apply upon the conversion to Parent RSU Awards and the Parent RSU Awards shall be subject to time-based vesting only and shall fully vest at the time the incomplete performance period applicable to such Company Performance Share Awards would otherwise have ended (the “Parent RSU Award Vesting Date”), subject to the holder of the Parent RSU Award (the “Parent RSU Award Recipient”) remaining continuously employed by the Surviving Corporation or its affiliates through the applicable Parent RSU Award Vesting Date; provided that in the event, at any time prior to the Parent RSU Award Vesting Date, a Parent RSU Award Recipient is terminated by the Surviving Corporation without “Cause” or resigns for “Good Reason,” each as defined in the Company Stock Plan, any Parent RSU Awards held by the Parent RSU Award Recipient that would have vested on such Parent RSU Award Vesting Date shall fully and immediately vest as of the termination date. Except as provided herein, including with respect to vesting conditions, each such Company Performance Share Award that is assumed by Parent hereunder shall continue to be subject to the same terms and conditions that apply to such Company Performance Share Award immediately prior to the Effective Time; provided, however, that the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to such Company Performance Share Award and such Company Performance Share Award shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan. Parent shall register on a Form S-8 (or other appropriate form) all Parent Shares subject to the Parent RSU Awards.

(d) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company RSUs or Company Performance Share Awards such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, or local Law related to Tax, and the Surviving Corporation shall timely make any required filings and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Company RSUs or Company Performance Share Awards in respect of which such deduction and withholding was made by the Surviving Corporation.

(e) No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.3. All payments required under this Section 2.3 shall be made through the Company’s payroll not later than the first payroll date following the Effective Time.

Section 2.4 Treatment of Employee Stock Purchase Plan. Except as otherwise provided in this Section 2.4, each current “Payroll Deduction Period” (as defined in the Company ESPP) (a “Payroll Deduction Period”) in progress as of the date of this Agreement under the Company ESPP will continue, and the shares of Company Common Stock will be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date of this Agreement as provided under, and subject to the terms and conditions of, the Company ESPP. New Payroll Deduction Periods under the Company ESPP will be permitted to commence following the date of this Agreement in the ordinary course of business. Any Payroll Deduction Period in progress as of the Effective Time will be shortened, and the last day of each such Payroll Deduction Period will be a date specified by Parent that is not more than thirty (30) days preceding the Effective Time or such other time as the parties otherwise agree, at which time each participant in the Company ESPP shall have purchased for his or her account as many shares of Company Common Stock as his or her payroll deductions that have accumulated during the relevant Payroll Deduction Period can purchase under the terms of the Company ESPP. Notwithstanding any restrictions on transfer of stock in the Company ESPP, the treatment in the Merger of any shares of Company Common Stock under this provision will be in accordance with Section 2.1. The Company will terminate the Company ESPP as of or prior to the Effective Time. The Company will, promptly after the date of this Agreement, take all actions (including, if appropriate, amending the terms of the Company ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.4.

Section 2.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible or exchangeable therefor) shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Article V, except that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent that such information is reasonably applicable) or (b) as set forth in any of the Company SEC Documents filed prior to the date of this Agreement, but excluding in the case of this clause (b) any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements”, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Company Charter Documents as in effect on the date of this Agreement.

(b) Each of the Company’s subsidiaries that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act (each, a “Significant Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions as are contained in the articles of incorporation or bylaws (or any equivalent constituent documents) of such Subsidiary of the Company or for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) and other applicable Laws. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent constituent documents) of each Significant Subsidiary as in effect on the date of this Agreement.

(c) Each of the Company and the Significant Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect.

(d) Section 3.1(d) of the Company Disclosure Schedule sets forth a list of the Company Joint Ventures, including the name of each such entity and the Company’s percentage ownership interest thereof. The Company has made available to Parent true and complete copies of the articles of formation and limited liability company agreement (or equivalent constituent documents) of each Company Joint Venture.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 175,000 shares of preferred stock (the “Company Preferred Stock”). At the close of business on October 22, 2015, (a) 79,354,828 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) Company RSUs with respect to an aggregate of 59,769 shares of Company Common Stock were issued and outstanding (including shares of Company Common Stock issuable in respect of dividends declared through such date), and (d) Company Performance Share Awards with respect to an aggregate of 500,478 shares of Company Common Stock based on achievement of applicable performance criteria at target level were issued and outstanding. From October 22, 2015 through the date of this Agreement, the Company has not issued any shares of Company Common Stock, shares of Company Preferred Stock, Company RSUs, Company Performance Share Awards or any other Equity Securities.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement of Company RSUs and Company Performance Share Awards will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Except as set forth in (x) Section 3.2(b) of the Company Disclosure Schedule, (y) in Section 3.2(a), or (z) pursuant to the terms of this Agreement, as of the date hereof, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Subsidiary of the Company or any securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company or (ii) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, or any other obligation of the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plan, there are not any outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of the following information with respect to each Company RSU and each Company Performance Share Award outstanding as of the date of this Agreement: (i) the name of the holder of each Company RSU or Company Performance Share Award; (ii) the number of shares of Company Common Stock subject to each such Company RSU or Company Performance Share Award, with the number of such shares subject to Company Performance Share Awards listed at both target and maximum levels; (iii) the grant date of each such

Company RSU or Company Performance Share Award and (iv) the Company Stock Plan pursuant to which each such Company RSU or Company Performance Share Award was granted.

Section 3.3 Authority; Non-contravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into this Agreement, (ii) adopting this Agreement and approving the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, and (iii) resolving to recommend that the shareholders of the Company approve this Agreement and directing that this Agreement be submitted to the shareholders of the Company for approval at a duly held meeting of such shareholders for such purpose (the “Company Board Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company does not, and neither the consummation by the Company of the Transactions nor compliance by the Company with any of the terms or provisions hereof will, (i) assuming the Company Shareholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or the organizational documents of any Subsidiary of the Company, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or (iii) assuming that each of the consents and notices specified in Section 3.3(b)(iii) of the Company Disclosure Schedule is obtained or given, as applicable, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of or payment under, any Company Material Contract to which the Company or any of its Subsidiaries is a party or any Company Permit, or result in the creation of a Lien (other than any Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Governmental Approvals. Except for (a) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the NYSE in connection with this Agreement and the Merger, (b) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA, (c) approvals or filings required under, and compliance with other applicable requirements of, the NCUC (such approvals and filings described in this clause (c), the “Required Statutory Approvals”), (d) the approvals or filings set forth on Section 3.4(d) of the Company Disclosure Schedule, and (e) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, proxy statements and other documents with the SEC required to be filed or furnished since October 31, 2013 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements, reports and documents may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the date of the last such amendment (but only amendments prior to the date of this Agreement in the case of any Company SEC Document with a filing or effective date prior to the date of this Agreement), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document (but only amendments, restatements or corrections prior to the date of this Agreement in the case of any Company SEC Document with a filing or effective date prior to the date of this Agreement), as of their respective dates of filing with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, and the consolidated results of their operations and cash flows, as of each of the dates and for the periods shown, as applicable, in conformity with GAAP.

(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d) Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of July 31, 2015 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions or (iv) as would not reasonably be expected to have a Company Material Adverse Effect.

(e) All filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries since January 1, 2014 under applicable state Laws specifically governing the regulation of public utilities have, to the Knowledge of the Company, been filed with the applicable state public utility commissions (including, to the extent required, the North Carolina Utilities Commission (“NCUC”), the South Carolina Public Service Commission and the Tennessee Regulatory Authority as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto (collectively, “Regulatory Filings”)), and all such Regulatory Filings complied, in all material respects, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for Regulatory Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Absence of Certain Changes. From November 1, 2014 to the date of this Agreement, (a) except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any fact, circumstance, change, event, development, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, Claim against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Compliance With Laws; Permits. The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for instances of non-compliance as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold, and are in compliance with, all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, “Company Permits”), except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has paid all Taxes that are required to be paid by it (whether or not shown or required to be shown as due on any Tax Returns), except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has withheld and timely remitted to the appropriate Governmental Authority all material Taxes required to be withheld from amounts owing to any employee, creditor or third party. No material deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been fully paid or otherwise finally resolved or adequately reserved for in the Company’s financial statements included in the Company SEC Documents. No material audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received. With respect to any Tax years open for audit, neither the Company nor any of its Subsidiaries has granted in writing any material waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, except, with respect to the federal income tax return for the 2011 tax year, for the extension of the statute of limitations to June 30, 2016. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date except in the ordinary course of business.

(b) Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any Person (except for the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(c) Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement (1) exclusively between or among the Company and its Subsidiaries, or (2) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes.

(d) No closing agreements, private letter rulings, technical advice memoranda, advance Tax rulings, advance pricing agreements, or similar written agreements or rulings have been entered into or issued by any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries in each case that could reasonably be expected to have a material effect on the Tax liability of the Company or any of its Subsidiaries after the Closing Date.

(e) There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) In any Taxable period ending after the Closing Date, neither the Company nor any of its Subsidiaries will be required to include or accelerate the recognition of any material item of income, or exclude or defer any material item of deduction or other Tax benefit, in either case as a result of any change in method of Tax accounting made prior to the Closing Date, any installment sale prior to the Closing Date, any closing agreement entered into prior to the Closing Date, or any prepaid amount received prior to the Closing Date.

(g) Within the past three (3) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b) in any Tax year for which the statute of limitations has not expired.

(i) This Section 3.9 and Section 3.10 constitute the sole and exclusive representations and warranties of the Company regarding Tax matters.

(j) For purposes of this Agreement: (i) “Taxes” shall mean all federal, state, local or foreign taxes, customs, tariffs, duties, charges, fees, imposts, levies or other assessments imposed by a Governmental Authority, including all income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, value added, excise, severance, stamp, customs, duties, escheat, unclaimed property, real property, personal property, capital stock, social security, unemployment, payroll, employee, withholding, or other tax imposed by a Governmental Authority, including any interest, penalties or additions to tax imposed by any Governmental Authority in connection with any of the foregoing and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.10 Employee Benefits Matters. Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Plan. The Company has made available to Parent correct and complete copies of (a) the current plan document for each material Company Plan (or, if such Company Plan is not in writing, a written description of the material terms thereof), (b) the most recent annual reports on Form 5500 required to be filed with the Department of Labor with respect to each Company Plan (if any such report was required), (c) the most recent summary plan description for each material Company Plan for which such summary plan description is required, (d) each trust agreement relating to any Company Plan, (e) the most recent audited financial statement and the actuarial or other valuation report prepared for the most recently completed plan year with respect thereto and (f) any material and non-routine correspondence with a Governmental Authority regarding any pending audit, investigation, claim or dispute under any Company Plan. Each Company Plan is in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course) with respect to any Company Plans, nor is any Company Plan under (and the Company has received no notice that there is any threatened) audit or administrative proceeding by the IRS, the Department of Labor, or any other Governmental Authority with respect to any Company Plan that, in each case, would reasonably be expected to have a Company Material Adverse Effect. All Company Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS or has filed a timely application therefor and, to the Knowledge of the Company, such Company Pension Plan qualifies in all material respects under Section 401(a) of the Code in operation. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. Except as set forth on Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, nor has any liability with respect to, a multiemployer plan (as defined in Section 3(37) of ERISA) or a plan subject to section 302 or Title IV of ERISA or section 412 of the Code. With respect to each Company Pension Plan set forth on Section 3.10(b) of the Company Disclosure Schedule, (i) no proceeding has been initiated to terminate such plan under Sections 4041 or 4042 of ERISA; (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA) for which a reporting waiver does not apply that would reasonably be expected to have a Company Material Adverse Effect; (iii) no such plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year; (iv) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date except as would not reasonably be expected to have a Company Material Adverse Effect; (v) no such plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA that is currently in effect; and (vi) there are no funding-based benefit limitations (within the meaning of Section 436 of the Code) currently in effect. Other than as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have reserved the right and power to terminate, suspend, discontinue and amend all Company Plans that provide for post-termination health, medical or other welfare benefits. Except as set forth on Section 3.10(c) of the Company

Disclosure Schedule, the consummation of the Transactions will not, either alone or in combination with another event, except as expressly provided in this Agreement, (i) entitle any employee of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Except as set forth on Section 3.10(d) of the Company Disclosure Schedule, no amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. This Section 3.10 constitutes the sole and exclusive representation and warranty of the Company regarding pension and employee benefit liabilities, obligations, or compliance with Laws.

Section 3.11 Environmental Matters. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and for the last five (5) years has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, and all such Company Permits are valid and in full force and effect, (b) (i) there is no Claim relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release, threatened Release or exposure to any Hazardous Material or alleging violation of or challenging the validity of any environmental Company Permit) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any real property currently owned or operated by the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, there is no Claim relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release, threatened Release or exposure to any Hazardous Material) that is pending or threatened against any real property currently leased by the Company or any of its Subsidiaries or formerly owned, operated or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release, threatened Release or exposure to any Hazardous Material) and to the Knowledge of the Company, there are no facts or conditions relating to the Company’s or any of its Subsidiaries’ properties or operations that would reasonably be expected to give rise to any such liability or corrective or remedial obligation, (d) there have been no ruptures or explosions in the Company’s or any Company Subsidiary’s natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals and other related operations, assets, machinery and equipment (collectively, “Systems”) that have resulted in Claims, including Claims for personal injury, loss of life or property damage, except to the extent any such Claims have been resolved, and (e) there are no defects, corrosion or other damage to any of the Company’s or any Company Subsidiary’s Systems that would reasonably be expected to result in a pipeline integrity failure, and the Company is in compliance in all material respects with all appropriate inspection and recordkeeping requirements relating thereto. Section 3.4, Section 3.5, Section 3.6 and this Section 3.11 constitute the exclusive representations and warranties of the Company regarding environmental matters, including without limitation all matters arising under Environmental Laws.

Section 3.12 Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) (i) the conduct of the Company’s business as currently conducted does not infringe or otherwise violate any Person’s Intellectual Property and (ii) there is no Claim of such infringement or other violation pending, or to the Knowledge of the Company, threatened in writing, against the Company, and (b) (i) to the Knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property owned by the Company and (ii) no Claims of such infringement or other violation are pending or, to the Knowledge of the Company, threatened in writing against any Person by the Company. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person.

Section 3.13 Articles 9 and 9A of the NCBCA Not Applicable; Other Takeover Statutes; Appraisal Rights. The Company is not subject to the prohibitions on certain business combinations set forth in Article 9 or Article 9A of the NCBCA. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.7 are true and correct, the Company has taken all necessary actions, if any, so that the Transactions are not subject to any “fair price,” “moratorium,” control share acquisition,” interested shareholder,” “affiliated transaction” or similar anti-takeover Law (each, a “Takeover Statute”) or any similar provision (including any supermajority shareholder approval requirement) in the Company Charter Documents. No holder of Company Common Stock is entitled to appraisal or dissenters’ rights under the NCBCA in connection with the Transactions.

Section 3.14 Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has either good and valid title, in fee, or valid leasehold, easement or other rights, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all Liens (except in all cases for Permitted Liens). Except as would not reasonably be expected to have a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exception, all leases, easements or other agreements under which the Company or any of its Subsidiaries lease, access or use real property are valid, binding and in full force and effect against the Company or any of its Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and neither the Company nor any of its Subsidiaries are in default under any of such leases, easements or other agreements.

Section 3.15 Contracts.

(a) For purposes of this Agreement, “Company Material Contract” means any Contract which is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Labor. Except as set forth in Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement. Since September 30, 2013, there has been no labor strike, lockout, work stoppage, or picketing, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries, except where such strike, lockout, work stoppage, or picketing has not had or would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.16 of the Company Disclosure Schedule or as has not had and would not reasonably be expected to have a Company Material Adverse Effect, since September 30, 2013, the Company and each of its Subsidiaries (a) has complied and is in compliance with all applicable legal, administrative and regulatory requirements relating to wages, hours, employee and independent contractor classification, immigration, discrimination in employment, collective bargaining, as well as the Workers Adjustment and Retraining Notification Act and comparable local, state, and federal Laws (“WARN”), and all other local, state, and federal Laws pertaining to employment and labor, and (b) are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Furthermore, except as set forth in Section 3.16 of the Company Disclosure Schedule or as has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no actions, charges, arbitrations, complaints, or investigations pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries alleging violations of local, state, or federal Laws pertaining to employment and labor or WARN.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock.

Section 3.18 Brokers and Other Advisors. Except for Goldman, Sachs & Co. (the “Company Financial Advisor”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.19 Company Shareholder Approval. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, approval of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt or approve this Agreement and the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of North Carolina. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by the Parent Board and the board of directors of Merger Sub) and, promptly after the execution and delivery hereof, approved by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt or approve this Agreement and the Transactions.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not and neither the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, in each case as amended to the date of this Agreement or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) is obtained or given, as applicable, and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Parent, Merger Sub or any of their respective Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any permit or Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Governmental Approvals. Except for (a) the filing with the SEC of the Proxy Statement, in preliminary and definitive form, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NYSE in connection with this Agreement and the Merger, (b) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA, (c) the Required Statutory Approvals, (d) the approvals or filings set forth on Section 3.4(d) of the Company Disclosure Schedule and (e) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Brokers and Other Advisors. Except for Barclays Capital Inc., the fees of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, all of which is duly authorized, validly issued, fully paid and non-assessable. Merger Sub was formed solely for the purpose of engaging in the Transactions. Merger Sub has no assets, liabilities or obligations and, since the date of its formation has not engaged in any business activities or conducted any operations except, in each case as arising from the execution of this Agreement and the performance of its covenants and agreements hereunder.

Section 4.6 Sufficient Funds. Parent and Merger Sub shall have available at or before the Effective Time, sufficient cash and cash equivalents and other sources of immediately available funds to deliver the aggregate Merger Consideration and make the payments required under Section 2.3, and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions, and there is no restriction on the use of such cash for such purposes. Parent has, or shall have, the financial resources and capabilities to fully perform its obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.7 Share Ownership. Neither Parent nor Merger Sub “beneficially owns” (as such term is defined for purposes of Article 7 of the articles of incorporation of the Company) a number of shares of Company Common Stock equal to or greater than five percent (5%) of the number of issued and outstanding shares of Company Common Stock.

Section 4.8 Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, Claim against Parent, Merger Sub or any of their respective Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans based on current state and federal rules and regulations), and that neither Parent nor Merger Sub has relied upon or will have any claim against the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans based on current state and federal rules and regulations).

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as contemplated or permitted by this Agreement, as required by applicable Laws, as contemplated by any of the matters set forth in Section 5.1(a) of the Company Disclosure Schedule, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, (x) the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course and to preserve intact its present lines of business, maintain its rights and franchises and preserve satisfactory relationships with Governmental Authorities, employees, customers and suppliers, and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell, or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except as set forth on Section 5.1(a)(i) of the Company Disclosure Schedule;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to Company Material Contracts set forth on Section 5.1(a)(ii) of the Company Disclosure Schedule as in effect as of the date hereof or (B) in connection with withholding to satisfy Tax obligations with respect to Company RSUs or Company Performance Share Awards, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the settlement of Company RSUs or Company Performance Share Awards;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than (1) dividends paid by any Subsidiary of the Company to the Company or to any wholly-owned Subsidiary of the Company, (2) quarterly cash dividends with respect to the Company Common Stock not to exceed the current annual per share dividend rate by more than $0.04 per fiscal year, with record dates and payment dates consistent with the Company’s current dividend practice, or (3) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (x) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (y) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by ninety-one (91) or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv) incur any Indebtedness (or amend any Contract relating to Indebtedness) except for Indebtedness (1) incurred to replace, renew, extend, refinance or refund any existing Indebtedness, in the same principal amount of such existing Indebtedness and upon the maturity of such existing Indebtedness in accordance with its terms (2) incurred in accordance with Section 5.1(a)(iv) of the Company Disclosure Schedule, or (3) among the Company and any of its wholly-owned Subsidiaries or among any of such wholly-owned Subsidiaries; provided that, in no event shall any Indebtedness incurred pursuant hereto (or any Contract relating to such Indebtedness) include any term or provision pursuant to which the consummation of the Merger or the other transactions contemplated by this Agreement would reasonably be expected to result in a breach, default or event of default with respect to such Indebtedness (or any Contract relating to such Indebtedness) or permit the holders of any Indebtedness of the Company or any of its Subsidiaries to accelerate the payment of any Indebtedness or require the Company or any of its Subsidiaries to, voluntarily or involuntarily, redeem, repurchase or repay any Indebtedness prior to its scheduled maturity;

(v) sell, pledge, dispose of, transfer, lease, license or encumber any of its properties, assets or business (including by merger, consolidation or disposition of stock or assets), other than (A) immaterial assets in the ordinary course of business consistent with past practice, (B) pursuant to Company Material Contracts set forth on Section 5.1(a)(v) of the Company Disclosure Schedule as in effect on the date of this Agreement, or (C) transfers among the Company and its wholly owned Subsidiaries;

(vi) make capital expenditures except as budgeted in the Company’s current long term plan (plus a 20% variance) that was made available to Parent;

(vii) make any acquisition (including by merger or share exchange) of the capital stock, equity securities, membership interests or a material portion of the assets of any other Person, or make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned Subsidiary of the Company), except (A) acquisitions not in excess of $25,000,000 individually or $50,000,000 in the aggregate or (B) pursuant to Company Material Contracts set forth on Section 5.1(a)(vii) of the Company Disclosure Schedule as in effect on the date of this Agreement;

(viii) increase in any respect the compensation of any of its directors or employees (provided that payments of bonuses and other grants and awards made in the ordinary course consistent with past practice shall not constitute an increase in compensation), except (A) as required pursuant to applicable Law or the terms of Company Plans or other employee benefit plans or arrangements in effect on the date of this Agreement and (B) increases in salaries, wages and benefits of employees and director fees made in the ordinary course of business;

(ix) adopt or amend any Company Plan except as required by Law or for immaterial or ministerial amendments;

(x) make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xi) amend the Company Charter Documents, amend the organizational documents of any Subsidiary, or exercise any approval or consent right within its discretion to amend any organizational documents of any Company Joint Venture;

(xii) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xiii) enter into, modify or amend in any material respect, or terminate or waive any material right under, any Company Material Contract, except for any new agreement, modification, amendment, termination or waiver in the ordinary course of business consistent with past practice;

(xiv) waive, release, assign, settle or compromise any material Claim against the Company or any of its Subsidiaries, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (i) equal to or less than the amounts specifically reserved with respect thereto on the consolidated financial statements of the Company included in the Company SEC Documents (including the notes thereto) or (ii) do not exceed $5,000,000 in the aggregate during any consecutive twelve-month period, and (B) except as contemplated by Section 5.9, with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole;

(xv) make or change any material Tax election, change any material method of Tax accounting (except as required by applicable Law including the adoption of the tangible property regulations and disposition rules), settle or compromise any material Tax liability or refund, amend any material Tax Return (except that the Company and its Subsidiaries may amend any Tax Return in order to effectuate the carryback of specified liability losses, net operating losses, capital losses or tax credits), enter into any written agreement with a Governmental Authority with respect to Taxes, consent to the extension or waiver of the limitation period applicable to any Tax matter, or materially amend or change any of its methods for reporting income, deductions or accounting for Tax purposes, except, in each case, as required in relation to the items referenced in Section 3.9 of the Company Disclosure Schedule;

(xvi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xvii) enter into a new line of business;

(xviii) materially change any of its energy price risk management and marketing of energy parameters, limits and guidelines (the “Company Risk Management Guidelines”) or enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the Company Risk Management Guidelines;

(xix) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions; or

(xx) agree or commit to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Effective Time, Parent and Merger Sub shall not, and Parent shall cause its Subsidiaries not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation by Parent or Merger Sub of the Transactions.

(c) Notwithstanding anything to the contrary herein, the Company may, and may cause any of its Subsidiaries to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons.

(d) Notwithstanding anything to the contrary contained herein, between the date of this Agreement and the Effective Time, the Company and its Subsidiaries may (i) continue to make Regulatory Filings in the ordinary course of business, including without limitation those filings described on Section 5.1(d) of the Company Disclosure Schedule, and (ii) take any other action contemplated by or described in any such state or federal filings or other submissions filed or submitted in connection with such Regulatory Filings prior to the date of this Agreement in the ordinary course of business.

Section 5.2 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall cooperate with the Company with the preparation of the foregoing. The Company, with Parent’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement. The Company agrees that (i) except with respect to any information supplied in writing to the Company by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement to be mailed to the Company’s shareholders, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC with respect to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon and with the Company considering in good faith such comments; provided, however, that the foregoing shall not apply with respect to a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any matters relating thereto. Each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Each of the Parent and Merger Sub agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Parent or Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent (or Merger Sub, as the case may be) shall promptly notify the Company so that it may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the shareholders of the Company. If, at any time prior to the Effective Time, any information relating to the Company or any of its respective Affiliates, officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and the Company shall file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the shareholders of the Company.

(b) The Company shall, as promptly as reasonably practicable after the date of the mailing of the definitive Proxy Statement to the Company’s shareholders, in accordance with applicable Law, the Company Charter Documents and the NYSE rules, duly give notice of, convene and hold a meeting of its shareholders to consider the approval of this Agreement and such other matters as may be then reasonably required (including any adjournment or postponement thereof, the “Company Shareholders Meeting”); provided, however, that the Company shall be permitted to delay or postpone convening the Company Shareholders Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting as necessary under applicable Law or (iv) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval. Except if there has been a Company Adverse Recommendation Change in accordance with Section 5.3(d), the Company shall use its reasonable best efforts to solicit and secure the Company Shareholder Approval as promptly as practicable.

(c) Subject to Section 5.3 and the right of the Company Board to make a Company Adverse Recommendation Change pursuant thereto, unless and until there has been a Company Adverse Recommendation Change in accordance with Section 5.3, the Company shall include the Company Board Recommendation in the preliminary and definitive Proxy Statement. The Company agrees that, unless this Agreement has been terminated pursuant to Section 7.1, a Company Adverse Recommendation Change shall not relieve the Company of its obligation hereunder to submit this Agreement to the Company’s shareholders at the Company Shareholders Meeting.

Section 5.3 No Solicitation; Change in Recommendation.

(a) The Company agrees that it shall, and shall cause its Subsidiaries and its and its Subsidiaries’ directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, immediately cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal, immediately request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Except as otherwise provided in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding, or furnish to any Person any information in connection with, any Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if the Company or any of its Subsidiaries, or any of its or their respective Representatives receives an unsolicited bona fide written Takeover Proposal made after the date of this Agreement, the Company, the Company Board (or a duly authorized committee thereof) and the Company’s Representatives may engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal; provided that prior to engaging in any negotiations or discussions with, or furnishing any information to, any such Person or its Representatives, the Company and the Person making such Takeover Proposal shall have entered into an Acceptable Confidentiality Agreement. The Company will promptly (and in any event within the later of twenty-four (24) hours or 5:00 p.m. New York City time on the next Business Day) notify Parent in writing of the receipt of such Takeover Proposal, the material terms and conditions of any such Takeover Proposal and the identity of the Person making such Takeover Proposal. The Company will keep Parent informed in all material respects on a prompt basis (and in any event within the later of twenty-four (24) hours or 5:00 p.m. New York City time on the next Business Day) of the material terms and status of such Takeover Proposal (including any change in the price or any other material terms thereof). The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (i)(A) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Takeover Proposal, (C) fail to include in the Proxy Statement the Company Board Recommendation, (D) fail to recommend against any Takeover

Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after Parent so requests reaffirmation in writing (provided, that Parent shall be entitled to make such a written request for reaffirmation only once for each Takeover Proposal and once for each material amendment to such Takeover Proposal), or (E) resolve or publicly propose to do any of the foregoing (any action described in this clause (i) being referred to herein as a “Company Adverse Recommendation Change”) or (ii) cause or permit the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than an Acceptable Confidentiality Agreement) constituting, or that would reasonably be expected to lead to, any Takeover Proposal (a “Company Acquisition Agreement”).

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii)), if (i) (A) a Company Intervening Event has occurred or (B) the Company has received a Superior Proposal other than as a result of a breach of this Section 5.3 (other than immaterial breach), in each case, if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to the receipt of such Superior Proposal, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (ii) (A) the Company provides Parent prior written notice of its intent to make any Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action to the effect that, absent any modification to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d)(ii), which notice shall specify the basis for such Company Adverse Recommendation Change or termination and attaching the most current draft of any Company Acquisition Agreement with respect to, the Superior Proposal (or, if no such draft exists, a summary of the material terms and conditions of such Superior Proposal), if applicable (a “Notice of Recommendation Change”) (it being understood that such Notice of Recommendation Change shall not in itself be deemed a Company Adverse Recommendation Change and that any change in price or material revision or amendment to the terms of a Superior Proposal, if applicable, shall require a new notice to which the provisions of clauses (ii)(A), (B) and (C) of this Section 5.3(d) shall apply mutatis mutandis except that, in the case of such a new notice, all references to four (4) Business Days in this Section 5.3(d) shall be deemed to be two (2) Business Days); (B) during such four (4) Business Day period, if requested by Parent, the Company shall make its Representatives available to negotiate in good faith with Parent and its Representatives regarding any modifications to the terms and conditions of this Agreement that Parent proposes to make; and (C) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent, if any, in a written, binding and irrevocable offer, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a Company Adverse Recommendation Change with respect to a Takeover Proposal, such Takeover Proposal still constitutes a Superior Proposal.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 5.3 or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act.

(f) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer (whether or not in writing) from any Person (other than Parent, Merger Sub and any of its Affiliates thereof) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (a) assets of the Company and its Subsidiaries (including securities of Subsidiaries) that account for 15% or more of the Company’s consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived or (b) 15% or more of the outstanding Company Common Stock pursuant to a merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case other than the Merger.

(g) As used in this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written Takeover Proposal on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company Common Stock than the Transaction (after taking into account any revisions to the terms of this Agreement that are proposed by Parent pursuant to Section 5.3(d)), taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and this Agreement that the Company Board considers relevant; provided that for purposes of the definition of Superior Proposal, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

(h) As used in this Agreement, “Company Intervening Event” means any fact, circumstance, effect, change, event, occurrence or development that (1) is unknown to or by the Company Board as of the date hereof (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement) and (2) becomes known to or by the Company Board prior to obtaining the Company Shareholder Approval.

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to (i) cause the

Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws or to Governmental Authorities with respect to the Transactions, (iii) cooperate with the other parties and promptly furnish information required in connection with such submissions and filing to such Governmental Authorities or under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings to such Governmental Authorities or under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws or other applicable Laws, and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws or other applicable Laws with respect to the Transactions and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any third party and/or Governmental Authority necessary to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all applicable foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as reasonably practicable after the date hereof (and in any event within twenty-one (21) days after the date hereof, unless the parties otherwise agree to a different date), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable, and (ii) each party agrees to (A) make or cause to be made the appropriate filings as soon as practicable with the NCUC relating to the Merger, (B) supply as soon as practical any additional information and documentary material that may be required or requested by the NCUC and (C) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.4 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from the NCUC as soon as practicable.

(c) The Company, Parent and Merger Sub shall, subject to applicable Law relating to the exchange of information: (i) promptly notify the other parties hereto of (and if in writing, furnish the other parties with copies of) any communication to such Person from a Governmental Authority regarding the filings and submissions described in Section 5.4(a) and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written response to any communication from a Governmental Authority regarding the filings and submissions described in Section 5.4(a), (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a

Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, that the parties shall be permitted to redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the Transactions.

(d) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws or other applicable Laws that may be required by any Governmental Authority, so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the End Date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Parent or Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries (each a “Remedial Action”); provided, however, that any Remedial Action may, at the discretion of the Company or Parent, be conditioned upon consummation of the Transactions.

(e) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is reasonably foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Parent shall use reasonable best efforts to take any and all action, including a Remedial Action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date. In addition, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest, defend and resist any litigation, action or proceeding and to have vacated, lifted, reversed or overturned any ruling, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the Transactions as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date.

(f) From the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Article VII, neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable Laws with respect to the Transactions, or would reasonably be expected to materially prevent or prohibit or impede, interfere with or delay obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable laws with respect to the Transactions.

(g) Notwithstanding the obligations set forth in this Agreement, Parent and its Affiliates shall not be required to, and, without the prior written consent of Parent (which consent may be withheld at Parent’s sole discretion) the Company shall not, and shall cause its Subsidiaries not to, in connection with obtaining any consent or approval of any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any Remedial Action), that constitutes a Burdensome Condition. For purposes of this Agreement, “Burdensome Condition” shall mean any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures (including any Remedial Action) that, in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole (and after giving effect to the Merger such that Parent and its Subsidiaries for this purpose shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of the Company and its Subsidiaries, taken as a whole); provided, however, that any such undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures shall not constitute or be taken into account in determining whether there has been or is such a material adverse effect to the extent such undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures are described in Section 1.7.

(h) Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Governmental Authority alleging that such Governmental Authority’s consent is or may be required in connection with or as a condition of the Merger.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto, (b) in connection with any dispute between the parties regarding this Agreement or the Transactions or (c) not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 5.6 Access to Information; Confidentiality.

(a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford to the Parent and its Representatives reasonable access (at Parent’s sole cost and expense) during normal business hours and upon reasonable advance notice to the Company’s properties (but excluding for the conduct of Phase I or Phase II environmental assessments or testing), books, Contracts and records and the Company shall furnish promptly to the other party such information concerning its business and properties as such party may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided that the Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party; provided, further, (x) that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information (provided that the Company shall use its reasonable best efforts to provide such access or information (or as much of it as possible) in a manner that does not result in the events set out in this clause (x)), and (y) the conduct of such activities shall be subject to the rights and obligations of the Company referred to in the final proviso of the final sentence of Section 5.4(c) hereof. Until the Effective Time, the information provided will be subject to the terms of the confidentiality letter agreement, dated as of October 2, 2015, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”).

(b) If this Agreement is terminated pursuant to Section 7.1, the Confidentiality Agreement shall automatically be deemed to be amended and restated such that (i) the “Restricted Period” for all purposes of the Confidentiality Agreement shall be the period of eighteen (18) months from the date of such termination, as if the Parties had never entered into this Agreement, and (ii) the other provisions of the Confidentiality Agreement shall remain in force and effect for a period of two (2) years after such termination, as if the parties hereto had never entered into this Agreement.

Section 5.7 Takeover Laws. If any Takeover Statute or similar statute or regulation becomes applicable to the Transactions, the Company and the Company Board will use reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each current and former director, officer and employee of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses

(including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect and (B) any indemnification agreements with an Indemnitee (but only to the extent such indemnification agreement was made available to Parent prior to the date hereof), which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay and advance to an Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions covered under this Section 5.8 or the enforcement of an Indemnitee’s rights under this Section 5.8 as and when incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking in accordance with applicable Law to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter (but only to the extent such repayment is required by applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company or applicable indemnification agreements).

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect coverage not materially less favorable than the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the annual premium currently paid by the Company in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that in lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which Parent would be required to spend during the six–year period provided for in this Section 5.8(c), that provides coverage not materially less favorable than the coverage described above to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company and its Subsidiaries as of the date hereof with respect to matters arising on or before the Effective Time.

(d) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives from and after the Effective Time, and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9 Transaction Litigation. Each of Parent and the Company shall notify the other promptly of the commencement of any shareholder litigation relating to this Agreement or the Transactions of which it has received notice (“Transaction Litigation”). The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any shareholder litigation against the Company or any of its directors or officers relating to this Agreement or the Transactions, and no such settlement of any shareholder litigation shall be agreed to by the Company or any of its Representatives without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.10 Section 16. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take all such steps reasonably necessary to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) Until the later of twelve (12) months from the Closing Date or December 31, 2017 (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each individual who is employed by the Company or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately prior to the Effective Time (each, a “Company Employee”), annual base salary and base wages, annual target bonus opportunities (based on target amounts calculated as an applicable percentage of annual base salary for the bonus opportunities established for the most recent Company fiscal year commencing before the Effective Time), and the target value (based on target amounts calculated as an applicable percentage of annual base salary) of the annual Company Performance Share Award granted during the most recent Company fiscal year commencing before the Effective Time (without taking into account any discount to the value of Company Stock for purposes of applying such target value to a long-term incentive compensation opportunity granted by Parent) (the “LTIP Target Amount”), provided that the LTIP Target Amount may be paid in cash rather than granted in equity, and aggregate employee benefits, in each case, that are no less favorable than such annual base salary and base wages, annual target bonus opportunities, LTIP Target Amounts and aggregate employee benefits provided to the Company Employees immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary and without limiting the generality of the foregoing, Parent shall or shall cause the Surviving Corporation to provide any Company Employee whose employment terminates following the Effective Time and during the applicable protected period, as described on Section 5.11(b) of the Company Disclosure Schedule, either without “Cause” or for “Good Reason,” in each case as defined on Section 5.11(a) of the Company Disclosure Schedule, with severance benefits no less favorable than as set forth on Section 5.11(a) of the Company Disclosure Schedule.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits, but not for purposes of defined benefit pension plan accrual or, for the avoidance of doubt, with respect to the vesting or restoration of any otherwise forfeited benefits accrued prior to the Effective Time under a defined benefit pension plan maintained by Parent or its Subsidiaries (except as required by Law)) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Furthermore, to the extent a Company Employee or a “Company Retired Employee” (as defined below) becomes eligible to participant in Parent’s retiree medical plan, for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the retiree medical plan of Parent and its Subsidiaries, each (x) Company Employee and (y) former employee of the Company or any of its Subsidiaries whose employment with the Company or any of its Subsidiaries ended as a result of such former employee’s retirement and who is eligible to participate in the Company’s retiree medical plan as of the Effective Time (the “Company Retired Employees”), shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee or Company Retired Employee was entitled, immediately before the Effective Time, to credit for such service under the Company’s retiree medical plan as of the Effective Time. Parent shall, or shall cause an Affiliate to, provide post-retirement medical benefits to Eligible Retirees (as defined below) that are no less favorable than those provided (i) under the Company’s post-retirement medical program in effect as of January 1, 2016 (the “Company’s Retiree Health Plan”) or (ii) to similarly situated, as applicable, employees and retirees who participate in the post-retirement programs of Parent or its Subsidiaries (other than the Surviving Corporation). “Eligible Retirees” means Company Retired Employees and Company Employees who are or become eligible to participant in the Company’s Retiree Health Plan as in effect on January 1, 2016. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Without limiting the generality of Section 5.11(a), from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume, honor, and continue all obligations under the Company Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and the Transactions shall be deemed to constitute a “change in control,” “change of control”, “corporate transaction” or similar words to such effect under such Company Plans, arrangements or agreements.

(d) At the Effective Time, Parent shall cause the Surviving Corporation to pay to each Company Employee and each Applicable Retired Company Employee a pro-rata portion of any bonus that such Company Employee or Applicable Retired Company Employee would have been entitled to receive under the Company’s Annual Incentive Plans and any other applicable annual bonus plan for the performance period during which the Effective Time occurs, consistent with past practice and based on achievement of applicable performance criteria at target level. In addition, to the extent that the Effective Time occurs within 2.5 months following the end of a performance period with respect to the Annual Incentive Plans or any other applicable annual bonus plan, but prior to payment of the bonuses for such completed performance, Parent shall cause the Surviving Corporation to pay to each Company Employee, and to each Applicable Retired Company Employee on a prorated basis consistent with past practice, the greater of (i) the Company Employee’s or Applicable Retired Company Employee’s, as applicable, target bonus for such performance period and (ii) the bonus to which the Company Employee or Applicable Retired Company Employee, as applicable, would be entitled for such performance period based on actual performance.

(e) Notwithstanding anything to the contrary herein, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Company Plans for purposes of ERISA or otherwise and no Company Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Company Employee.

(f) Without limiting the generality of the foregoing provisions of this Section 5.11, the parties hereby agree to take the additional actions set forth in Section 5.11(f) of the Company Disclosure Schedule.

Section 5.12 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions.

Section 5.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Financing Cooperation.

(a) The Company shall, and shall cause the Subsidiaries of the Company to, (i) provide commercially reasonable assistance with the preparation of and any discussions regarding the business, financial statements, projections, and management discussion and analysis of the Company and the Subsidiaries of the Company, all for use in connection with any debt financing to be obtained by Parent in connection with the Merger (the “Financing”), and (ii) request that its independent accountants provide customary and reasonable assistance to Parent in connection with providing customary comfort letters in connection with the Financing; provided, further, that nothing in this Agreement shall require the Company to cause the delivery of (1) legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing, other than as allowed by the preceding clause (ii), (2) any audited financial information or any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act of 1933, as amended, or any financial information in a form not customarily prepared by the Company with respect to any period or (3) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request.

(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.14): (i) nothing in this Agreement (including this Section 5.14) shall require any such cooperation to the extent that it would (1) require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (2) unreasonably interfere with the ongoing business or operations of the Company or any of the Subsidiaries of the Company, (3) require the Company or any of the Subsidiaries of the Company to enter into or approve any agreement or other documentation effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing, (4) require the Company to provide pro forma financial statements or pro forma adjustments reflecting the Financing or any description of all or any component of the Financing (it being understood that the Company shall use reasonable best efforts to assist in preparation of pro forma financial adjustments to the extent otherwise relating to the Company and required by the Financing), (5) require the Company or the Subsidiaries of the Company to provide pro forma financial statements or pro forma adjustments reflecting transactions contemplated or required hereunder (it being understood that the Company shall use reasonable best efforts to assist in preparation of pro forma financial adjustments to the extent otherwise relating to the Company and required by the Financing), or (6) require the Company, any of the Subsidiaries of the Company or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing, and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, the Subsidiaries of the Company, or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing.

(c) Parent shall (i) promptly reimburse the Company for all reasonable and out-of-pocket costs or expenses (including reasonable and documented costs and expenses of counsel and accountants) incurred by the Company the Subsidiaries of the Company and any of its or their Representatives in connection with any cooperation provided for in this Section 5.14, and (ii) indemnify and hold harmless the Company, the Subsidiaries of the Company and any of its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, any cooperation provided for in this Section 5.14 or the Financing and any information used in connection therewith, unless the Company acted in bad faith or with gross negligence and other than in the case of fraud.

(d) Without limiting the generality of the foregoing, promptly following Parent’s request, the Company shall deliver to each of the lenders under the Existing Indebtedness (the “Existing Loan Lenders”) a notice (an “Existing Loan Notice”) prepared by Parent, in form and substance reasonably acceptable to the Company, notifying each of the Existing Loan Lenders of this Agreement and the contemplated Merger. At Parent’s election, the Existing Loan Notice with respect to one or more of the Existing Loan Documents may include a request for a consent, in form and substance reasonably acceptable to the Company (an “Existing Loan Consent”), to (1) the consummation of the Merger and the other transactions contemplated by this Agreement, and (2) certain modifications of (or waivers under or other changes to) the Existing Loan Documents; provided, that no such modifications, waivers or changes shall be effective prior to the Effective Time.

Section 5.15 Fiscal Year. From the date of the receipt of the of the Company Shareholder Approval until the Effective Time, promptly following Parent’s request, the Company shall cooperate with Parent to take all actions reasonably requested by Parent to prepare to change the fiscal year of the Company and its Subsidiaries to end on December 31, effective immediately following the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation under this Section 5.15.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and the Required Statutory Approvals shall have been obtained at or prior to the Effective Time (the termination or expiration of such waiting periods and extensions thereof, together with the obtaining of the Required Statutory Approvals, the “Regulatory Approvals”).

(c) No Injunctions. No Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.3(a), Section 3.6(b) and Section 3.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) each of the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.3(a) and Section 3.19 shall be true and correct in all material respects; and (iii) the representations and warranties set forth in Section 3.6(b) shall be true and correct in all respects; in the case of each of clause (i), (ii) and (iii), as of the Effective Time as though made at and as of the Effective Time (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specific date).

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, no circumstance, change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, shall have occurred and be continuing.

(e) Absence of Burdensome Effect. The Regulatory Approvals shall not impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions (including any Remedial Actions), that constitute a Burdensome Condition.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Covenants and Agreements of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions or due to the failure of such party to perform any of its other obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before October 31, 2016 (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any condition set forth in Section 6.1(b), Section 6.1(c) or Section 6.2(e)), either the Company or Parent may, prior to 5:00 p.m. Charlotte, North Carolina time on the End Date, extend the End Date to a date that is not later than six (6) months after the End Date (and if so extended, such later date shall then, for all purposes under this Agreement, be the “End Date”); provided, further, that neither the Company nor Parent may terminate this Agreement or extend the End Date pursuant to this Section 7.1(b)(i) if it (or, in the case of Parent, Merger Sub) is in breach of any of its covenants or agreements and such breach has primarily caused or resulted in either (1) the failure to satisfy the conditions to its obligations to consummate the Closing set forth in Article VI prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;

(ii) if any Law having the effect set forth in Section 6.1(c) shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any ruling, decree, judgment, injunction or order of any Governmental Authority (each, a “Restraint”), shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement, including under Section 5.4:

(iii) the Company Shareholder Approval is not obtained at the Company Shareholders Meeting duly convened (unless such Company Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Parent stating the Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or

(ii) if the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) if the Company Shareholder Approval shall have been obtained; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that, Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or

(ii) prior to the receipt of the Company Shareholder Approval, if the Company Board shall have effected a Company Adverse Recommendation Change with respect to a Superior Proposal in accordance with Section 5.3 and shall have approved, and concurrently with the termination hereunder, the Company shall have entered into, a Company Acquisition Agreement providing for the implementation of such Superior Proposal; provided that such termination pursuant to this Section 7.1(d)(ii) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement, unless the Company has paid the Company Termination Fee to Parent or causes the Company Termination Fee to be paid to Parent substantially concurrently with such termination in accordance with Section 7.3; (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and have no further force or effect (other than Section 5.6(b), Section 7.2 and Section 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement prior to such termination that gave rise to the failure of a condition set forth in Article VI. The Confidentiality Agreement shall survive in accordance with its terms following termination of this Agreement. Without limiting the meaning of a willful and material breach, the parties acknowledge and agree that any failure by a party hereto to consummate the Merger and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a willful and material breach of this Agreement.

Section 7.3 Company Termination Fee; Parent Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee substantially concurrently with the termination of this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee within two (2) Business Days of such termination.

(c) In the event that (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or (B) by Parent pursuant to Section 7.1(c)(i) (solely with respect to a breach or failure to perform a covenant), (ii) a Takeover Proposal shall have been publicly disclosed or made to the Company after the date hereof (x) in the case of termination pursuant to Section 7.1(b)(i) or Section 7.1(c)(i), prior to the date of such termination, or (y) in the case of termination pursuant to Section 7.1(b)(iii), prior to the date of the Company Shareholder Meeting, and (iii) within twelve (12) months of the date this Agreement is terminated, the Company enters into a Company Acquisition Agreement which is subsequently consummated or consummates a Takeover Proposal (provided that for purposes of clause (iii) of this Section 7.3(c), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee on the date of consummation of such transaction.

(d) For purposes of this Agreement, “Company Termination Fee” shall mean an amount equal to $125,000,000 in cash.

(e) Parent shall pay to the Company a fee of $250,000,000 in cash (the “Parent Termination Fee”) if each of the following clauses (i), (ii) and (iii) of this Section 7.3(e) is true:

(i) this Agreement is terminated by Parent or the Company:

(A) pursuant to Section 7.1(b)(i) and, at the time of such termination, any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (in the case of Section 6.1(c), if and only if the applicable Restraint giving rise to termination arises in connection with the Regulatory Approvals), shall have not been satisfied; or

(B) pursuant to Section 7.1(b)(ii), (if, and only if, the applicable Restraint giving rise to such termination arises in connection with the Regulatory Approvals); or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) because of a failure by Parent or Merger Sub to comply with its obligations under Section 5.4; and

(iii) at the time of such termination, the conditions to the Closing set forth in Section 6.1(a) and Section 6.2 (other than Section 6.2(c) and Section 6.2(e)) shall have been satisfied or waived (except for any such conditions that have not been satisfied as a result of a breach by Parent or Merger Sub of its respective obligations under this Agreement).

Parent shall pay the Parent Termination Fee to the Company (to an account designated in writing by the Company) no later than three (3) Business Days after the date of the applicable termination.

(f) Notwithstanding the foregoing, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that if this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under this Section 7.3 and the Company Termination Fee is paid, the payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions, and, upon payment of the Company Termination Fee pursuant to this Section 7.3, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to Parent, Merger Sub or any of their respective Affiliates or Representatives; provided, that regardless of whether the Company pays or is obligated to pay the Company Termination Fee, nothing in this Section 7.3(f) shall release the Company from liability for a willful and material breach of this Agreement. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that if this Agreement is terminated under circumstances in which Parent is obligated to pay the Parent Termination Fee under this Section 7.3 and the Parent Termination Fee is paid, the payment of the Parent Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transactions, and, upon payment of the Parent Termination Fee pursuant to this Section 7.3, Parent, Merger Sub and the Persons providing the Financing (the “Financing Parties”) (and Parent’s, Merger Sub’s and the Financing Parties’ Affiliates and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to the Company or any of their respective Affiliates or Representatives; provided, that regardless of whether Parent pays or is obligated to pay the Parent Termination Fee, nothing in this Section 7.3(f) shall release Parent from liability for a willful and material breach of this Agreement.

(g) Any amount that becomes payable pursuant to Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2 Fees and Expenses. Except as otherwise provided in Section 5.8 and Section 7.3, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that (a) following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval and (b) after the Effective Time, this Agreement may not be amended or supplemented in any respect.

Section 8.4 Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s shareholders and holders of Company RSUs and Company Performance Share Awards to receive the Merger Consideration and payments pursuant to Article II, respectively, after the Effective Time, (ii) the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent or Merger Sub’s willful and material breach of this Agreement, in which event the damages recoverable by the Company for itself and on behalf of its shareholders (without duplication) shall be determined by reference to the total amount that would have been recoverable by the holders of the Company Common Stock (including, “lost premium” and time value of money) if all such holders brought an action against Parent and Merger Sub and were recognized as intended third party beneficiaries hereunder, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) the provisions of Section 5.8, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Each of Parent, Merger Sub, and the Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement (as modified by the Company Disclosure Schedule, in the case of the representations and warranties of the Company), none of them, or any of their respective Affiliates or Representatives, or any other Person acting on behalf of any of them, makes, and none of them or any of their respective Representatives relies on or has been induced by any other representations, warranties, information (including estimates, projections, forecasts and other forward-looking information, business plans and cost-related plan information) or inducements, and each of the parties to this Agreement, on behalf of itself, its Affiliates, and its and their respective Representatives, hereby disclaims any other representations, warranties or inducements, express or implied, as to the accuracy or completeness of any information, made by, or made available by, itself, any of its Affiliates or any of its or their respective Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the Transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that matters related to the fiduciary obligations of the Company Board shall be governed by the laws of the State of North Carolina.

(b) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.9 Specific Enforcement.

(a) The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. If any party hereto brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and ten (10) Business Days following the date on which such Claim is fully and finally resolved.

Section 8.10 WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the Transactions. Each Party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 8.10.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Duke Energy Corporation

550 South Tryon Street, DEC-45A

Charlotte, North Carolina 28202

Attention: Greer Mendelow, Deputy General Counsel

Facsimile: (980) 373-9962

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Thomas A. Cole

         Imad I. Qasim

Facsimile: (312) 853-7036

If to the Company, to:

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, North Carolina 28210

Attention: Thomas E. Skains, Jane R. Lewis-Raymond

Facsimile: (704) 731-4099

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

655 Fifteenth Street, N.W., Suite 1200

Washington, D.C. 20005

Attention: George P. Stamas

Facsimile: (202) 879-5200

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement (which need not prohibit the making of a Takeover Proposal) that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Advisory Board” shall have the meaning set forth in Section 1.7.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Incentive Plans” shall mean the Company’s Short-Term Incentive Plan and the Company’s Mission, Values and Performance Plan.

“Antitrust Laws” shall have the meaning set forth in Section 5.4(a).

“Applicable Retired Company Employee” shall mean an individual who was employed by the Company or any of its Subsidiaries (i) at any time during the performance period under the Company Stock Plan, Annual Incentive Plans, and any other applicable bonus plan during which the Effective Time occurs, or (ii) at any time during the performance period under the Company Stock Plan, Annual Incentive Plans, and any other applicable bonus plan that was completed prior to the Effective Time, but with respect to which Company Performance Share Awards have not been settled or bonuses have not been paid, as applicable, as of the Effective Time, but who in each case is no longer employed by the Company or any of its Subsidiaries as of the Effective Time due to such individual’s retirement in accordance with Company policy.

“Articles of Merger” shall have the meaning set forth in Section 1.3.

“Balance Sheet Date” shall have the meaning set forth in Section 3.5(d).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(c).

“Burdensome Condition” shall have the meaning set forth in Section 5.4(g).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Charlotte, North Carolina or New York, New York are authorized or required by Law to be closed.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Claim” shall have the meaning set forth in Section 5.8(a).

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.2(g).

“Company” shall have the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Company Acquisition Agreement” shall have the meaning set forth in Section 5.3(c).

“Company Board” shall have the meaning set forth in the recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 3.3(a).

“Company Charter Documents” shall have the meaning set forth in Section 1.5.

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Disclosure Schedule” shall have the meaning set forth in the Article III Preamble.

“Company Employee” shall have the meaning set forth in Section 5.11(a).

“Company ESPP” shall mean the Company Employee Stock Purchase Plan, amended and restated as of April 1, 2009, as amended from time to time.

“Company Financial Advisor” shall have the meaning set forth in Section 3.18.

“Company Intervening Event” shall have the meaning set forth in Section 5.3(h).

“Company Joint Venture” shall mean any Joint Venture of the Company.

“Company Material Adverse Effect” shall mean any circumstance, change, event, development, occurrence or effect that (a) has, individually or in the aggregate, a material adverse effect on the business, properties, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided that no circumstance, change, event, development, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which the

Company or its Subsidiaries operates, including natural gas distribution or transmission industries (including, in each case, any changes in the operations thereof or with respect to system-wide changes or developments in natural gas transmission or distribution systems); (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (iv) any change in the price of natural gas or any other raw material, mineral or commodity used or sold by the Company or any of its Subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate natural gas transportation services or any change in customer usage patterns or customer selection of third-party suppliers for natural gas; (v) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (vi) the announcement, pendency of or performance of the Transactions, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators; (vii) any action taken by the Company or any of its Subsidiaries that is required or expressly permitted by the terms of this Agreement or with the consent or at the direction of Parent or Merger Sub; (viii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such change shall be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise falling within any of the exceptions set forth in clauses (a)(i) through (a)(viii) or (a)(x) through (a)(xi) of this proviso); (x) any fact, circumstance, effect, change, event or development that results from any shutdown or suspension of operations at any third-party facilities from which the Company or any of its Subsidiaries obtains natural gas (excluding the Company Joint Ventures); (xi) any pending, initiated or threatened Transaction Litigation, in each case to the extent, in each of clauses (i) through (v), that such change, event, occurrence or effect does not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Company and its Subsidiaries operate; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the Transactions.

“Company Material Contract” shall have the meaning set forth in Section 3.15(a).

“Company Pension Plan” shall have the meaning set forth in Section 3.10.

“Company Performance Share Awards” means all performance share awards payable in shares of Company Common Stock subject to performance-based vesting or delivery requirements, whether granted under a Company Stock Plan or otherwise.

“Company Permits” shall have the meaning set forth in Section 3.8.

“Company Plans” shall mean (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability and (b) each other employee benefit plan, program or arrangement, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability.

“Company Preferred Stock” shall have the meaning set forth in Section 3.2.

“Company Retired Employees” shall have the meaning set forth in Section 5.11(b).

“Company Risk Management Guidelines” shall have the meaning set forth in Section 5.1(a)(xviii).

“Company RSUs” means any share unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

“Company SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Company Stock Plan” shall mean the Company’s Incentive Compensation Plan.

“Company Shareholder Approval” shall have the meaning set forth in Section 3.19.

“Company Shareholders Meeting” shall have the meaning set forth in Section 5.2(b).

“Company Termination Fee” shall have the meaning set forth in Section 7.3(d).

“Company’s Retiree Health Plan” shall have the meaning set forth in Section 5.11(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(a).

“Continuation Period” shall have the meaning set forth in Section 5.11(a).

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Eligible Retirees” shall have the meaning set forth in Section 5.11(b).

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature.

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” means all Laws relating to workplace safety or health, safety in respect of the transportation, storage and delivery of hazardous liquids and natural gas, and pollution or protection of the environment and natural resources, including without limitation, Laws (including common law) relating to the exposure to, or Releases or threatened Releases of, natural gas, asbestos and any hazardous or toxic materials, substances or wastes, as the foregoing are enacted or in effect on or prior to Closing.

“Equity Award Conversion Ratio” means the quotient of (i) the Merger Consideration divided by (ii) the average of the volume weighted averages of the trading prices of Parent Shares on the NYSE, on each of the five (5) consecutive trading days ending on (and including) the trading day that is two (2) trading days prior to the Closing Date.

“Equity Securities” shall have the meaning set forth in Section 3.2.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each corporation or trade or business that would be treated as a single employer with the Company pursuant to Section 4001(b)(1) of ERISA.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Existing Indebtedness” means the Indebtedness evidenced by the Existing Loan Documents.

“Existing Loan Consent” shall have the meaning set forth in Section 5.14(d).

“Existing Loan Documents” means the Contracts (and all amendments thereto) to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely between the Company and any of its wholly owned Subsidiaries or solely between any of the Company’s wholly owned Subsidiaries) that evidences Indebtedness for borrowed money in excess of $5,000,000 of the Company or any of its Subsidiaries, whether unsecured or secured.

“Existing Loan Lenders” shall have the meaning set forth in Section 5.14(d).

“Existing Loan Notice” shall have the meaning set forth in Section 5.14(d).

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Financing” shall have the meaning set forth in Section 5.14(a).

“Financing Parties” shall have the meaning set forth in Section 7.3(f).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

“Hazardous Materials” means any materials or substances or wastes which are limited, controlled or otherwise regulated under, or as to which liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (e) all guarantees or other assumptions of liability for any of the foregoing.

“Indemnitee(s)” shall have the meaning set forth in Section 5.8(a).

“Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature to the extent recognized in any and all jurisdictions throughout the world, including all (a) patents all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, and pending applications for any of the foregoing, (b) registered and unregistered trademarks, trade names, service marks, logos, corporate names, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) registered and unregistered copyrights and works of authorship, including copyrights in computer software, mask works and databases, and any applications for registration of any of the foregoing, and (d) trade secrets and other proprietary rights in know-how, customer lists, databases, technical information, invention disclosures, research and development, computer software, data, formulas, algorithms, methods, systems, processes and technology.

“IRS” means the U.S. Internal Revenue Service.

“Joint Venture” of a Person shall mean any Person that is not a Subsidiary of such first Person, in which such first Person owns directly or indirectly an equity interest.

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Company Disclosure Schedule and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the date of this Agreement, of Patricia C. Smith and Julia S. Janson.

“Laws” shall have the meaning set forth in Section 3.8.

“Liens” shall mean any pledges, liens, charges, Encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“LTIP Target Amount” shall have the meaning set forth in Section 5.11(a).

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“NCBCA” shall have the meaning set forth in the recitals.

“NCUC” shall have the meaning set forth in Section 3.5(e).

“New Plans” shall have the meaning set forth in Section 5.11(b).

“Notice of Recommendation Change” shall have the meaning set forth in Section 5.3(d).

“NYSE” shall mean the New York Stock Exchange.

“Old Plans” shall have the meaning set forth in Section 5.11(b).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Material Adverse Effect” shall mean any change, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Parent or Merger Sub of the Transactions.

“Parent RSU Award” shall have the meaning set forth in Section 2.3(c).

“Parent RSU Award Recipient” shall have the meaning set forth in Section 2.3(c).

“Parent RSU Award Vesting Date” shall have the meaning set forth in Section 2.3(c).

“Parent Shares” means shares of Parent common stock, par value $0.001 per share.

“Parent Termination Fee” shall have the meaning set forth in Section 7.3(e).

“Paying Agent” shall have the meaning set forth in Section 2.2(a).

“Payroll Deduction Period” shall have the meaning set forth in Section 2.4.

“Permitted Encumbrances” shall mean (a) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and (b) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens reflected in the Company SEC Documents, (d) Permitted Encumbrances, (e) Liens permitted under or pursuant to any Contracts relating to Indebtedness and (f) such other Liens that would not have a Company Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Proxy Statement” shall have the meaning set forth in Section 3.4.

“Regulatory Filings” shall have the meaning set forth in Section 3.5(e).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the migration of released Hazardous Materials through or in the soil, surface water or groundwater.

“Regulatory Approvals” shall have the meaning set forth in Section 6.1(b).

“Remedial Action” shall have the meaning set forth in Section 5.4(d).

“Representatives” means, with respect to any Person, the professional (including financial) advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers, employees, agents and representatives of such Person and its Subsidiaries.

“Required Statutory Approvals” shall have the meaning set forth in Section 3.4.

“Restraint” shall have the meaning set forth in Section 7.1(b)(ii).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Significant Subsidiary” shall have the meaning set forth in Section 3.1(b).

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a limited partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For the avoidance of doubt, the Company Joint Ventures are not Subsidiaries of the Company.

“Superior Proposal” shall have the meaning set forth in Section 5.3(g).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Systems” shall have the meaning set forth in Section 3.11.

“Takeover Statute” shall have the meaning set forth in Section 3.13.

“Takeover Proposal” shall have the meaning set forth in Section 5.3(f).

“Tax Returns” shall have the meaning set forth in Section 3.9(j).

“Taxes” shall have the meaning set forth in Section 3.9(j).

“Transaction Litigation” shall have the meaning set forth in Section 5.9.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“WARN” shall have the meaning set forth in Section 3.16.

Section 8.14 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof; Defined Terms. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.

(g) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(h) Persons. References to a Person are also to its successors and permitted assigns.

(i) Exhibits and Disclosure Schedules. The Exhibits to this Agreement and the Company Disclosure Schedules are hereby incorporated and made a part hereof. The Company may include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any capitalized term used in any Exhibit or any Company Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

(j) Construction. Each of the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ Thomas E. Skains
	Name:	Thomas E. Skains
	Title:	Chairman of the Board, President and Chief Executive Officer

FOREST SUBSIDIARY, INC.

By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	President

DUKE ENERGY CORPORATION

By:	/s/ Lynn J. Good
	Name:	Lynn J. Good
	Title:	President, CEO and Vice Chair

[Signature Page to Agreement and Plan of Merger]

ANNEX B

200 West Street	New York, NY 10282-2198

Tel: 212-902-1000	Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 24, 2015

Board of Directors

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, North Carolina 28210

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Duke Energy Corporation (“Parent”) and its affiliates) of the outstanding shares of common stock, no par value per share (the “Shares”), of Piedmont Natural Gas Company, Inc. (the “Company”) of the $60.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 24, 2015 (the “Agreement”), by and among Parent, Forest Subsidiary, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a significant portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering by Duke Energy Progress LLC, an affiliate of Parent, of Floating Rate First Mortgage Bonds due 2017 (aggregate principal amount $200 million) and 4.150% First Mortgage Bonds due 2044

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

Piedmont Natural Gas Company, Inc.

October 24, 2015

(aggregate principal amount $500 million) in November 2014. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended October 31, 2014; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utility and power industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $60.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction,

Board of Directors

Piedmont Natural Gas Company, Inc.

October 24, 2015

including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $60.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $60.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to the holders (other than Parent and its affiliates) of Shares.

Very truly yours,

ANNEX C

North Carolina Business Corporation Act

§ 55-13-02. Right to appraisal.

(a)	In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1)	Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04.

(2)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)	Consummation of a disposition of assets pursuant to G.S. 55-12-02 if the shareholder is entitled to vote on the disposition.

(4)	An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

(5)	Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)	Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b)	Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a.	A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b.	Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000)(exclusive of the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

C-1

c.	Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2)	The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

(3)	Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4)	Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c)	Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

(d)	A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder’s shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss. 36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg. Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1; 1999-141, s. 1; 2001-387, s. 26; 2003-157, s. 1; 2011-347, ss. 1, 22(c).)

C-2

PIEDMONT NATURAL GAS COMPANY, INC. 4720 PIEDMONT ROW DRIVE CHARLOTTE, NC 28210

AUTHORIZE A PROXY TO VOTE BY INTERNET - www.proxyvote.com

Log on to www.proxyvote.com and follow the instructions, using the Control Number shown on this proxy card. The deadline for voting online is 11:59 p.m. Eastern Standard Time on January 21, 2016 (11:59 p.m. Eastern Standard Time, January 19, 2016, for 401(k) Plan participants).

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE A PROXY TO VOTE BY PHONE - 1-800-690-6903

Call the telephone number and follow the instructions, using the Control Number shown on this proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Standard Time, January 21, 2016 (11:59 p.m. Eastern Standard Time, January 19, 2016, for 401(k) Plan participants).

VOTE BY MAIL

Mark, sign and date this proxy card and promptly return it in the prepaid envelope we have provided (or return it to the Corporate Secretary at Piedmont Natural Gas Company, Inc., 4720 Piedmont Row Drive, Charlotte, North Carolina 28210) so that it is received by January 21, 2016 (January 19, 2016 for 401(k) Plan participants).

VOTE IN PERSON

You may vote your shares in person by attending the special meeting.

Your Internet or telephone authorization directs the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PIEDMONT NATURAL GAS COMPANY, INC.

The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3.
					For	Against	Abstain
1.	Proposal to approve the Agreement and Plan of Merger, dated October 24, 2015 (the “merger agreement”), by and among Duke Energy Corporation, a Delaware corporation (“Duke Energy”), Forest Subsidiary, Inc., a newly formed North Carolina corporation that is a direct, wholly-owned subsidiary of Duke Energy (“Merger Sub”), and Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Company”).				☐	☐	☐

2.	Proposal to approve a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.				☐	☐	☐

3.	Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.				☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐	NOTE: In their discretion, the proxies are also authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign name(s) exactly as shown below. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Please present this admission ticket and valid picture identification for admission to the Special Meeting

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com.

Please detach here

PIEDMONT NATURAL GAS COMPANY, INC. SPECIAL MEETING OF SHAREHOLDERS JANUARY 22, 2016, 8:30AM EASTERN TIME 4720 PIEDMONT ROW DRIVE CHARLOTTE, NORTH CAROLINA 28210
Revocable Proxy - Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Karl W. Newlin, Jane Lewis-Raymond and Judy Z. Mayo, and each of them, as proxy, with full power of substitution, to act for and in the name of the undersigned, to vote all shares of Company common stock of Piedmont Natural Gas Company, Inc. (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company, to be held on January 22, 2016, and at any and all adjournments or postponements thereof, as indicated on the reverse side of this card.

The undersigned hereby appoints Wells Fargo Institutional Retirement and Trust, which acts as Trustee for the Company’s 401(k) Plan, as proxy, to act for and in the name of the undersigned, to vote all shares of Common Stock of the Company that have been allocated to the account of the undersigned under the Company 401(k) Plan, at the Special Meeting of Shareholders of the Company, to be held on January 22, 2016, and at any and all adjournments or postponements thereof, as indicated on the reverse side of this card. Under the terms of the Company 401(k) Plan, only the Trustee of the plan can vote the shares allocated to the accounts of the participants, even if such participants or their beneficiaries attend the Special Meeting in person.

Receipt of the Notice of the Special Meeting and the accompanying Proxy Statement is hereby acknowledged.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Your telephone or Internet vote authorizes the proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.